Exhibit 10.74

GLOBAL TELECOMMUNICATIONS
SERVICES AGREEMENT

by and between

WORLDSPAN SERVICES LIMITED

and

SOCIETE INTERNATIONALE DE
TELECOMMUNICATIONS AERONAUTIQUES

Table of Contents

ARTICLE 1 – DEFINITIONS

1.1	Definitions.
1.2	Other Definitional Provisions.

ARTICLE 2 – PROVISION OF SERVICES

2.1	Agreement to Provide.
2.2	Implementation.
2.3	Preferred Provider Commitment.
2.4	Orders for and Changes to the Services.
2.5	Compatibility of WSL Equipment.
2.6	Redesigns and Modifications to the Network.
2.7	Training and Documentation.
2.8	Access Providers.
2.9	Ongoing Cooperation/Performance Review Board.
2.10	[Intentionally Left Blank]
2.11	Operations and Procedures Document and SITA Asset Management Database.
2.12	Network/Service Management and Service Reports.
2.13	Optimization.
2.14	Contingency and Recovery.
2.15	Prevention of Unauthorized Use.

ARTICLE 3 – SITA STAFFING

3.1	Adequate Personnel.
3.2	Key SITA Personnel.
3.3	SITA Project Manager and Account Manager.

ARTICLE 4 – ADDITIONAL SERVICES

4.1	Additional Services.
4.2	Obligations with Respect to Additional Services.
4.3	Discontinued Services.
4.4	Service Upgrades.
4.5	Amendments to Service Levels/Performance Specifications.

ARTICLE 5 – CHARGES AND PAYMENTS

5.1	Charges.
5.2	Mid-Term Review.
5.3	Credits for Delays and Interruptions.
5.4	Invoices.
5.5	Billing Reviews and Audits.
5.6	Taxes.

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ARTICLE 6 – CERTAIN RIGHTS AND OBLIGATIONS OF SITA AND WSL

6.1	Third Party Warranties.
6.2	Obligation to Maintain Insurance
6.3	Lien Claims.
6.4	Access and Security.
6.5	Notification of Pending or Threatened Non-Performance.
6.6	SITA Equipment.
6.7	Content of Messages.

ARTICLE 7 – CONFIDENTIAL INFORMATION

7.1	Definition of Confidential Information.
7.2	Use and Protection of Confidential Information.
7.3	Disclosure of Confidential Information to Employees and Others.
7.4	Return or Destruction of Confidential Information.
7.5	Waivers.
7.6	Required Disclosure.
7.7	Remedies.

ARTICLE 8: REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Compliance with Laws.
8.2	Regulation.
8.3	Nature of Services.
8.4	Good Faith Performance.
8.5	Regulatory Reports.
8.6	Non-Interference and Other Matters
8.7	Authority and Good Standing.
8.8	No Conflict.
8.9	Valid, Binding and Enforceable.
8.10	Computer Viruses and Interconnectivity.
8.11	Quiet Enjoyment.
8.12	Date Compliance
8.13	[**]
8.14	Exclusive Warranties.

ARTICLE 9 – INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION; SOFTWARE LICENSE

9.1	Software and Data.
9.2	License.
9.3	Indemnification; Defense.
9.4	Notices.
9.5	Enjoined Use.

ARTICLE 10 – LIMITATION OF LIABILITY; THIRD PARTY CLAIMS

10.1	Indemnification of Third Party Claims.
10.2	LIMITATION OF LIABILITY AND LIMITED WARRANTY.
10.3	Liability Under Third Party Arrangements.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

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ARTICLE 11 – FORCE MAJEURE

11.1	Force Majeure Conditions and Effect.
11.2	Duty to Mitigate.
11.3	Performance Times.
11.4	Substitute Services.
11.5	Impact of Suspension or Termination of Affected Service Components
11.6	Other Remedies.

ARTICLE 12 – INDEPENDENT CONTRACTOR

ARTICLE 13 – TERM; TRANSITION OF SERVICES

13.1	Term of Agreement.
13.2	Transitional Support.
13.3	Hiring of Personnel.
13.4	Removal of Property.

ARTICLE 14 – TERMINATION AND REMEDIES

14.1	Termination by WSL.
14.2	Termination by SITA.
14.3	Partial Discontinuance.
14.4	Performance Pending Outcome of Disputes.

ARTICLE 15 – MISCELLANEOUS

15.1	Advertising or Publicity.
15.2	Successors and Assigns.
15.3	Assignment.
15.4	Subcontracting.
15.5	Notices.
15.6	Governing Law.
15.7	Construction.
15.8	Dispute Resolution.
15.9	Arbitration.
15.10	Modification, Amendment, Supplement or Waiver.
15.11	Labor Harmony Obligation.
15.12	Entirety of Agreement.
15.13	Severability.
15.14	Attachments
15.15	Headings of No Force or Effect.
15.16	Survival.
15.17	Counterparts.
15.18	Further Assurances.
15.19	Tariffs.

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GLOBAL TELECOMMUNICATIONS
SERVICES AGREEMENT

This GLOBAL TELECOMMUNICATIONS SERVICES AGREEMENT is effective as of the     day of                     , 2004, by and between, SOCIETE INTERNATIONALE DE TELECOMMUNICATIONS AERONAUTIQUES, a Belgian cooperative with registered offices at 14, avenue Henri Matisse, 1140 Brussels, Belgium and registered with the Registry of Companies of Brussels under the number B 217.548, and WORLDSPAN SERVICES LIMITED, an English limited liability company having registered offices at Axis House, 242 Bath Road, Hayes, Middlesex UB3 5AY.

W I T N E S S E T H :

WHEREAS, WORLDSPAN Services Limited is an Affiliate of WORLDSPAN, L.P., a member of Societe Internationale de Telecommunications Aeronautiques by virtue of the Tel ½ Agreement, and presently takes telecommunications service from SITA for use by its end-user population (generally the employees, contractors and agents of WORLDSPAN Services Limited, its Affiliates, and associated travel agents), as well as by WSL’s business partners and other entities;

WHEREAS, WORLDSPAN Services Limited desires to expand WSL’s use of SITA for the provision of domestic and international communications services designed to meet WSL’s service level requirements (as specified herein) in a more cost-effective manner, and, whereas, SITA desires to provide such communications services to WSL, as more particularly described herein; and

WHEREAS, the purpose of this Agreement is to set out the terms and conditions applicable to the supply by SITA to WSL of WSL’s requirements for telecommunications services, as more particularly described herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 – DEFINITIONS

1.1          Definitions.

Whenever used in this Agreement, the capitalized words and phrases listed below shall have the meanings given below.  Capitalized terms not otherwise defined in this Section 1.1 (Definitions) shall have the meanings ascribed to them elsewhere in the Articles of this Agreement or in the Attachments to this Agreement.

“Access Line” means the telecommunications capacity or facility that links an Installation Site to the SITA Backbone Network and provides the Installation Site with access to the SITA Backbone Network.  “Access Lines” shall include any associated equipment that is owned by the Access Provider that is supplying the Access Lines to link an Installation Site.  Access Lines may include international private line circuits (“IPLCs”) used to link an Installation Site to the SITA Backbone Network, where SITA does not operate the SITA Backbone Network within a particular country.

“Access Provider” means either SITA or a telecommunications services provider (e.g., a PTO) from which either SITA or WSL obtains Access Lines for use in connection with or as part of the Services.

“Additional Service” means a service that (a) supplements any Service or Service Component (respectively, a “Then-Current Service” and a “Then-Current Service Component”), (b) substitutes for any Then-Current Service or Then-Current Service Component, or (c) is a non-standard service WSL requests SITA to provide.  “Additional Service” includes all material revisions, enhancements, modifications, or improvements to a Then-Current Service or Then-Current Service Component other than a Service Upgrade.

“Affiliate” of a Party means any entity that is directly or indirectly controlling, controlled by, or under common control with such Party, and the directors, officers, employees and agents of all of them, when acting in their corporate capacities.  For purposes of this definition, “control” means (a) the ownership of at least 50 percent of the equity or beneficial interests of an entity, or (b) the right to appoint or ability to elect a majority of the board of directors or other governing body of such entity.  “Affiliate” shall also include any other entities that the Parties agree in writing to treat as such.

“Agency Direct Program” shall have the meaning set forth in Section 2.1(g) (Agreement to Provide).

“Agreement” means this Global Telecommunications Services Agreement by and between WORLDSPAN Services Limited and Societe Internationale de Telecommunications Aeronautiques, dated as of the Effective Date, including all Attachments hereto and other documents incorporated herein by reference.

“Assets” means SITA Equipment, the SITA Network, WSL or WLP owned or provided equipment, and Services Software utilized in connection with the provision of Services, including all associated intellectual property rights embodied therein such as patents, copyrights and trade secrets.

“Attachment” means any Attachment referenced in and appended to this Agreement and made a part hereof.  The Attachments as of the Effective Date are as follows:

Attachment BI	Billing and Invoices

Attachment IP	Implementation/Migration Plan

Attachment KP	Key SITA Personnel

Attachment ND	Form of Non-Disclosure Agreement for Third Parties

Attachment PS	Professional Services Statement of Work for Worldspan Global IP Migration

Attachment RC	Charges

Attachment SD	Service Description and Network Standards

Attachment SLA	Service Levels/Performance Specifications

Attachment TA	WSL Top Nominated Accounts

Attachment TH	Travel Agency Normal Business Hours

Attachment WF	Worldspan Forecast

“Business Day” means any day listed on Attachment TH that is not a national holiday at the affected location.

“Changes” shall have the meaning set forth in Section 2.4(e) (Orders for and Changes to the Services).

“Charges” means the rates and charges for Services set forth in Attachment RC, as modified from time to time as permitted under or required by this Agreement.

“Committed Delivery Date” means the date set forth in Attachment IP or Attachment SLA or, if no such date is set forth in either Attachment, the date mutually agreed upon by WSL and SITA in accordance with Section 2.4(b) (Orders for and Changes to the Services) for the installation of a Service Component at a particular Installation Site.

“Confidential Information” shall have the meaning set forth in Section 7.1 (Definition of Confidential Information).

“Contract Year” means a 12-month period during the Term.  The first Contract Year shall commence on the first day of the first month following the Effective Date, and each subsequent Contract Year shall commence on a succeeding anniversary thereof.

“Defaulting Party” shall have the meaning set forth in Section 14.4(b) (Performance Pending Outcome of Disputes).

“Delay” means a delay in the implementation, completion, delivery, addition, deletion, move, or modification of any Service or Service Component beyond the Committed Delivery Date, provided that Delay shall not include time (a) to the extent attributable to WSL’s actions or failures to act as required under this Agreement, including denying SITA access to an Installation Site to the extent that the time allowed for installation is extended under Section 6.4(c) (Access and Security); (b) that is excused under Section 11.1 (Force Majeure Conditions and Effect); or (c) to the extent attributable to an Access Provider through no fault of SITA.

“Discontinued Service” shall have the meaning set forth in Section 4.3 (Discontinued Services).

“Documentation” means those materials in SITA’s possession (or reasonably available to SITA but not to WSL) in hard copy or electronic form, as applicable, that are necessary for, or useful in, WSL’s use of any Service or Services Software and that are normally made available by SITA or through SITA (where a service or software is obtained by SITA from a third party vendor) in the ordinary course of its business to customers similar to or smaller than WSL in terms of annual spend and name recognition.  Documentation includes reference manuals and guides, operational and technical bulletins and reports, equipment location within Installation Sites, engineering designs/schematics of the Installation Site configuration and of access to the SITA Backbone Network as provided to WSL hereunder, and similar materials, but does not include the Services Software.

“Due Date” shall have the meaning set forth in Section 5.4(d) (Invoices).

“Effective Date” means February 1, 2004.

“Executive Management” shall have the meaning set forth in Section 15.8 (Dispute Resolution).

“Equant” shall have the meaning set forth in Section 15.4.

“Force Majeure Conditions” shall have the meaning set forth in Section 11.1(a) (Force Majeure Conditions and Effect).

“Frame Relay Services” or “FRS” means the specific frame relay services to be provided by SITA in conformance with the Specifications, including Attachment SLA and Attachment SD, in support of WSL’s data traffic requirements.

“Help Desk” means the central point of support for all authorized WSL technical personnel.

“Initial Implementation” shall have been the meaning set forth in Section 2.2(a) (Implementation).

“Initial Term” shall have the meaning set forth in Section 13.1 (Term of Agreement).

“Installation Site” means any location for which WSL orders one or more Service Components and to which SITA provides a Service or Service Component.

“Intellectual Property” means copyright, trade mark, design, patent, semi-conductor or circuit layout rights, trade or other proprietary right or rights of registration and any other rights in intellectual property which are recognized or protected under law.

“Interruption” means the period of time (measured in minutes) during which any Service or Service Component fails to meet any applicable Service Level/Performance Specification.  Interruptions shall exclude only the following periods of time during which a Service or Service Component is not performing in accordance with the Service Levels/Performance Specifications:  (a) scheduled maintenance of which WSL had been notified at least 48 hours in advance, as consented to by WSL and which occurs outside of Normal Business Hours; (b) Force Majeure Conditions”; (c) for purposes of NPA only, interruptions attributable solely to an Access Provider through no fault of SITA; (d) interruptions which are attributable to WSL.

“IP VPN” means those services provided by SITA utilizing Frame Relay access to connect to SITA’s IP VPN service, as more fully described in the “IP VPN” Service Description in Attachment SD.

“Key SITA Personnel” means those SITA personnel dedicated to the provision of Services and identified by title in Section 3.2 (Key SITA Personnel) or Attachment KP.

“Lien Claim” shall have the meaning set forth in Section 6.3(b) (Lien Claims).

“Managed DSL” shall mean that service whereby SITA procures and provides DSL local connections into its’ Internet Protocol Service Node (“IPSN”) [termination points (nodes), as more fully described in the “Managed DSL IPSN” Service Description in Attachment SD.

“Managed ISP” shall mean any third party ISP services contracted by SITA for WSL (usually for the use of Worldspan Owned Users) as more fully described in the “Managed ISP” Service Description in Attachment SD.

“Management Point of Demarcation” (“MPD”) means the point on each end of the Service from, but not including, the WSL data terminal equipment (e.g., router, multiplexer) interface port, which point is used to define the parties’ respective responsibilities under the Agreement.  The SITA side of the MPD is the point from which performance of the Service Component shall be measured and SITA shall have end-to-end transport and associated provisioning, operations, and network management responsibilities under this Agreement.  The SITA side of the MPD may be Service-specific, but in all cases includes the Network Termination Unit (NTU) and customer premises equipment (e.g., router), supplied by SITA to WSL on the WSL Installation Site in connection with the Services, as well as the Network over which the Services are provided.  The SITA side of the MPD does not include WSL-owned or WSL-provided data terminating equipment (e.g., router, multiplexer, etc.) on the Installation Site, all of which are on the WSL side of the MPD.

“Mandatory Service Upgrade” shall have the meaning set forth in Section 2.6 (Redesigns and Modifications to the Network).

“Modifications” shall have the meaning set forth in Section 2.2(b) (Implementation).

“Monopoly Provider” shall have the meaning set forth in Section 15.4(a) (Subcontracting).

“Network” means the configuration of the SITA Backbone Network, Access Lines and SITA Equipment used to provide the Services.

“Network Modification” shall have the meaning set forth in Section 2.6 (Redesigns and Modifications to the Network).

“Network Standards” means the “ANSI”, “CCITT”, “ISO” and generally accepted airline interconnection standards applicable to the Services and the specific standards identified on Attachment SD.

“New Services” shall have the meaning set forth in Section 2.4(a) (Orders for and Changes to the Services).

“Normal Business Hours” at an Installation Site means the standard travel agency business hours within the applicable country, as set forth in Attachment TH, unless otherwise agreed by the Parties in writing on a location or Installation Site specific basis.

“Optional Service Upgrade” means a Service Upgrade that WSL has the option of taking advantage of or rejecting (i.e., that is not mandatory to all customers of the Service).

“Order” shall have the meaning set forth in Section 2.4(a) (Orders for and Changes to the Services), and includes Standard Orders and New Orders.  Orders must be placed on a SITA Order Form, unless otherwise agreed by the Parties in writing.

“Party” means either WORLDSPAN Services Limited or Societe Internationale de Telecommunications Aeronautiques; “Parties” means both WORLDSPAN Services Limited and Societe Internationale de Telecommunications Aeronautiques.

“Preferred Provider Commitment” shall have the meaning set forth in Section 2.3 (Preferred Provider Commitment).

“PTOs” means duly licensed or authorized public telecommunications operators (whether state owned/controlled or privately owned/controlled).

“Response Target” shall have the meaning set forth in Section 2.4(b) (Orders for and Changes to the Services).

“Revised Committed Delivery Date” shall have the meaning set forth in Section 2.4(g).

“Security Requirements” means all reasonable WSL security requirements and procedures disclosed to or known by SITA as may be amended from time to time, including the security requirements and procedures set forth in this Agreement.

“Service” or “Services” means the communications services, for the transmission of writing, signs, signals, pictures, sounds (excluding voice services except where SITA is legally allowed to provide such services to its customers directly and SITA accepts an Order for voice Services submitted by WSL), data and other information of all kinds between the points of origin and reception of such transmission, obtained by SITA and provided to WSL under this Agreement in conformance with the Service Levels/Performance Specifications, including the facilities and capacity supporting such communications services irrespective of transmission media, protocols or technology and the management of Access Providers.  As of the Effective Date, the Services specifically include Frame Relay Service, X.25 Service, Managed DSL, Managed ISP, IP VPN, associated Access Lines and all other Services described in Attachment SD.

“Service Component” means one or more elements in a communication path or connection between SITA’s MPDs at each end of the communication path for a Service at an Installation Site.

“Service Credit/SCU” shall have the meaning set forth in Section 5.3 (Credits for Delays and Interruptions).

“Service Description” means the description of each Service set forth in Attachment SD.

“Service Levels/Performance Specifications” means the performance requirements set forth in Attachment SLA, which may be modified as agreed by the Parties (a) to incorporate any generally available service guarantee or assurance program that is offered by SITA to commercial customers and for which WSL would qualify, (b) on an annual basis, to reflect improvements in performance of the Services during the preceding 12-month period, or (c) as otherwise provided in this Agreement.  The Parties’ representatives shall update Attachment SLA from time to time, to add performance requirements and credits and remedies associated therewith where a new service guarantee or assurance program supplements the performance requirements set forth in Attachment SLA.

“Service Upgrade” means any revision, improvement, enhancement, modification or addition to a Service or Service Component (including increases in the functionality or improvements in performance) that is developed by or for SITA (or a SITA Agent) and is made available by SITA to a substantial number of its commercial customers comparable to or smaller than WSL (or implemented by SITA in the Network) without charge.

“Services Software” means software that is customarily provided by SITA as part of its standard offering to facilitate its customers’ ability to read and manipulate SITA’s invoices, but specifically does not include SITATEX Software and/or enhancements thereof.

“Shortfall Amount” shall have the meaning set forth in Section 2.3(c) (Preferred Provider Commitment).

“SITA” means Societe Internationale de Telecommunications Aeronautiques and those Affiliates of SITA and SITA Agents providing any part of the Services or Service Components.

“SITA Agent” means any contractor, subcontractor, supplier, materialman, laborer or other third party that is not an Affiliate of SITA and with which SITA has contracted to be involved in the provision of Services or Service Components but does not include Access Providers.

“SITA Asset Management Database” means a database inventorying all SITA supplied Assets located at an Installation Site that form part of the Services or that are used in connection with the Services.

“SITA Backbone Network” means the configuration of communications capacity and equipment owned or subcontracted and controlled, managed and maintained by SITA (excluding Access Lines) through which SITA provides services to its customers, including capacity and equipment provided by SITA Agents or Access Providers in connection with the provision of Services.

“SITA Confidential Information” shall have the meaning set forth in Section 7.1 (Definition of Confidential Information).

“SITA Equipment” means SITA-provided equipment (including software) that is located at an Installation Site or connected to Access Lines in order for WSL to use a Service.

“SITA Order Form” means a completed order form, in a format to be mutually agreed upon by the Parties, issued by an authorized representative of WSL to SITA with respect to the provision, deletion or relocation of a Service or Service Component at a particular Installation Site pursuant to the terms of this Agreement.

“SITA Personnel” means those personnel employed by SITA (including SITA Agents) whose functions or job assignments directly relate in whole or in part to the provision of Services.  SITA Personnel shall include Key SITA Personnel.

“SITA Services Personnel” shall have the meaning set forth in Section 3.1 (Adequate Personnel).

“Specification” means any specifically identified and measurable operational or performance requirement for Services or Service Components imposed on SITA by this Agreement, as modified from time to time as permitted or required under this Agreement.  Specifications include the Service Levels/Performance Specifications, Service Description and Network Standards.

“Taxes” shall have the meaning set forth in Section 5.6(a) (Taxes).

“Tel½ Contract” means the agreement between SITA and WORLDSPAN Services Limited, entered into on August 5, 1992.

“Temporary Period of Suspension” shall have the meaning set forth in Section 11.4 (Substitute Services).

“Term” means the term of this Agreement, as set forth in Section 13.1 (Term of Agreement).

“Transition Period A” shall have the meaning set forth in Section 13.2(b) (Transitional Support).

“Transition Period B” shall have the meaning set forth in Section 13.2(c) (Transitional Support).

“Worldspan Owned Users” shall mean users designated by Worldspan (through the ordering process) as “Worldspan Owned Users” and, as a result, are to be served under the terms of this Agreement by SITA and invoiced to Worldspan.

“WSL” means WORLDSPAN Services Limited and any WSL Affiliate that receives Services under the Agreement.

“WSL Confidential Information” shall have the meaning set forth in Section 7.1 (Definition of Confidential Information).

“WSL Purchases” means the aggregate Charges paid by WSL to SITA for all Services obtained by WSL (including for Worldspan Owned Users) for the applicable period, provided, however, that if SITA invoices WSL Charges for Services obtained by WSL during the applicable Contract Year or other applicable period after the end of such Year or period, WSL Purchases shall be calculated after SITA has received payment of such invoices.  WSL Purchases shall be calculated prior to the application of any Service Credits/SCUs to which WSL or SITA is entitled under this Agreement.  WSL Purchases shall not include Taxes.

“WSL Top Nominated Accounts” means those Worldspan Owned Users set forth in Attachment TA, as modified from time to time by WSL, provided, however, that, unless otherwise agreed by SITA, the number of WSL Top Nominated Accounts may not exceed 20.

“15% Threshold” shall have the meaning set forth in Section 2.4(i) (Orders for and Changes to the Services).

“$” means U.S. Dollars.

1.2          Other Definitional Provisions.

The terms defined in the Articles of this Agreement, in the Attachments to this Agreement or in the tariffs include the plural as well as the singular.  Unless otherwise expressly stated, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.  “Article”, “Section”, “Subsection” and “Attachment” references refer to articles, sections and subsections of, and attachments to, this Agreement.  The words “include” and “including” shall not be construed as terms of limitation.  Unless otherwise expressly stated herein, the words “day,” “month,” and “year” mean, respectively, calendar day, calendar month and calendar year, and the words “writing” or “written” mean preserved or presented in retrievable or reproducible form, whether electronic (except for voice mail) or hard copy.  The word “or” shall mean “and/or” unless the context specifically requires otherwise.  For drafting purposes, numbers between 1 and 5 are written as “one”, “two”, “three”, “four”, and “five”.  Numbers higher than five are denoted by their Arabic numeral (e.g., 6, 7, 8, 9, 10).  Any terms used in this Agreement for which a definition is not expressly set forth herein shall have the customary meaning attributed to such terms within the industry.

ARTICLE 2 — PROVISION OF SERVICES

2.1          Agreement to Provide.

(a)           WSL has entered into this Agreement with SITA in order to efficiently and cost-effectively provide communications and related Services to WSL (and for the benefit of Worldspan Owned Users making use of the Services through WSL) within, to and from certain geographic areas in which WSL and its associated travel agencies and other customers operate.  SITA is prepared to provide communications service in accordance with the terms of this Agreement.  Accordingly, subject to the terms and conditions of this Agreement and in consideration of the payments described in Article 5 (Charges and Payments), SITA agrees to design, operate, manage, maintain, procure (where appropriate) and provide the Services to WSL and Worldspan Owned Users in accordance with the Specifications.  Except as set forth herein to the contrary, the terms and conditions of this Agreement shall not apply to services that SITA provides to WSL as of the Effective Date under other contracts, agreements or arrangements already in existence between the Parties.  This Agreement supersedes and replaces the following agreements upon the Effective Date of the present Agreement:

(i)            Agreement for Telecommunications Services between Worldspan, L.P. and SITA s.c. with an effective date of 01 January 1999, as amended (known as the “Asia PacAgreement”; and

(ii)           Global Telecommunications Services Agreement between Worldspan Services Limited and SITA s.c. dated 8 May 2000, with an effective date of 01 June 2000, as amended(known as the “Pan EuroAgreement”).

(b)           Except as otherwise provided herein, specifically, SITA shall only provide the Services in the countries/areas as specified in Attachment RC.

(c)           The Charges set forth in Attachment RC shall become effective on the first day of the first month following the Effective Date, provided that SITA may have up to the first day of the second monthly billing period following the Effective Date or execution and delivery of any amendment which modifies Attachment RC to implement such Charges in its billing systems if SITA credits WSL on the invoice for such second monthly billing period an amount equal to the difference between the Charges that WSL was billed for the Services and the Charges that WSL should have been billed under this Agreement prior to implementation of such Charges in SITA’s billing system.

(d)           The Services provided pursuant to this Agreement may be connected by WSL to other services provided by SITA, or to any services provided by WSL itself or by another vendor (“Interconnected Services”).  To facilitate such connection, the Services shall comply throughout the Term with the Network Standards.  WSL shall obtain SITA’s consent, which shall not unreasonably be withheld or delayed, before directly connecting the Services with the Interconnected Services (i.e., connection of the Service to the Interconnected Services without routing through WSL customer premises equipment on the WSL side of the MPD).  SITA shall grant such consent if the Interconnected Services meet the appropriate technical criteria, unless such direct connection is prohibited by regulation or law in the affected jurisdiction.

(e)           Subject to Section 2.3 (Preferred Provider Commitment), the fact that a Service is provided or offered by SITA does not obligate WSL to purchase it from SITA under this Agreement or any other agreement.  Nothing in this Agreement creates any form of exclusive relationship between the Parties.

(f)            Under the terms of this Agreement, SITA may connect WSL (and upon request by WSL, SITA may also connect Worldspan Owned Users) to the Network, and allow WSL and such Worldspan Owned Users to use the Services hereunder for the purpose of supporting their communication and business requirements.  In no event shall WSL resell the Services to such entities or the general public; provided, however, that this prohibition shall not be deemed to prevent WSL from providing access to, or use of, the Services by its commercial customers as part of WSL’s provision of reservation-related services to such customers subject in all cases to WSL’s compliance with all applicable legislation and regulations. WORLDSPAN Services Limited shall remain SITA’s customer of record for Services or Service Components provided to Worldspan Owned Users. As such, WORLDSPAN Services Limited shall remain contractually, legally and financially responsible and primarily liable hereunder for the performance of all obligations, fulfillment of all terms and conditions, and payment of any charges for Services rendered hereunder to WSL and any Worldspan Owned Users.  WSL shall place all Orders for Services provided to Worldspan Owned Users in accordance with the ordering processes set forth in the Agreement.  SITA shall remain contractually, legally and financially responsible and primarily liable hereunder to WSL for the performance of all obligations, fulfillment of all terms and conditions and rendering of Services to Users as such Services are provided to WSL hereunder, including, for example, in determining WSL’s compliance with Section 2.3 (Preferred Provider Commitment), and SITA’s compliance with the Service Levels/Performance Specifications.  In short, Service Components provided to Worldspan Owned Users shall be treated as Service Components provided to WSL.  To facilitate Worldspan Owned Users’ compliance with the terms and conditions set forth in this Agreement, SITA acknowledges and agrees that WSL may provide a copy of the Agreement to Worldspan Owned Users, except for Attachment RC, any other information relating to pricing, and insurance and limitation of liability provisions, subject to Section 7.3(a)(Disclosure of Confidential Information to Employees and Others).

(g)           The Parties hereby acknowledge that they are evaluating and discussing the possible means of cooperation on an “Agency Direct Program” whereby WSL could refer certain end-user travel agency communications customers to SITA and SITA would contract with such travel agencies directly for the provision of communications services.

(h)           Nothing contained in this Agreement shall require any Party to take any action prohibited, or omit to take any action required, by any agency or governmental authority of competent jurisdiction.

2.2          Implementation.

(a)           SITA shall install the Services, and any changes or modifications thereto, in accordance with the terms and conditions of this Agreement.  The Initial Implementation shall comply with and be defined by the schedule and procedures set forth in the implementation and migration plans in Attachment IP, at the Installation Sites set forth therein.  During Initial Implementation WSL shall not be obligated to submit separate SITA Order Forms therefore, however, WSL must provide SITA with a spreadsheet or other suitable documentation that includes information required by SITA to perform the Services at each Installation Site which comprises the Initial Installation provided that WSL rights to change such implementation as specified in Section 2.4(e) (Orders for and Changes to the Services) shall not be waived.  Performance of the Services shall be undertaken by SITA in cooperation with WSL and in such a manner as to minimize disruption to WSL during service installation, operation, maintenance and disconnection.

(b)           SITA and WSL shall jointly manage WSL’s (and, at WSL’s request, the Worldspan Owned Users’),transition to certain new services described herein from the existing legacy telecommunications services currently provided by SITA.  The implementation of Services and Service Components shall take place in accordance with the schedule and procedures set forth in Attachment IP and/or SITA Order Forms and shall be undertaken with minimal interruption in the Service provided to WSL (or the Worldspan Owned Users).  WSL shall provide all reasonably necessary support and provide, on a timely basis, all information reasonably requested by SITA in respect of such implementation.

(c)           Throughout the Implementation, SITA shall provide WSL with a dedicated project team in accordance with Section 3.3(c) (SITA Project Team) until WSL is deemed to have accepted the Services as provided in Attachment IP at the final Installation Site on Attachment IP.

(d)           During all stages of the implementation of the Services and Service Components the Parties’ representatives shall meet every two weeks to review the status of the implementation.  SITA shall at all times provide adequate engineering and support to work with WSL’s representatives to successfully implement Services at the Installation Sites within the schedule set forth in Attachment IP and to work with WSL’s representatives in designing, implementing and ordering new designs that will be implemented on the SITA platform.  On a weekly basis, SITA shall supply WSL with reports measuring the progress of the implementation against Attachment IP.  WSL may require more frequent meetings or status reports if it reasonably believes that SITA may either fail to meet the schedules set forth in Attachment IP or fail to provide Services and Service Components in compliance with the Service Levels/Performance Specifications, or both.

(e)           SITA’s implementation of the Services and all Orders and Service Upgrades with respect thereto shall be performed (i) in conformity with reasonable precautions designed to promote safety and prevent personal injury to persons or property at each lnstallation Site, and (ii) in such a manner as will not unreasonably delay, restrict, impose any task, cost or obligation (other than those set forth in this Agreement), or interfere with the operation or use of any Installation Site, except as may have been previously agreed.

(f)            If SITA is notified by WSL that its acts or omissions to act will place WSL in violation of any insurance policy, mortgage, lease or rules governing activity at any Installation Site, SITA shall immediately correct or remedy any such act or omission.  Such correction or remedy shall be at no expense or liability to SITA to the extent that such acts or omissions complained of are compliant with the terms of this Agreement and are not otherwise wrongful.

2.3          Preferred Provider Commitment.

(a)           By the end of each Contract Year (commencing at the conclusion of the first full Contract Year), WSL agrees that the total of amount of WSL Purchases for Covered Services during such Contract Year will be at least [**]% of WSL’s total communications payables (after application of all credits and discounts, and excluding all Taxes, governmental charges or other charges passed through by WSL’s providers) for Covered Services (as defined in Subsection (b) below) the in the In-Scope Regions (as defined in Subsection (b) below (in the aggregate) (collectively, the “Covered Payables”).

(b)           “Covered Services” shall include those types of Services covered by Attachment RC – Charges, as may be updated from time to time by agreement of the Parties, and to the extent such Services are provided in those countries or other geographical areas designated under Attachment RC - Charges (the “In-Scope Regions”) (e.g. IP-based Virtual Private Network Services; Managed Digital Subscriber Line (DSL) Access and Managed Internet Service Provider (ISP) Service; Managed Data Network (MDNS) Services including Airline Link Control (ALC), Synchronous Data Link Control (SDLC) and X.25 and AX.25 Services; Frame Relay and LAN Access Services, Intranet Connect Service, ISDN and PSTN Dial Back Up Services and High Speed Data Service (HTDS) Services) as may be updated from time to time by agreement of the Parties, or any Additional Service or New Service purchased by WSL as a substitute for any of the foregoing.  For purposes of determining whether WSL delivered [**]% of the Covered Payables to SITA, Covered Services shall exclude the following:

(i.)       voice services, professional or consulting services, network management services, equipment purchases or leases, or Internet security services; or

(ii.)      any service that is a Covered Service eligible but is similar to, or a reasonable substitute for, any Service or Service Component that is discontinued or terminated by WSL pursuant to any section of this Agreement or any applicable tariff that permits WSL to cancel, terminate or

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

discontinue such Service or Service Component for cause or without liability for early termination charges.

(c)           Covered Payables include charges paid or payable by WSL for Covered Services, whether provided by SITA or any of SITA’s competitors including, but not limited to, long-distance suppliers, local exchange suppliers, and PTO’s.  However, Covered Payables shall exclude the following:

(i.)       any amounts WSL must pay to other providers or carriers as the result of a contractual commitment in existence on or before the Effective Date (as specifically identified in Attachment RC - Charges for certain Services in certain In-Scope Countries);

(ii.)      any amounts due or payable by WSL for communication related services used to support any business activity other than WSL’s travel reservation-related business;

(iii.)     any amounts due or payable for alternative or substitute services used by WSL as a replacement or temporary substitute for any Service or Service Component experiencing an Interruption or Outage or is unavailable to WSL due to a Force Majeure Condition;

For the purpose of determining WSL’s compliance with the Preferred Provider Commitment only, the following shall be counted as WSL Purchases:

(i.)       any amounts that would have been paid to WSL for Services or Service Components but for a Force Majeure Condition;

(ii.)      any amounts that would have been paid to SITA for a Covered Service but for SITA’s failure, refusal or inability to provide such Service or Service Component on the terms and conditions specified in this Agreement for any reason unless SITA’s failure, refusal or inability to provide any such Service or Service Component results from the failure of WSL to perform any of its obligation(s) hereunder; or

(iii.)     any amounts that would have been paid to SITA for a Covered Service but for WSL’s temporary suspension of the Services in accordance with Section 2.14(b)(viii) (Contingency and Recovery) or Section 11.4 (Substitute Services) or WSL’s use of alternative service in accordance with Section 5.3 (Credits for Delays and Interruptions).

(d)           If SITA wishes to verify WSL compliance with the Preferred Provider Commitment, SITA may rely on the following steps as needed for resolution of the matter: (i) first invoke the billing dispute resolution procedure set forth in Section 5.5(b) (Audits and inspections); (ii) next invoke the general dispute resolution procedure but not to the point of arbitration (Section 15.8, Dispute Resolution); (iii) next seek an audit in accordance with Subsection (e) below; and (iv) finally, invoke arbitration Section 15.9 (Arbitration). If it is determined that WSL has not met its Preferred Provider Commitment for the previous Contract Year, SITA shall invoice WSL for the difference between the amount of Covered Payables delivered to SITA and [**]% of the total Covered Payables (the “Shortfall Amount”).  WSL agrees to pay SITA the Shortfall Amount within 30 days of WSL’s receipt of the invoice containing the Shortfall Amount.  To exercise this provision, SITA must submit a written notice to WSL (at least 30 days in advance) requesting verification of WSL compliance within 6 months following the end of the Contract Year that is the subject of the verification.  SITA may not seek to verify WSL’s compliance with the Preferred Provider Commitment more than once for any single Contract Year.

(e)           Preferred Provider Commitment Verification

(i)            Subject to WSL’s reasonable security requirements, SITA may only employ the assistance of one of the following entities, Arthur Andersen, KPMG International, Pricewaterhouse Coopers, Deloitte & Touche LLP or Ernst & Young LLP, any successors thereto or, with WSL’s consent, which shall not be unreasonably withheld, other auditors (“SITA’s agents”) to audit WSL’s invoices related to the Covered Payables to assess WSL’s compliance with the Preferred Provider Commitment pursuant to Section 2.3(e).  WSL shall provide SITA’s agents access to all information in WSL’s possession relevant to calculating the Covered Payables, subject to the confidentiality obligations imposed on WSL by providers of the Covered Services.  SITA shall cause any SITA agent retained for this purpose to execute a non-disclosure agreement in favor of WSL with requirements at least as stringent as those contained in the form of agreement set forth in Attachment ND or such other non-disclosure agreement as the Parties agree.  Such audit or inspection shall take

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

place at a time and place agreed upon by the Parties, and shall commence no later than 30 days after notice thereof to WSL.  SITA shall have no right to audit WSL except through the services of a SITA agent.

(ii)           SITA shall provide WSL with reasonable advance notice of any audit or inspection.  WSL shall cooperate fully in any SITA audit or inspection, providing SITA’s agent reasonable access to:  (A) any and all WSL Personnel, business premises to which Covered Services are provided and (B) WSL’s books, records and other documents reasonably necessary to assess WSL’s compliance with the Preferred Provider Commitment.  To the extent that the books, records, and other documents described in the preceding sentence are located at business premises or sites other than WSL’s facilities in its principal place of business in the United States, WSL shall make arrangements to provide SITA’s agent with those books, records and other documents in its principal place of business in the United States or such other location as the parties mutually agree.  In the event that a SITA agent determines that its audit cannot be successfully conducted without access to the remote locations from which Covered Services are being provided, WSL shall provide SITA’s agent full access to the remote locations.  WSL may redact from its books, records and other documents provided to SITA’s agent any information that reveals the identity or confidential information of customers or other providers of WSL or WSL Confidential Information that is not relevant to the purposes of the audit.

(iii)          Audits and inspections shall be at SITA’s expense, subject to reimbursement by WSL for the actual costs of conducting the audit, not to exceed $50,000, if an audit finds variances in WSL’s performance from the Preferred Provider Commitment requirements hereof that results in payment of a Shortfall amount by WSL.

(iv)          If any audit discloses a potential Shortfall Amount, the audit results and recommendations shall be referred to the Parties’ Project Managers for resolution.  If the Project Managers cannot, within 30 days of their receipt of such audit, resolve any dispute over the results of such audit and agree upon appropriate action to be taken in light thereof, any unresolved matters shall be escalated in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration) for prompt resolution.

(v)           At no additional charge to SITA, WSL shall:  (A) retain records and supporting documentation sufficient to reasonably document the Covered Payables for at least twelve months after termination or expiration of this Agreement, and (B) upon notice from SITA, provide SITA and a SITA agent with reasonable access to such records and documentation.

2.4           Orders for and Changes to the Services.

(a)           Subject to the requirements of this Agreement, WSL may at any time add, delete or relocate Services or Service Components for which Charges are set forth in this Agreement at Installation Sites, add Installation Sites or modify (e.g., by increasing or decreasing bandwidth within levels for which there are Charges set forth in Attachment RC) such Services or Service Components (each a “Standard Order”) by sending SITA a complete and accurate SITA Order Form in English electronically.  Subject to the provisions hereunder, a Standard Order (and its corresponding SITA Order Form) shall be effective upon validation by SITA.  No preprinted or standard terms of any such SITA Order Form (including any references to individual circuit terms or commitments) shall be of any force or effect nor shall any terms on the SITA Order Form supplement, supersede or replace the terms of this Agreement.  With respect to orders for Services for which Charges are not set forth in this Agreement, including non-standard orders for Services (e.g., Services in a geographic location not listed on Attachment RC) (“New Services”), WSL may submit a SITA Order Form to SITA for such New Services (“New Order”).  WSL may submit non-standard orders for Services to its SITA Account Manager.  SITA shall provide WSL with information regarding a non-standard order for Services in accordance with Article 4 (Additional Services), but in no event more than 10 Business Days after receipt of such New Order.  The Parties shall mutually agree upon Installation Sites, Charges (which shall reflect prices and discounts commensurate with the overall size of the Parties’ relationship and the savings reflected in the Charges established in this Agreement for the Services), and any other terms, descriptions and information applicable to a New Order, and a New Order (and its corresponding SITA Order Form) shall only be effective when mutually agreed upon and executed by duly authorized representatives of both SITA and WSL.  Upon the execution of a New Order, the New Services or New Service Components included in it shall be considered

Services for all purposes under this Agreement, including calculation of WSL Purchases, and the provision of such New Services shall be governed by this Agreement.  SITA hereby warrants that, as of the Effective Date, all Services identified in this Agreement are available for purchase by WSL at the initial Installation Sites and SITA is authorized to provide such Services in accordance with applicable regulations and law, subject to availability, any exclusions or exceptions under applicable regulations or law as identified in Attachment IP.  Installation intervals shall begin on the Business Day following SITA’s acknowledgement of receipt of an accurate and complete SITA Order Form from WSL in accordance with Section 2.4(c).  Installation Intervals shall be in accordance with time frames set out in Attachment IP or Attachment SLA, if applicable, or otherwise in accordance with such time frames as mutually agreed by the parties.

(b)           The installation interval for any Order shall be no longer than the period specified in Attachment IP or Attachment SLA, as the case may be.  Where no interval is specified in Attachment IP or Attachment SLA, SITA shall provide WSL with its proposed installation date within five Business Days after validation of the Order (“Response Target”).  In the event that SITA fails to meet the Response Target Threshold, SITA shall grant WSL the Service Credits/SCUs as specified in Attachment SLA.  WSL and SITA shall establish an appropriate installation interval for the Service Component (i.e., the Committed Delivery Date).  In the event that SITA fails to meet the Committed Delivery Date (i.e., there is a Delay), and upon request by WSL, SITA shall install a “Quick Start” connection (i.e. a dial solution) where available within five (5) Business Days, at SITA’s expense.

(c)           SITA shall as soon as possible, but in no event more than five Business Days after its receipt of an Order, either acknowledge receipt of an accurate and complete SITA Order Form or inform WSL whether the Order is inaccurate or incomplete.  If SITA so notifies WSL within such five Business Day period, the installation interval shall commence when the deficiency is cured by WSL and the revised Order is acknowledged by SITA.  If SITA fails to either acknowledge receipt of an accurate and complete SITA Order Form or notify WSL within such period that the Order is incomplete or inaccurate, the Order shall be deemed accurate and complete as of the fifth Business Day following SITA’s receipt of the Order.  An installation is complete when the newly-installed Service Component is deemed to be accepted by WSL in accordance with Attachment IP.

(d)           Orders must be submitted electronically by an authorized representative of WSL and will normally be evidenced by a WSL CMF or pseudo CMF or purchase order number, provided that these requirements shall be deemed satisfied by the “on line” entry of an order into the appropriate SITA database by an authorized representative of WSL.  WSL shall place all Orders for Services, including those provided to Worldspan Owned Users, from a single WSL location, which location WSL shall designate to SITA, and which WSL may change from time to time by written notice to SITA.  Once an Order is submitted, SITA shall prepare the necessary documentation, distribute such documentation to WSL and the SITA Personnel and vendor(s) responsible for implementing the Order, execute Orders in accordance with the Specifications, and update and maintain accurate records in all related administrative databases.  If SITA receives an Order in its on line database that originates from an electronic address of an authorized WSL representative, SITA may, for purposes of this Section 2.4(d), rely on the Order as being placed by an authorized representative of WSL without seeking further verification that the Order was placed by the individual from whose electronic address it originated.  SITA shall track the progress of Orders, verify Order correctness and completion, and work with WSL to ensure billing accuracy.  SITA shall provide pre-designated WSL contacts with regular status reports before, during and upon Order fulfillment.  In addition, SITA shall provide WSL with bi-weekly Order tracking reports, which will, at a minimum, contain the date that SITA received the Order, the Committed Delivery Date, the status of the Order and date on which the Services or Service Components set forth in the Order were installed and accepted in accordance with Attachment IP, and will make available to WSL, at no additional cost, an on line Order tracking database.

(e)           Subject to Subsection 2.4(g), WSL may modify any previously accepted Order or the initial implementation of Services, cancel, suspend or delay the implementation, deletion or relocation of any Service or Service Component, or change Installation Sites (collectively, “Changes”) if its business needs so require by providing SITA with written notice thereof as soon as possible.  WSL shall provide SITA written notice of any Changes at least five Business Days prior to the Committed Delivery Date.

(f)            Within 30 days following the Effective Date, SITA shall advise WSL of the standard configuration of the Service (“Standard Requirements”) necessary for WSL equipment to interface correctly with the Services, and shall advise WSL in writing within a reasonable timeframe of any modifications to the Standard Requirements.  Where the Services at an Installation Site are being provided using a custom configuration, SITA shall, as far in advance of the Committed Delivery Date as is reasonably possible, advise WSL in writing of the custom configurations necessary for WSL equipment at an Installation Site to interface correctly with the Services.  Notwithstanding the preceding, SITA shall not be required to provide an on-site review of WSL equipment at each Installation Site.

(g)           Prior to the Committed Delivery Date and in conformance with Attachment IP, WSL shall prepare the Installation Sites for the implementation of such Services and provide space, equipment, power and outlets necessary to utilize the Services in accordance with SITA’s reasonable requirements, which will be provided to WSL in accordance with Section 2.4(e) above.

In any case in which WSL delays implementation of the Services as described in this Section 2.4(g), the Parties shall agree upon a “Revised Committed Delivery Date”, which date shall be as soon as reasonably possible after the event triggering the delay, and which date shall thereafter be treated as the Committed Delivery Date for the Service at the affected Installation Site.  The requirements of this Section 2.4(g) shall apply to the implementation of Services set forth in Attachment IP and to any Order placed by WSL.

(h)           SITA shall provide WSL written notice of any anticipated Delay within five Business Days prior to the Committed Delivery Date or immediately if the Committed Delivery Date is less than five Business Days thereafter(“SITA Delay Notice”).  In the event that SITA fails to meet the Delay Threshold, SITA shall grant WSL Service Credits/SCUs as specified in Attachment SLA.

(i)            SITA shall designate WSL as a major account.  As such, SITA shall give the highest priority to all expedite Orders placed by WSL and shall use good faith and best efforts to comply with WSL’s requests for expedited handling of Orders in those countries where expedited processes are available.  During the course of each calendar month, WSL is entitled to designate up to 15% of all Orders placed with SITA as expedited Orders and shall receive expedited fulfillment of such Orders at no additional charge (the “15% Threshold”).  In the event WSL exceeds 15% Threshold, SITA shall be entitled to Service Credits/SCUs as set forth in Attachment SLA.  As used in this Section 2.4(i) and in Attachment SLA, expedited fulfillment of an Order means installation of and acceptance by WSL of the Services or Service Components on such Order within seventy-five percent of the standard lead time to connect set forth in Attachment SLA.

(j)            SITA shall use all reasonable efforts to comply with WSL’s requests for the performance of implementation work outside of Normal Business Hours, and shall impose no additional SITA charges, however denominated, for such implementation work, whether such work is requested by WSL or required by SITA in order to meet Committed Delivery Dates, provided, however, that where WSL has requested implementation work outside of Normal Business Hours and such work is not part of the Implementation/Migration Plan, SITA may pass through to WSL the actual costs for work performed outside of Normal Business Hours that SITA has paid to an Access Provider or SITA Agent to implement a Service provided under this Agreement during such hours.

2.5           Compatibility of WSL Equipment.

(a)           Upon WSL’s request, SITA shall provide WSL with the interface specifications of any Service or Service Component available under this Agreement, and shall cooperate with WSL in determining the compatibility of the Services with any equipment or software that WSL proposes to use in connection therewith.

(b)           WSL shall be responsible for obtaining, installing, and maintaining all equipment, software or communications services on the WSL side of the MPD that is necessary for interconnection with the Network or otherwise for use in conjunction with the applicable Services.  Subject to Section 2.6 (Redesigns and Modifications to the Network), WSL shall be responsible for verifying that such equipment, software or services are compatible with SITA’s requirements in effect when such equipment, software or services are interconnected for the first time with the Network, and that they continue to remain compatible with subsequent revision levels of SITA-provided equipment, software and services and do not interfere with or cause damage or loss to the Network, Services or Service Components to the extent that SITA has previously advised WSL of the circumstances creating such interference or causing such damage or loss.  Unless otherwise agreed by the Parties in writing, SITA shall have no responsibility for the availability, compatibility, operation, performance, capacity or condition of any equipment, software or services not provided or maintained by or through SITA under this Agreement.

2.6           Redesigns and Modifications to the Network.

The Services shall comply throughout the Term with the Network Standards, and SITA shall use reasonable efforts to comply with the most recent versions of the Network Standards.  SITA shall give WSL at least 120 days’ advance written notice of any modification or reprovisioning of the Network or any portion thereof or the implementation of any Service Upgrade applicable to all customers purchasing the upgraded Service (a “Mandatory Service Upgrade”) that may either affect WSL’s receipt or use of Services provided under this Agreement or require changes to WSL equipment, software or communications services necessary for interconnection with the Network (a “Network Modification”).  If any Network Modification or Network redesigns (including any modification of the Services Software) undertaken other than at WSL’s request or to comply with the Network Standards (i) adversely affects any Service or Service Component(s), or (ii) prevents any Service from meeting any Specification, and SITA fails to cure any such consequence within 15 days after written notice from WSL thereof, WSL may discontinue the affected Service or Service Component(s) without liability in accordance with Section 14.3(a)(i) (Partial Discontinuance), and the Preferred Provider Commitment shall be revised in accordance with Section 2.3 (Preferred Provider Commitment).

2.7           Training and Documentation.

(a)           At no cost to WSL, SITA shall provide reasonable and appropriate training and Documentation, if necessary, so that WSL can effectively place orders for, monitor, manage and use the Services provided hereunder.  WSL shall be responsible for the cost of travel, meals and lodging associated with having WSL personnel attend and participate in any such training programs.

(b)           The Charges set forth in Attachment RC include all of the costs of training as described herein, and up to 25 seats per year at formal training programs conducted by SITA or for SITA’s customers.  WSL shall be responsible for the cost of travel, meals and lodging associated with having its personnel attend and participate in such training programs.

(c)           SITA shall give WSL copies of all Documentation, including revised or updated versions of such Documentation, when they become available.  SITA shall provide WSL with as many copies of such Documentation as WSL reasonably requires to meet its needs.  The Documentation for any Service shall, in all material respects, describe and reflect the functionality of such Service.  All Documentation provided by SITA under this Agreement shall be complete and accurate.  WSL may copy the Documentation or any part thereof for WSL’s or its agents’ (provided that such agents have entered into a non-disclosure agreement substantially in the form of Attachment ND or such other agreement if the Parties so agree) internal use only in connection with its operations, for back-up and for archival purposes.

2.8           Access Providers.

(a)           SITA’s responsibilities for Access Lines shall consist of (i) monitoring, directing and supervising the performance of each such Access Provider from whom it obtains service for use in connection with the Services, including working directly with the Access Provider to facilitate a timely installation of Access Lines; (ii) using commercially reasonable efforts to enforce any warranties and other assurances of performance obtained from each such Access Provider by SITA; (iii) reporting promptly to WSL any failure of performance by any such Access Provider that does or could reasonably be expected to affect materially and adversely WSL’s ability to use any Services in conformity with the provisions of this Agreement; and (iv) facilitating compliance by any such Access Provider with applicable requirements under the Agreement.

(b)           SITA shall (i) provide WSL with project management services in connection with Services provided by SITA under this Agreement in conjunction with Access Providers; (ii) perform all ordering services in connection with Access Providers; and (iii) coordinate implementation, provisioning, trouble tracking and other matters related to the ordering, provisioning and termination of such Access Lines.  SITA shall bill WSL for Access Lines in accordance with the Agreement, including Section 5.4 (Invoices).

(c)           SITA shall procure Access Lines from Access Provider for resale to WSL, provided, however, that if SITA is prohibited by law or otherwise from itself providing/reselling Access Lines to WSL in a geographic area, SITA shall, if and as required, promptly notify WSL of such fact. Unless SITA is prohibited by law from procuring Access Lines from an Access Provider as WSL’s agent, SITA shall also promptly (i) provide WSL with a copy of a form letter of agency, if any, as may be required by the Access Provider for WSL’s review and approval, (ii) upon receipt of an executed letter of agency from WSL, submit such letter of agency to the Access Provider, and (iii) procure such Access Lines as WSL’s agent.  In no event shall WSL’s provision of an executed letter of agency to SITA within 15 Business Days following SITA’s delivery of the form letter of agency to WSL be deemed time attributable to WSL’s actions or failures to act for purposes of calculating Delays.  SITA acknowledges and agrees that notwithstanding any term in the form letter of agency required by the Access Provider, SITA shall be authorized to act as WSL’s agent under the letter of agency only to the extent necessary to perform SITA’s obligations under this Agreement, and that it will take such actions in conformance with this Agreement.  SITA further acknowledges that if WSL pays the Access Provider directly, SITA will not also collect such charges under this Agreement.

(d)           Upon written request by WSL and consent by SITA, such consent not to be unreasonably withheld, SITA shall procure Access Lines from an Access Provider of WSL’s choice PROVIDED THAT WSL shall pay to SITA all additional incremental costs incurred by SITA resulting from compliance with such request, including, without limitation, termination costs of Access Providers already procured by SITA, if applicable.  Any such additional incremental costs, if any, shall be in addition to the Charges set out in this Agreement.

2.9           Ongoing Cooperation/Performance Review Board.

(a)           SITA and WSL shall cooperate in planning and implementing Services provided hereunder, Additional Services, Service Upgrades and Orders in an efficient, cost-effective manner.  Such cooperation shall include each Party’s prompt provision to the other of any information that the other may reasonably request to carry out its responsibilities hereunder.

(b)           SITA shall invite WSL personnel to user group meetings in Europe, the Middle East and Asia and worldwide with SITA’s representatives and telecommunications managers and directors of other SITA customers to review developments in services and technologies and the impact thereof on the Services.  WSL shall be responsible for the cost of travel, meals and lodging associated with having its personnel attend and participate in such meetings.

(c)           Until the Initial Implementation of Services is complete, the SITA Project Team Leader and thereafter SITA’s Account Manager (“SITA Representative”), WSL’s Team Leader and such other WSL and SITA Personnel as such persons designate shall attend monthly meetings to review Service performance, Preferred Provider Commitment the Service Levels/Performance Specifications, SITA’s recommendations concerning WSL’s network design, and any anticipated Additional Services, Service Upgrades or changes that would improve the performance of or reduce WSL’s costs for the Services.  The SITA Representative and WSL’s Representative shall propose any revisions that may from time to time be justified by changes in technology and attainable performance levels.  In addition, SITA shall meet with WSL on a quarterly basis to review commercial issues that may have arisen with respect to the Agreement, and SITA executives shall meet quarterly with WSL executives for a review and update of issues that have arisen with respect to any aspect of the Agreement.

(d)           In no event shall either Party’s participation in any meetings convened pursuant to this Section 2.9 be deemed a waiver or alteration of any right or obligation imposed by this Agreement or a commitment or undertaking to perform or assume any obligations beyond those set forth herein.

2.10        [Intentionally Left Blank]

2.11        Operations and Procedures Document and SITA Asset Management Database.

(a)           The Parties shall cooperate in the development of a mutually acceptable Operations and Procedures Document (including relevant material from the Attachments) that addresses service orders, scheduling, SITA and customer communication and coordination, procedures for consultation and prioritization of repairs in the event of Interruptions at multiple Installation Sites, inquiries concerning the status of reported Interruptions and Delays, training, billing, dispute resolution and escalation and similar matters relating to the administration of this Agreement.  The Operations and Procedures Document shall include the addresses and telephone numbers of the WSL and SITA Personnel responsible for the management of the Services.

(b)           The Operations and Procedures Document shall be specifically adapted to WSL’s needs, and shall be updated as necessary.  No part of or amendment to the Operations and Procedures Document shall amend, waive or supersede any portion of this Agreement.  SITA shall distribute copies of the Operations and Procedures Document and all updates thereto to those WSL employees designated by WSL and to SITA employees responsible for performing this Agreement.  The Operations and Procedures Document and all modifications thereto specifically adapted or made exclusively for WSL hereunder shall be subject to WSL’s review and prior written approval, which approval shall not be unreasonably withheld.  The Confidential Information and/or information proprietary to each Party incorporated into the Operations and Procedures Document shall remain the Confidential Information and/or proprietary information of such Party and shall not be disclosed to the public or any third party without the written consent of the Party whose Confidential Information and/or proprietary information might be compromised.

(c)           No later than 30 days after the Ready For Services Date for Services at an Installation Site, SITA shall validate the SITA Asset Management Database for each Installation Site.  SITA shall continuously update such database whenever any SITA Asset is installed or removed by SITA, is the subject of a configuration modification, or other change in location or status by SITA.  All such updates to the SITA Asset Management Database shall be completed within two weeks of SITA’s action affecting any SITA Asset.  SITA shall include in the SITA Asset Management Database the same types of data SITA was maintaining for WSL at the time of execution of this Agreement, and shall provide WSL with copies thereof upon WSL’s request.

2.12        Network/Service Management and Service Reports.

(a)           SITA shall provide WSL with network management services and network management reports as described in Attachment SLA and this Section 2.12.

(b)           SITA’s network management responsibilities include:

(i)            Ensuring that the initial equipment configurations on the network access device are correct based on guidelines provided by WSL;

(ii)           Scheduling and undertaking changes to Service configurations with appropriate approval from and coordination with WSL;

(iii)          Establishing and operating at least one Global Customer Service Center (“GCSC”) that shall be staffed by technically qualified and dedicated SITA personnel to address trouble handling, fault isolation, and escalation procedures for Interruptions.  The GCSC shall be staffed on a 7X24-hour basis; and

(iv)          Monitoring the Network and providing remote support on a 7X24-hour basis and providing on-site support during Normal Business Hours (and outside of Normal Business Hours upon WSL’s written request therefor), providing single point of contact and responsibility for end-to-end coordination of troubles, problem tracking, escalation and resolution, and diagnostics and testing.

(c)           SITA shall provide management reports on a monthly basis, which shall include information concerning (i) the configuration of the Network, (ii) the routing of WSL’s traffic, (iii) bandwidth utilization and propagation delay statistics as requested by WSL to assist it in determining when to make changes to the Network to optimize performance, (iv) the status of Orders, (v) provisioning, maintenance incidents, outages and trouble reports, repairs, and restorations, and (vi) network performance. Within the applicable timeframe, SITA shall also provide such other reports as specified in Attachment SLA and this Agreement, including under Sections 2.2(d) (Implementation), 2.4(d) (Orders for and Changes to the Services), 2.13(a) and (b), (Optimization), and 8.5 (Regulatory Reports).  SITA shall make all network/service management reports and statistics available to WSL on line with an option to download such reports in read-only format at no additional charge to WSL.  SITA shall, upon WSL’s reasonable request, make changes and additions to the frequency, content, format and other aspects of such reports.

2.13        Optimization.

(a)           SITA shall on an on-going basis advise and recommend to WSL ways in which to optimize the efficiency of WSL’s use of the Services.  The Parties shall mutually agree on the manner in which to implement these optimization recommendations.  SITA shall also offer advice concerning the Services provided hereunder and their configuration as and when WSL adds Service Components to existing Installation Sites or adds new Installation Sites.  As requested by WSL, but not more frequently than annually during the Term, SITA shall, at no additional charge to WSL, review the mix and configuration of the Services based on WSL’s expected needs for telecommunications services during the succeeding 12 months.  Based on each such review, SITA shall make written recommendations to WSL designed to improve the efficiency and cost-effectiveness of the Services, including bringing to WSL’s attention any existing, planned or announced promotional offerings of SITA, Service Upgrades or Additional Services that might be of value to WSL.  SITA shall deliver such written report to WSL within 30 Business Days after WSL’s request for such report.  WSL shall notify SITA in writing if it wishes to implement SITA’s recommendations (in whole or in part), which may consist of placing an Order for Services or changes thereto in accordance with such recommendations.

(b)           SITA acknowledges WSL’s substantial interest in deploying state-of-the-art technology that offers continually improving performance and more efficient and cost-effective ways to meet WSL’s telecommunications requirements.  SITA agrees to make such technologies available to WSL on a timely basis and within the same period that it makes the same available to comparable commercial customers, such as in the form of Service Upgrades and Additional Services, and to keep WSL fully apprised on an on-going basis of improvements to existing technologies and of the expected and actual availability and implementation of new technologies by SITA.  SITA shall include with the annual review described in Section 2.13(a) (Optimization) a report describing the features and functionality of new technologies that WSL may wish to consider utilizing to meet its telecommunications needs.

2.14        Contingency and Recovery.

(a)           SITA shall cooperate with WSL in the development, testing and execution of WSL’s contingency and disaster recovery plans for disasters occurring at Installation Site(s) that affect WSL’s (or Worldspan Owned Users’) ability to receive the Services.

(b)           For disasters or other problems occurring within the Network or that affect SITA’s ability to provide the Services (“Disasters”), SITA shall:

(i)            upon WSL’s request, reasonably cooperate with WSL or WSL’s agents in the testing and implementation of WSL’s contingency and Disaster recovery plans;

(ii)           periodically update and test the operability of SITA’s contingency and Disaster recovery plans;

(iii)          perform periodic backups and maintain recovery procedures for all network information pertaining to configuration and network management in the event of server crashes or data corruption;

(iv)          certify to WSL that SITA’s contingency and Disaster recovery plans for each of the individual Service Components provided to WSL are fully operational at least once every 12-month period with details of SITA’s contingency and Disaster recovery plans to be used in the event of a Disaster within the Network;

(v)           upon WSL’s reasonable request, make presentations to WSL’s Project Manager and other WSL personnel no less frequently than annually regarding such plans;

(vi)          provide WSL with high level schematic network diagrams/engineering drawings regarding the routing of WSL traffic and WSL dedicated circuits;

(vii)         promptly provide WSL with a notice of a Disaster; and

(viii)        immediately implement SITA’s contingency and Disaster recovery plans upon the occurrence of a Disaster within the Network or that otherwise affects SITA’s ability to provide the Services.  Except for Disasters which are attributable to WSL, SITA shall use its best commercial efforts to institute a back-up service, at no additional cost to WSL, that meets WSL’s reasonable business needs for the Services or Service Components at WSL Top Nominated Accounts within 10 hours of the occurrence of a Disaster but, in any event, shall restore the Services and Service Components within 30 days of each occurrence.  If, despite its best commercial efforts, SITA is unable to institute a back-up service in accordance with Section 2.14(b)(viii), WSL may purchase an alternative service from an alternative provider, and SITA shall not charge WSL to connect, commence or terminate any alternative service obtained under this Section 2.14(b)(viii).  If the Services and Service Components are not restored within 30 days of the occurrence of the Disaster, WSL shall be entitled to discontinue the affected Service or Service Component(s) without liability in accordance with Section 14.3(a)(i) (Partial Discontinuance).

2.15        Prevention of Unauthorized Use.

(a)           General Abuse of Services.

WSL and SITA shall reasonably cooperate in efforts to prevent and cure unauthorized use of the Services provided hereunder by expeditiously informing each other of suspected abuse and, when known, the identity of the responsible individuals.  SITA shall provide reasonable assistance to WSL upon request in its efforts to minimize ongoing misuse or abuse of the Services.

(b)           Cooperation in Prosecution of Offenders.

SITA and WSL shall, upon request, provide reasonable assistance to each other in the preparation and presentation of relevant information to officials of any nationality or jurisdiction for the purpose of prosecuting those individuals responsible for the abuse or misuse of Services.  The Parties shall also provide reasonable assistance to each other in all legal actions that one or both of them may bring against third parties responsible for the abuse or misuse of such Services.

ARTICLE 3 — SITA STAFFING

3.1           Adequate Personnel.

(a)           SITA shall ensure that an adequate number of appropriately qualified and trained personnel are employed and available at all times to provide and support WSL’s use of the Services and for SITA to perform the Services in accordance with the terms of this Agreement (“SITA Service Personnel”).  Upon execution, SITA shall provide for WSL’s account the personnel in the countries (and with the level of dedication) set forth on Attachment KP, SITA shall designate one SITA employee located in the United Kingdom (the “Account Manager”) to be located at the appropriate SITA office in London and shall provide sufficient resources in other locations to serve WSL’s account.  SITA shall also designate a Business Solutions Manager and Project Manager to serve the WSL account.  The Project Manager shall be based in the United Kingdom and shall dedicate 100 percent of his or her working time to servicing the needs of WSL.  The Business Solutions Manager shall also be based in the United Kingdom and shall be appropriately assigned to servicing the needs of WSL.  SITA shall appoint and manage the SITA Service Personnel including such personnel as shall be reasonably necessary to be on-site at each Installation Site.  SITA shall notify WSL as soon as possible after dismissing or reassigning any of the Key SITA Personnel whose normal work location is at WSL premises.  Notwithstanding the further terms of this Agreement and the other terms of this Section 3.1 specifically, SITA may adjust the number and types of personnel working on the WSL account (including Key Personnel, as outlined above and as set forth in Attachment KP and including their level of full-time or part-time assignment to WS-related work), provided that SITA consults with WSL prior to making SITA’s staffing decisions concerning WSL, and provided further that SITA maintain the staffing levels necessary to meet the requirements of this Agreement.  Accordingly, in the event that SITA wishes to make such a staffing adjustment, SITA’s Account Manager will first discuss the intended changes with WSL in order to reasonably take account of WSL’s present and foreseeable future requirements in SITA’s staffing decisions. SITA shall provide to WSL the names, addresses, phone and pager numbers for Key SITA Personnel upon their assignment to WSL’s account.  If SITA Service Personnel are reassigned during the execution of a special project or any Key SITA Personnel are replaced prior to the end of the Term, SITA shall ensure a smooth transition, including cooperation between the replaced and the newly assigned personnel or, where appropriate, an overlap in the assignment of such personnel to WSL.  For greater certainty the Parties acknowledge and agree that the three WSL-dedicated project managers who will be assigned to WSL as part of the professional project management services directed towards the migration as described in Attachment PS and Attachment IP, shall not be reduced for the duration of such migration project and are therefore not subject to the consultation and staffing adjustment processes described above in this Section.

(b)           WSL may notify SITA in writing, specifying the applicable details, when it finds any SITA Personnel unacceptable for any reason that is lawful in the subject jurisdiction, including WSL’s determination that he or she is not qualified to perform the work to which he or she is assigned.  Upon receipt of such notice SITA shall, within five Business Days, review the matter with WSL and shall take appropriate corrective action to resolve the matter.  If the matter is not resolved to WSL’s reasonable satisfaction within 30 days, SITA shall remove such SITA Personnel off of WSL’s account.

3.2          Key SITA Personnel.

(a)           Upon request, WSL shall have the right to interview and express its preferences with respect to the assignment by SITA of any individuals to Key SITA Personnel positions, which, as of the Effective Date, consists of the SITA Project Manager/Team Leader and any other Key SITA Personnel as set forth in Attachment KP.  SITA agrees to accommodate WSL’s preferences, where possible, provided that doing so does not obligate SITA to commit an unlawful act in any jurisdiction or contravene its own employment practices and policies.  At WSL’s request and subject to SITA’s employment practices and policies and the applicable provisions of the collective bargaining or other agreements by which SITA is bound and to applicable law and regulation, SITA shall provide WSL with the resumes and work histories of Key SITA Personnel or persons whom SITA intends to designate as Key SITA Personnel.  WSL shall treat such work histories and resumes as SITA Confidential Information and return such work histories and resumes to SITA, upon SITA’s request.  SITA shall notify WSL in advance of (and in all cases promptly upon receipt of information concerning) a reassignment or departure of any person assigned to a Key SITA Personnel position, so that WSL has an opportunity to exercise its interview and preference rights with respect to the replacement.  Subject to any delays caused by WSL’s exercise of its interview and preference rights, SITA shall promptly fill vacancies in the Key SITA Personnel positions.

(b)           Prior to the latter of the end of the 12th month after the Effective Date or completion of the Implementation Plan set forth in Attachment IP, SITA shall not, without good cause and consistent with SITA employment policies and legal obligations, make any substitutions or eliminate any Key SITA Personnel without WSL’s consent, which consent shall not be unreasonably withheld, unless such substitution or reassignment is necessitated by bona fide promotion, cause, illness, death, termination of employment, or circumstances beyond SITA’s reasonable control.  If any of these events shall occur, SITA shall promptly notify WSL in writing.  After the end of the 12th month after the Effective Date or completion of the Implementation Plan set forth in Attachment IP, whichever occurs last, SITA shall use all reasonable efforts to minimize substitutions or eliminations of the Key SITA Personnel.

3.3          SITA Project Manager and Account Manager.

(a)           Subject to Section 3.3(c), the SITA Project Manager, until the Initial Implementation is complete, and the SITA Account Manager thereafter (“SITA Representative”) and WSL’s appointed representative shall act as the primary liaisons between the Parties and assume overall responsibility for the coordination and management of each Party’s performance under this Agreement.  During the Implementation, the SITA Project Manager shall be dedicated to the provision of Services to WSL and during the Term, the SITA Account Manager shall be responsible for the provision of Services to WSL (and to the extent requested by WSL and covered by Attachment IP, to the Worldspan Owned Users).  Unless otherwise agreed, the SITA Representatives shall be located at a SITA office reasonably near WSL’s current London location and will be backed-up by a contingent based in the United States.  The SITA Representatives and WSL’s appointed representative shall have direct access to the officers or other key decision-makers in his or her respective organization, and shall call upon the experience, expertise and resources of such organization to ensure proper performance of this Agreement.  The SITA Representative shall be among the Key SITA Personnel.

(b)           Subject to and in conformity with this Agreement and all applicable laws and regulations, the SITA Representative shall, either directly or through one or more designees, (i) be authorized or obtain authorization to discuss, review and negotiate modifications of installation intervals, maintenance response times, priorities for the restoration of interrupted Service Components and other Service Levels/Performance Specifications by which the Services shall be measured and managed; (ii) meet regularly with designated WSL representatives to review SITA’s performance (including reviewing SITA’s performance statistics and reconciling WSL’s and SITA’s records relating to Service Levels/Performance Specifications), coordinate the planning, implementation, provision, management, progress reporting and acceptance testing of the Services, discuss changes in the pricing of Services, and discuss WSL’s future Service requirements; (iii) ensure that SITA Personnel are available as needed at all times and are adequate in number and quality; (iv) ensure that SITA Personnel are provided the tools, training and support necessary to properly perform their obligations in relation to the provision of Services; and (v) supervise SITA Personnel and ensure that they provide Services in accordance with this Agreement.

(c)           SITA shall provide a full time three-member Project Management Team who will work with the SITA Account Manager until the migration phase is successfully completed in accordance with Attachments PS and IP.  The Project Manager shall act as SITA’s primary contact until the Initial Implementation is complete.

(d)           During the migration phase, the Project Manager and the two other dedicated members of the SITA Project Team shall attend progress reporting meetings with WSL’s appointed representative, which will be held at least once a month for the purpose of hearing from SITA’s Project Manager reports on, reviews or requests for approval concerning, such matters as the following:

(i)            SITA’s written progress report;

(ii)           the overall Implementation/Migration Plan in accordance with implementation of the Installation Sites;

(iii)          amendments to the Implementation/Migration Plan as necessary in accordance with Section 2.4(g) (Orders for and Changes to the Services);

(iv)          coordination with WSL personnel located at the Installation Sites of the arrangements for the site surveys, if required, and the subsequent equipment installation activities at the Installation Sites, as specified in Attachment IP;

(v)           the progress of the Installation Site preparation activities, such as the provision of power, and installation of air conditioning equipment;

(vi)          the progress of SITA’s site activities, such as the installation of equipment and connection of circuits;

(vii)         processing requests for Changes; and

(viii)        coordination of the acceptance testing of the Services at each Installation Site.

ARTICLE 4 — ADDITIONAL SERVICES

4.1          Additional Services.

(a)           SITA shall inform WSL of SITA’s existing, planned or announced plans for, or the existence of, any Additional Services offered by SITA (or by another provider but available through SITA) that it believes WSL might wish to consider procuring.  WSL may request SITA to provide additional information regarding an Additional Service or to provide such Additional Services.

(b)           SITA shall consider in good faith any request by WSL for any Additional Service and shall inform WSL in writing within 10 Business Days of the receipt of such request whether it is willing to develop and implement the requested Additional Service and, if not, the reasons why.

(c)           Within 20 Business Days, or as may be otherwise agreed in writing between the Parties prior to the end of such 20 Business Day period, following its receipt of a request by WSL for information regarding an Additional Service and if SITA agrees to make such Additional Service available, SITA shall provide WSL with (i) the nonrecurring charges, if any, and the net change in recurring Charges associated with the Additional Service (including a highlight of cost benefits WSL would realize by implementing the Additional Service) and any other costs or charges associated with the purchase of the Additional Service; (ii) the projected features and performance specifications of the Additional Service; (iii) the projected installation interval for the Additional Service; (iv) the effects, if any, of the Additional Service on the existing Services; (v) the effects, if any and to the extent determinable by SITA, of the Additional Service on WSL’s telecommunications network capabilities; (vi) whether there is any reason such Additional Service may not lawfully be provided to WSL under this Agreement; and (vii) any pending actions of the kind described in Section 9.3 (Indemnification; Defense) with respect to such Additional Service of which SITA is aware.  If SITA cannot reasonably provide any of the feasibility, cost or other information required by this Section 4.1(c) to WSL within 20 Business Days, or as may be otherwise agreed in writing between the Parties prior to the end of such 20 Business Day period, after its request under Section 4.1(b), SITA shall so state in its written acknowledgment, and SITA and WSL shall develop a schedule for development and delivery of the information.

(d)           SITA may, from time to time, permit WSL to participate in evaluation programs for new technologies and services, at no charge to WSL, and WSL may, from time to time, request that SITA cooperate in the testing and deployment of new features, functions, technologies or applications conceived or developed by WSL at no charge to SITA.  Where SITA agrees to make available an Additional Service to WSL, SITA shall permit WSL to test and evaluate such Additional Services for a reasonable charge and for a reasonable period of time.

4.2          Obligations with Respect to Additional Services.

(a)           SITA shall implement an Additional Service only upon receipt of a New Order from WSL, acceptance thereof by SITA and the satisfaction of any applicable legal requirements.  SITA shall not implement any Additional Service that SITA has indicated, pursuant to Section 4.1(c) (Additional Services), may adversely affect the price or performance of any Service Component unless WSL acknowledges and expressly consents in writing signed by the WSL Project Manager to such adverse effect.  SITA shall continue to provide any Service Components in relation to which WSL has not consented to degraded performance in accordance with the requirements of the Agreement unless and until otherwise agreed by the Parties in writing.

(b)           The Parties shall mutually agree upon the Charges for Additional Services (which shall reflect prices and discounts that are competitive and commensurate with the business relationship between the Parties as set forth in this Agreement).

(c)           Upon their installation and acceptance, Additional Services shall be considered Services for all purposes under this Agreement, including calculation of WSL Purchases, and the provision of such Additional Services shall be governed by this Agreement.

4.3          Discontinued Services.

To the extent that SITA has the information, if SITA ceases making generally available to its customers a service or service component that is a Service or Service Component hereunder (a “Discontinued Service”), SITA shall notify WSL not less than 12 months before the scheduled discontinuance and shall use all reasonable efforts to provide a substitute for such Discontinued Service for the remainder of the Term.  Such substitute may be provided either through SITA’s own facilities or through facilities or services procured from another vendor, and shall include features and functions equivalent to, and be offered at Charges equal to, those of the discontinued Service as at the point in time that the Discontinued Service is no longer available to WSL.  Only where SITA fails to provide a substitute for such Discontinued Service or the substitute is incompatible with equipment, software or other services connected to the Discontinued Service shall WSL have the right to revise the Preferred Provider Commitment in accordance with Section 2.3(c) (Preferred Provider Commitment).  This shall be WSL’s sole and exclusive remedy arising from SITA’s cessation of Discontinued Services.

4.4          Service Upgrades.

(a)           After the implementation of a Mandatory Service Upgrade in accordance with the provisions of Section 2.6 (Redesigns and Modifications to the Network), the upgraded Services will continue to conform to or exceed the applicable Service Levels/Performance Specifications, except as otherwise expressly agreed by the Parties in writing.

(b)           SITA shall make Service Upgrades available to WSL at no additional charge, and WSL may elect whether and when to accept an Optional Service Upgrade.  WSL’s decision to forego an Optional Service Upgrade shall not relieve SITA of its obligations to WSL with respect to the Service Levels/Performance Specifications applicable to the upgraded Service.

(c)           SITA shall notify WSL of any revision, improvement, enhancement, modification or addition to a Service or Service Component (including increases in the functionality or improvements in performance) that is developed by or for SITA (or a SITA Agent) and is made available by SITA to its customers comparable to WSL at an additional charge.  Such revisions, improvements, enhancements, modifications and additions shall be treated as Additional Services under this Agreement.

4.5          Amendments to Service Levels/Performance Specifications.

SITA shall provide proposed amendments to the Service Levels/Performance Specifications that, to SITA’s knowledge after reasonable inquiry, fully and accurately, set forth the changes thereto occasioned by the implementation of each Optional Service Upgrade that WSL chooses to have implemented and Additional Service, and WSL may negotiate such amendments with SITA.  Amendments shall be incorporated into the Service Levels/Performance Specifications upon mutual agreement of the Parties, and SITA shall not implement any Optional Service Upgrade or Additional Service prior to such agreement being reached.

ARTICLE 5 — CHARGES AND PAYMENTS

5.1          Charges.

(a)           WSL shall pay the Charges set forth in Attachment RC for Services and Service Components specifically identified in such attachment.  For Services of the kind set forth on Attachment RC (e.g., Managed DSL or IP VPN) for which there is no Rate and Charge specified at a particular geographic location to which WSL seeks to extend the Services (e.g., Saudi Arabia), SITA shall charge WSL those rates and charges agreed by the Parties for New Services in accordance with

Section 2.4(a) (Orders for and Changes to the Services).  For Services of different kinds than those set forth on Attachment RC, SITA shall charge WSL the Rates for Additional Services in accordance with Section 4.2(b) (Obligations with Respect to Additional Services).  Subject to any adjustments or other charges specifically permitted or required in this Agreement, these Charges set forth in Attachment RC constitute the totality of charges for which SITA may invoice WSL in connection with performance of SITA’s obligations and the provision of Services under this Agreement.  If WSL orders any SITA services which are out-of-scope under this Agreement, then such order shall be deemed a request for New Services under Section 2.4(a) or Additional Services under Article 4, as appropriate.

(b)           Except as specifically agreed in writing by WSL or specifically and expressly provided for in this Agreement, all costs associated with providing the Services including the support required to fulfill SITA’s obligations under this Agreement relating to all Installation Sites during the Term of this Agreement, shall be assumed by SITA and are included as part of the Charges, except to the extent that Access Lines or certain PTO charges relating to the Access Lines (e.g. installation) are expressly designated as payable by WSL pursuant to Attachment RC.  Furthermore it is understood and agreed by the Parties that all of SITA’s activities necessary or customary in connection with providing the Services will be included in such Charges; provided, however, that the professional service Charges set forth in Attachment PS and Attachment RC shall be payable by WSL in exchange for SITA’s performance of implementation-related Services as further described in Attachments PS and IP during the migration phase.

(c)           SITA shall provide Services at no charge for up to 30 days after a newly- migrated Service Component is deemed to be accepted by WSL in accordance with Attachment IP.  SITA agrees to waive all charges for SITA’s design and testing in connection with Services and, Service Upgrades.  SITA shall also waive all installation charges (except Access Provider pass-through charges as described below) for any Service Component or part thereof (e.g., port, PVC, SVC) that remains in place for the In-Service Period.  If the Service Component (or part thereof) is discontinued prior to the end of the In-Service Period other than for cause, at the end of the Term or to replace the Service with another Service, SITA may charge WSL the installation charge for the Service Component at the time of discontinuance.  The In-Service Period for Managed ISP, Managed DSL, IP VPN, and Frame Relay Service is 12 months; the In-Service Period for ALC and X.25 Service is three months.  The In-Service Period for any and all Service Components in existence on or before the Effective Date shall be measured from the date such Service Components were originally installed (i.e., execution of this Agreement does not restart the In-Service Period for existing connections).

(d)           All WSL Purchases paid by WSL to SITA in accordance with this Agreement, shall contribute to the calculations of the discount in Exhibit Part Two of the Agreement for Telecommunications Services between SITA and WORLDSPAN, L.P. effective April 1, 1997 and it is understood and agreed by WSL that such discount shall not be applied to any of the Services or Service Components under this Agreement.

5.2          Mid-Term Review.

(a)           The Parties acknowledge that regulatory and legislative actions and other technological or marketplace developments may affect the continued competitiveness of the Charges for the Services.  Accordingly, at WSL’s option the Parties agree to meet at least once during the Initial Term to discuss and seek in good faith to determine whether (and, if so, what) changes to the rates or Charges or customer commitments are appropriate by virtue of such technological or marketplace developments.  The meeting shall take place within 30 days from the date that WSL requests such meeting in writing, provided that such request may not be issued earlier than the first day of the 16th month or later than the last day of the 20th month of the Initial Term, and provided further that only one rate or Charges adjustment would be permitted during the Term of this Agreement (regardless of how many meetings the Parties may have held to discuss such matter).  At this meeting the Parties, acting in good faith, will seek to determine by mutual agreement whether (and, if so, what) changes to the Charges are appropriate by virtue of such developments, in order to preserve for each Party the expected benefit of, and the intent of the Parties with respect to, the rates and Charges in this Agreement, taken as a whole.  The intent of the Parties is that the Charges in this Agreement, taken as a whole, remain competitive throughout the Term with the rates and charges available in the marketplace for telecommunications services comparable to those used by WSL from a technically qualified service provider that is able to provide such services throughout the geographic regions in which WSL operates.  Subject to SITA’s or WSL’s obligations of confidentiality owed to third parties and excluding SITA’s or WSL’s internal proprietary information, the Parties agree to provide each other (in connection with this determination) with pricing and other relevant information to which they have access, to undertake any reasonable analysis, and to negotiate in good faith.

(b)           If the Parties determine that changes in the Charges are appropriate, SITA will, to the extent required by law to offer such rates under tariff, file revisions to its tariffs or take such other actions as are necessary to implement any such changes and will diligently seek to make them effective as soon as reasonably practicable following the Parties’ agreement to such changes, but in no event later than the 60 days following institution of a review under this Section 5.2.  SITA shall take all appropriate action to implement the agreed reductions to the fullest extent permitted by law and regulation (e.g., by credits against the Charges paid for Services in countries where such credits are permitted).

(c)           If the Parties are unable to agree upon revisions to the Charges within 60 days following institution of a review under this Section 5.2, then they shall resolve their dispute in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration).

5.3          Credits for Delays and Interruptions.

SITA acknowledges that, in the event of a Delay or Interruption, WSL will suffer damages, the amount of which cannot easily be determined, and WSL acknowledges that, in the event it causes a delay, SITA will suffer damages, the amount of which cannot easily be determined.  The Parties agree that the Service Credits/SCUs set forth in Attachment SLA are reasonable good faith estimates of the damages that the other Party would suffer in such event, and that those Service Credits/SCUs, along with the remedies set forth in Sections 2.3 (Preferred Provider Commitment),14.1 (Termination by WSL), and 14.3 (Partial Discontinuance), where applicable, are considered adequate remedies by the affected Party for such damages, are not a penalty and shall constitute the affected Party’s sole remedies with respect to such events and any other act or omission to act for which Service Credits/SCUs are provided under Attachment SLA.

5.4          Invoices.

(a)           SITA shall provide electronic invoices by the tenth (10th) day of each month and hardcopy invoices by the fifteenth (15th) day of each month for Services provided hereunder two months preceding the month in which the invoice is provided to WSL, at the addresses, in the form and media, and with the level of detail, specified in Attachment BI. At a minimum, SITA shall provide invoices with the same level of detail as the invoices provided by SITA to WSL as of the Effective Date and shall provide all sufficient levels of detail to track the Charges to the Service Components provided at each Installation Site. As a general matter and as further described in Attachment BI, SITA shall provide WSL with a single, centrally billed invoice listing all charges in U.S. dollars for the Services rendered.  In addition, SITA shall provide each Installation Site with a separate invoice (“the Shadow Bill”), listing that Installation Site’s charges (including VAT/GST to the extent applicable) in the local currency of the country where the Installation Site is located.  All charges identified in the Shadow Bill are for informational purposes only and will not be paid by the individual Installation Site.  The charges listed in the Shadow Bill shall be included in the single invoice presented to WSL for centralized payment.  Subject to Section 2.1 (Agreement to Provide), WORLDSPAN Services Limited shall be financially liable for the provision of Services to such Installation Sites. SITA may modify the form, but not the media or content, of the invoices on 90 days prior written notice to WSL.  SITA shall accommodate WSL’s reasonable requests for changes to the form or content of such invoices.  An invoice that does not comply in all material respects with the requirements as to content set forth in Attachment BI shall not be deemed received under Section 5.4(d).  Invoices shall reflect any adjustment to or change in the applicable Charges implemented during the period covering the invoice.

(b)           SITA shall apply any discounts due and credits applicable hereunder within the second invoice following WSL’s eligibility therefore, provided that the application of such discounts in this manner shall not affect the effective date of such discounts and SITA shall provide a credit on such second invoice equal to the difference between what SITA billed WSL and what SITA should have billed WSL had the discounts been applied to the invoice immediately upon WSL’s eligibility therefore.  In the event that WSL determines that a credit should have been applied to a particular invoice, it shall notify SITA of the missing credit in writing and shall be entitled to withhold the amount of the credit from its current payment.  In the event that SITA disputes the amount withheld by WSL, the parties shall meet to resolve their differences on the amount, if any, of the credit.  If the parties cannot agree on the amount of the credit, they shall resolve their dispute in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration).  WSL’s payment of an invoice without withholding shall not be deemed an acceptance of the invoiced amounts, and, subject to Section 5.4(f), WSL may at any time during the Term dispute Charges for which it was invoiced.  In addition to the monthly billing reviews described in Section 5.5(a) (Billing Reviews and Audits), a reconciliation and verification of such discounts and credits shall be conducted semi-annually.

(c)           SITA shall bill WSL monthly at the address and in the manner (e.g., in advance or in arrears) designated in Attachment BI.  All discounts established in Attachment RC shall be credited on the invoices containing the charges against which such discounts are calculated.

(d)           All items on an invoice that are not the subject of a bona fide dispute shall be due and payable by WSL within (i) 30 days after WSL’s receipt of an invoice therefore that complies in all material respects as to content with, and is substantially similar in form to, Attachment BI, and (ii) 60 days after WSL’s receipt of its first invoice that complies in all material respect as to content with, but is substantially different in form from, Attachment BI (in either case the “Due Date”).

(e)           WSL shall pay all amounts due SITA pursuant to Section 5.4(d) in United States dollars and SITA shall convert all other currencies to United States dollars using the then current published monthly International Air Transportation Association (“IATA”) rates.  SITA shall convert the Shadow

Bills using this currency exchange rate as well.  If at any time during the Term any foreign law, regulation or practice prohibits or significantly impedes SITA’s ability to receive United States dollars in payment of its foreign currency bills to WSL, the Parties will negotiate in good faith to develop a mutually acceptable solution.  Any actual expenses paid by SITA to an Access Provider that SITA is permitted to pass through to WSL under this Agreement shall be converted by SITA to United States dollars (using the above-mentioned IATA conversion rates) and included in WSL’s invoices.

(f)            If WSL, in good faith, disputes the accuracy or legitimacy of any SITA fees, charges, expenses or other amounts payable under this Agreement, it shall notify SITA (in writing) of such dispute prior to the Due Date (if WSL is withholding payment of the disputed amounts) or within 12 months of its receipt of the invoice containing the disputed item (if WSL is contesting previously paid amounts).  WSL shall include in such notice the basis for the dispute in sufficient detail to understand and address the issue(s).  Billing disputes shall be resolved pursuant to Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration) with respect to resolution of disputes arising out of billing reviews.  SITA shall not deny or restrict Services during the pendency of a good faith dispute because of such pendency.  WSL shall not withhold payment with respect to any portion of Charges not subject to a bona fide dispute.

(g)           SITA shall promptly credit to WSL any payment made to which SITA is not entitled hereunder, shall apply such credits against charges on invoices rendered to WSL and, if on the final invoice provided WSL for Services purchased hereunder, there are not sufficient charges against which to credit the overpayment, SITA shall refund the amount of such overpayment net of any credits provided to WSL against its invoices.  In the event that SITA fails to apply a credit within the second invoice following SITA’s receipt of WSL’s notice that such application or issuance is past due, such amounts shall be deemed subject to a bona fide dispute.

(h)           SITA shall apply the Charges, discounts, Taxes and any credits or adjustments in a timely and accurate manner.  SITA shall not bill WSL, and WSL shall not be required to pay, for any Services provided more than 12 months before the date of the invoice reflecting such charge.  Likewise, WSL must raise any billing error which may result in a credit to WSL within 12 months of the occurrence of such error or SITA shall not be required to provide the associated credit.

5.5          Billing Reviews and Audits.

(a)           Monthly Billing Reviews.

(i)            SITA and WSL shall review bills for Services monthly and shall develop a detailed summary of the results, including exception reports and errors.  SITA shall reconcile all errors in its bills by debiting or crediting WSL with the difference between the amounts paid by WSL during the period covered by the billing review and the amounts that should have been invoiced.  Such debit or credit shall be reflected within the second bill issued following completion of the monthly billing review.

(ii)           In the event that SITA and WSL cannot reconcile an invoice within 10 days after their monthly meeting, any unresolved amounts shall be deemed subject to a bona fide dispute, and WSL shall be entitled to withhold from its payment such unresolved amounts (but only to the extent of the amounts remaining in dispute) until resolution of the dispute.

(iii)          Any disputes concerning the results and recommendations of a billing review shall be referred to the SITA Project Manager and the WSL Project Manager for resolution.  If they cannot resolve such dispute, the unresolved matters shall be escalated by the Parties for prompt resolution.  Either Party may invoke the provisions of Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration).

(b)           Audits and Inspections.

(i)            Subject to SITA’s reasonable security requirements and Section 5.4 (Invoices), WSL may only employ the assistance of one of the following entities, Arthur Andersen, KPMG International, Pricewaterhouse Coopers, Deloitte & Touche LLP or Ernst & Young LLP, any successors thereto or, with SITA’s consent, which shall not be unreasonably withheld, other auditors (“WSL’s agents”) to audit SITA’s books, records and other documents and conduct an inspection of the Services and premises of SITA to assess the accuracy of SITA’s invoices and its compliance with the Service Levels/Performance Specifications no more than once in each year of the Term.  SITA shall provide WSL’s agents access to all information relevant to the provision of Services under this Agreement, but neither WSL nor WSL’s agents will have access to information regarding SITA’s provision of services to other customers.  SITA shall exercise reasonable efforts to permit WSL’s agents to conduct a similar audit and inspection of SITA Agents.  WSL shall cause any WSL agent retained for this purpose to execute a non-disclosure agreement in favor of SITA with requirements at least as stringent as those contained in the form of agreement set forth in Attachment ND or such other non-disclosure agreement as the Parties agree.  Such audit or inspection shall take place at a time and place agreed upon by the Parties, and shall commence no later than 30 days after notice thereof to SITA.  WSL shall have no right to audit SITA except through the services of a WSL agent.

(ii)           SITA shall promptly correct any failure to comply with this Agreement that is revealed by an audit, including making refund of any overpayment by WSL in the form of a credit within the second invoice after the Parties have agreed upon the accuracy of the audit results.  Any disputes concerning audit results shall be referred to the Parties’ Project Managers for resolution.  If these individuals cannot resolve the dispute, the dispute(s) shall be escalated in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration) for prompt resolution.

(iii)          WSL shall provide SITA with reasonable advance notice of any audit or inspection.  SITA shall cooperate fully in any WSL audit or inspection, providing WSL’s agent reasonable access to:  (A) any and all SITA Personnel, business premises from which Services are provided and (B) SITA’s books, records and other documents reasonably necessary to assess the accuracy of SITA’s invoices and SITA’s compliance with the Service Levels/Performance Specifications.  To the extent that the books, records, and other documents described in the preceding sentence are located at business premises or sites other than SITA’s facilities in its principal place of business in the United States, SITA shall make arrangements to provide WSL’s agent with those books, records and other documents in its principal place of business in the United States or such other location as the parties mutually agree.  In the event WSL determines that its audit cannot be successfully conducted without access to the remote locations from which Services are being provided, SITA shall provide WSL’s agent full access to the remote locations.  SITA shall also cooperate fully in coordinating, as necessary, with SITA Agents to provide WSL’s agent with comparable access to SITA Agents’ personnel, business premises, books, records and other materials that are germane to the subject of the audit or inspection.  SITA may redact from its books, records and other documents provided to WSL’s agent any information that reveals the identity or confidential information of other customers of SITA or SITA Confidential Information that is not relevant to the purposes of the audit.

(iv)          WSL may audit SITA’s books and records twice during any Contract Year if a previous audit found (A) previously uncorrected net variances or errors in invoices in SITA’s favor with an aggregate value of at least two percent of the amounts payable by WSL for Services provided during the period covered by the audit, or (B) material variances in SITA’s performance from applicable Service Levels/Performance Specifications.

(v)           Audits and inspections shall be at WSL’s expense, subject to reimbursement by SITA for the actual costs of conducting the audit, not to exceed $50,000, if an audit finds variances in SITA’s (or one or more of SITA Agents’) performance from the requirements hereof that would:  (A) give rise to a right of termination of the Agreement without liability under Section 14.1(a)(ii) (Termination by WSL), or (B) require a correction or adjustment in the Charges or in any invoice paid or payable by WSL hereunder by an amount that is greater than two percent of the aggregate charges for the Services during the period covered by the audit.

(vi)          If any audit by an auditor designated by WSL in accordance with Section 5.5(b)(i) or a regulatory authority results in SITA being notified that it or SITA Agents are not in compliance with any law, regulation, or generally accepted accounting principles relating to the Services, and SITA has not placed the audit results in dispute in accordance with Section 15.8 (Dispute Resolution Process), SITA shall, and shall cause SITA Agents to, take actions to comply with such audit.  SITA shall bear the expense of any such response that is required by a law, regulation, or accounting requirement relating to SITA’s business or necessary due to SITA’s noncompliance with any law, regulation or accounting requirement imposed on SITA.  Contested audit results shall be escalated in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration).

(vii)         If any audit discloses (A) material variances from applicable Service Levels/Performance Specifications in SITA’s (or one or more of SITA Agents’ or, solely with respect to TNPA, Access Providers’) performance or (B) the need for adjustments in SITA’s bills, the audit results and recommendations shall be referred to the Parties’ Project Managers for resolution.  If the Project Managers cannot, within 30 days of their receipt of such audit, resolve any dispute over the results of such audit and agree upon appropriate action to be taken in light thereof, any unresolved matters shall be escalated in accordance with Section 15.8 (Dispute Resolution) and Section 15.9 (Arbitration) for prompt resolution.  Upon the discovery of overcharges not previously reimbursed to WSL or the resolution of disputed audits, SITA shall promptly reimburse WSL the amount of any overpayment in the form of a credit to WSL on the invoice within the second billing cycle after WSL and SITA have agreed upon the accuracy of the audit.

(viii)        At no additional charge to WSL, SITA shall:  (A) retain records and supporting documentation sufficient to reasonably document the Services and Charges paid or payable by WSL under this Agreement for at least five years after termination or expiration of this Agreement, and (B) upon notice from WSL, provide WSL and its designees with reasonable access to such records and documentation.

5.6          Taxes.

(a)           All Charges for Services are exclusive of, and WSL agrees to pay, sales, gross receipts, use, excise, utility, value added taxes and other governmental imposts, levies and duties or similar charges lawfully levied by a duly constituted taxing authority against or upon the Services or their use by WSL (collectively the “Taxes”).  In the alternative, WSL will provide SITA with validly executed certificates evidencing WSL’s exemption from payment of or liability for such taxes, in which case SITA agrees to recognize the claimed exemption from WSL from such taxes upon its receipt of such certificate to the extent provided by applicable law.  In the event such certificate is deemed invalid, WSL agrees to indemnify and hold SITA harmless against penalties or liabilities incurred by SITA to the extent caused by WSL’s failure to pay the taxes.

(b)           All other taxes, including ad valorem, income, franchise, privilege, personal property, withholding taxes or other employment related taxes relating to SITA’s employees or occupational taxes levied on SITA or based upon SITA’s income and all taxes relating to SITA Agents who perform or assist in the performance of SITA’s obligations hereunder shall be paid by SITA, and shall not be passed through to WSL in the form of a tax or surcharge on the Services.

(c)           Further, any taxes assessed, including a gross up thereon, on the provision of the Services resulting from SITA relocating or rerouting the delivery of Services for SITA’s convenience to, from, or through a location other than the Installation Site designated to be used to provide the Services shall be paid by WSL and WSL shall receive a credit with respect to the Charges invoiced hereunder equal to such payments made pursuant to this Section 5.6(c).

(d)           In the event WSL is required by the laws of any relevant tax authority to withhold income or profits taxes from payments made by WSL to SITA hereunder, WSL will notify SITA in writing of same and upon SITA’s request, WSL will promptly provide to SITA tax certificates documenting remittance of such taxes to the relevant tax authorities within 90 days from the date of the original invoice for the Taxes from SITA to WSL.

(e)           SITA shall collect the Taxes from WSL in the same manner it collects such taxes from other customers in the ordinary course of SITA’s business, but in no event prior to the time it invoices WSL for the Services for which such taxes are levied.  Any penalties imposed upon SITA resulting from any delay or failure by WSL to pay Taxes for which it is responsible hereunder and for which SITA has accurately and timely invoiced WSL, shall be paid by and the responsibility of WSL.  SITA shall pay and bear responsibility for any delay or failure to invoice, or to remit to the proper taxing authorities, those Taxes to be collected by SITA from WSL hereunder.  SITA shall clearly identify all Taxes by taxing jurisdiction.

(f)            SITA shall reasonably cooperate with WSL to lawfully minimize the Taxes.  To assist WSL in the recovery of any Taxes, SITA shall provide WSL with a VAT/GST invoice and other reasonable and readily available information required to support such recovery.

(g)           WSL may initiate and manage litigation brought in the name of WSL to obtain refunds of the Taxes paid by WSL.  SITA shall reasonably cooperate with WSL in pursuing any refund claims for the Taxes, including related litigation or administrative proceedings.

(h)           Where WSL considers that payments are subject to withholding at source, it will notify SITA in advance, and the Parties will work reasonably together to minimize such tax, as legally feasible.  WSL will provide SITA with copies of certificates of deduction of tax or other such documentation in relation to the tax paid as SITA may reasonably require and as available.

ARTICLE 6 — CERTAIN RIGHTS AND OBLIGATIONS OF SITA AND WSL

6.1          Third Party Warranties.

SITA shall (to the extent legally permissible) pass through to WSL and enforce on WSL’s behalf any material rights, warranties, licenses and other benefits accruing to it under each of SITA’s agreements with third parties participating in or providing equipment used in the provision of Services wherever and whenever SITA’s failure to enforce such benefits would materially and adversely impair SITA’s ability to provide Services in accordance with the requirements of this Agreement.

6.2          Obligation to Maintain Insurance.

(a)           Required Insurance.  At all times during the Term, SITA shall carry and maintain in each jurisdiction in which Services are provided under this Agreement, and at its own expense, the closest local equivalent to workers’ compensation and employer’s liability insurance covering SITA’s employees in accordance with statutory requirements applicable in the place where the Services are to be provided hereunder, and such other insurance coverage as may be required by law to insure against direct losses or damages to WSL’s personnel, customers, property or other contractor’s personnel or property caused by SITA’s activities.  Workers’ compensation and employer’s liability insurance shall be set at an amount of not less than $1,000,000 per occurrence.  At all times during the Term, SITA shall maintain for itself, its officers, employees and any SITA Agents permitted to perform services on behalf of SITA in accordance with this Agreement:

(i)            Public/general liability insurance on an occurrence or claim form basis, such insurance to insure against liability for bodily or personal injury and death and for property damage in an amount which shall be not less than $1,000,000 per occurrence/claim including:  (A) products liability and completed operations; (B) independent contractors liability; (C) broad form contractual liability; (D) broad form property damage coverage; (E) extended bodily injury, incidental medical malpractice; and (F) personal injury.  Such coverage shall apply to bodily injury and property damage liability arising from the negligence or willful misconduct of SITA, its employees, SITA Agents or guests.

(ii)           All risk property damage insurance in such amount and scope providing coverage for physical loss, damage or destruction, the replacement, repairs or reproductions of materials and equipment and related property, either on Installation Sites or such other locations as may be utilized in the performances of this Agreement, including valuable papers, records, software, media and similar data.

(iii)          Broad form crime insurance which shall provide for loss sustained or legal liabilities incurred by WSL by virtue of the dishonest or fraudulent acts of SITA, its employees or SITA Agents, including coverage for forgery, alteration, theft and computer generated fraud.  Such coverage shall be obtained in a minimum amount of $2,000,000.

(iv)          Broad form professional liability insurance which shall provide for loss sustained or legal liabilities incurred by WSL by virtue of the negligent acts, errors and omissions of SITA, its employees, SITA Agents under the Agreement including loss resulting from patent or copying infringement in a minimum of $2,000,000.

(b)           [intentionally left blank]

(c)           SITA shall be responsible for any loss within the deductible of any policy and any insurance purchased by SITA shall be primary and non-contributory as respects any other insurance coverage available to WSL.  The purchase of the minimum insurance shall not release SITA from any liability assumed under Agreement.  Nothing in this Section 6.2 (Obligation to Maintain Insurance) shall expand, contract or otherwise affect the scope of SITA’s liability under this Agreement, including inter alia Article 9 (Intellectual Property Rights and Indemnification; Software License) or Article 10 (Limitation of Liability; Third Party Claims).

(d)           Upon WSL’s request, SITA shall deliver certificates of insurance evidencing the Required Insurance.

(e)           All Required Insurance shall be evidenced by valid and enforceable policies issued by a company or companies which are acceptable to WSL, such acceptances not to be unreasonably withheld.

(f)            If SITA fails to initially obtain or, thereafter, maintain any Required Insurance pursuant to the requirements herein, WSL may (but shall not be obligated to) purchase such insurance on behalf of SITA, in which event WSL shall deduct all amounts incurred by WSL in placing such coverage from any payment due to SITA.

(g)           All notices and certificates of insurance under this Section 6.2 shall be delivered to WORLDSPAN Services Limited, care of WORLDSPAN, L.P., Treasury/Risk Management, Attention: Risk and Treasury Analyst, 300 Galleria Parkway, N.W., Atlanta, Georgia 30339.

6.3          Lien Claims.

(a)           In no event shall WSL be obligated to pay any SITA Agent or Access Provider for claims that arise out of work contracted for by SITA and related to the Services.  SITA shall remain contractually, legally and financially responsible and primarily liable hereunder for the performance of all obligations, fulfillment of all terms and conditions and payment of any charges for services rendered in connection with this Agreement by SITA Agents or Access Providers contracted for by SITA and such entities shall have no direct or indirect rights against WSL under this Agreement to enforce any obligations under this Agreement, institute any legal claim or action against or including WSL arising under or as a third party beneficiary to this Agreement.  All actions taken or not taken by SITA Agents shall be deemed taken or not taken by SITA hereunder.

(b)           If any SITA Agent or Access Provider contracted for by SITA shall file in a county clerk’s office a notice of intention, lien claim or stop notice with respect to a mechanics’ lien or similar claim against WSL or where WSL may be liable on such claim as a tenant (collectively “Lien Claim”), WSL shall promptly notify SITA of the filing of such Lien Claim and SITA shall (i) defend and indemnify WSL for the Lien Claim and all costs, damages, expenses and liabilities relating to the Lien Claim (including reasonable attorneys fees), (ii) ensure that work in progress is not interrupted by taking such appropriate steps as are necessary to satisfy or otherwise completely resolve the Lien Claim and (iii) either, at SITA’s sole option, (A) deliver to WSL, in a form reasonably satisfactory to WSL, a complete release of all Lien Claims and an affidavit to the effect that all the labor and material costs have been paid; (B) furnish to WSL a bond in form and amount satisfactory to WSL indemnifying WSL against such Lien Claim; or (C) enter into an agreement reasonably acceptable to WSL to indemnify WSL against such Lien Claim and all related costs, damages, expenses and liabilities.  If any Lien Claim shall be filed subsequent to the expiration or termination of this Agreement, SITA shall, at its sole cost, discharge such Lien Claim within 15 days following the receipt of notice from WSL or shall defend WSL against and indemnify WSL therefore.

6.4          Access and Security.

(a)           For purposes of this Section 6.4, “WSL” shall include any travel agency designated by WSL as an Installation Site for the Services.  Subject to the provisions of this Section 6.4, during regular Normal Business Hours, SITA Personnel shall have access to WSL’s Installation Sites as is reasonably necessary to provide the Services in accordance with the terms of this Agreement provided that such SITA Personnel show appropriate credentials to WSL security personnel at all WSL premises, including a photo identification badge on which appears such SITA Personnel’s name.  The SITA Personnel shall continue to display their badge at all times while at WSL’s facilities.  In the event that SITA personnel require access to WSL facilities after Normal Business Hours, SITA shall provide WSL with reasonable advance notice that SITA Personnel in need of access to a particular Installation Site are in the process of being dispatched (notice to the affected travel agency shall not constitute notice to WSL) and shall provide in advance of the required access a list of SITA Personnel authorized to provide the Services at the relevant Installation Site, which list shall be maintained by SITA and provided to appropriate WSL security personnel at such Installation Site.  In an emergency situation, SITA’s Project Director may contact WSL’s Director of International Technology to arrange for SITA Personnel who may not already be on the aforementioned list to be permitted access to WSL’s premises for the purpose of responding to such emergency situation, and WSL’s Director of International Technology shall use reasonable efforts, taking into account the emergency situation, to facilitate the required access in such circumstances.

(b)           SITA and SITA Personnel shall at all times comply with WSL’s reasonable Security Requirements at all of Installation Sites, including the Security Requirements governing the proper use, management, administration, transmission and security of all WSL information stored on and exchanged via WSL or SITA computer systems and networks.  WSL will provide SITA with a copy of such Security Requirements within a reasonable period prior to the Committed Delivery Date for the particular Installation Site.

(i)            In support of the foregoing, SITA’s security-related responsibilities shall include providing for and implementing any and all protective measures and controls reasonably necessary to safeguard all WSL information, including WSL Confidential Information with which SITA comes into contact from time to time, whether electronically or otherwise, as a result of providing, installing, and implementing the Services against any instances of theft or unauthorized access, disclosure, modification, destruction, or, subject to Section 2.15 (Prevention of Unauthorized Use), use or unavailability.  Such protective measures and controls must be reasonably designed to prevent security breaches and intrusions, including those aimed at the Network and the operations centers thereof, WSL’s network, and any third-party network managed, administered or controlled by SITA.  SITA will assist WSL, whenever practicable, to transmit its data in the format that WSL deems most appropriate for meeting its security needs.  SITA agrees to work with WSL’s security personnel to design and install such firewalls as WSL deems reasonably necessary when implementing a Service Component onto the Network that is either terminated or initiated at a non-WSL location and maintaining all firewalls between the SITA Backbone Network and the public Internet and Public Switched Network.

(ii)           When deemed appropriate by WSL, WSL will notify SITA that passes or identification cards are required, and SITA Personnel will be issued passes or identification cards which must be presented upon request to WSL’s personnel and surrendered promptly upon WSL’s demand or upon termination of this Agreement.  Such passes or other identification shall be issued only to persons meeting security criteria established by WSL for such purpose.

(c)           Notwithstanding any other provision of this Agreement to the contrary, WSL shall have the right to refuse to issue such passes or identification cards or immediately to terminate the right of access to an Installation Site of any SITA Personnel, should WSL determine, in its sole discretion, for any lawful reason, that such refusal or termination is in WSL’s best interest.  WSL shall promptly notify SITA of any such refusal or termination of access, and SITA shall have a reasonable opportunity to demonstrate to WSL that refused rights of access should be granted or terminated rights of access should be reinstated.  Any refusal or termination of access shall remain in effect pending such demonstration and WSL’s final determination as to the advisability of such reinstatement.  In the event that SITA Personnel are barred from an Installation Site, the Parties shall agree upon a Revised Committed Delivery Date, which date shall be as soon as reasonably possible thereafter, and which date shall be treated as the Committed Delivery Date for the Service at the affected Installation Site, unless SITA had prior notice or cause to believe that particular SITA Personnel would be barred from WSL’s premises, in which case the time allowed under this Agreement for the performance of any services, provision of materials or other obligations hereunder of SITA, including any installation, repair, maintenance or similar action that such barred personnel were to perform shall not be extended.

(d)           SITA Personnel shall at all times act and dress in a professional manner and consistent with local custom while on WSL’s premises.

6.5          Notification of Pending or Threatened Non-Performance.

If, for any reason, SITA discovers that it or any SITA Agents or Access Providers shall not be able to perform obligations hereunder, SITA shall promptly notify WSL of that fact.  The notification shall be written and shall include a detailed description of the problem, the causes of the problem and SITA’s or SITA Agent’s or Access Provider’s contingency plan.  Such notification shall not relieve SITA of its obligations and shall not preclude any remedies available to WSL hereunder.

6.6          SITA Equipment.

SITA shall retain all right, title and interest to any and all SITA Equipment.  WSL shall use reasonable care in protecting SITA Equipment against damage or loss while on the Installation Site, and shall reasonably promptly pay to SITA the net book value of any lost or damaged SITA Equipment (where such loss or damage is not attributable to SITA (including SITA Agents) or Access Providers upon such loss or damage.  This shall be SITA’s sole and exclusive remedy with respect to any such damage or loss.

6.7          Content of Messages.

SITA shall not be responsible or liable for the content of WSL information transmitted through the Network, except to the extent that SITA modifies the content transmitted to the recipient or where, as a result of SITA’s misdirection or disclosure of the transmission to an unintended recipient, the content becomes unlawful or legally actionable.

ARTICLE 7 — CONFIDENTIAL INFORMATION

7.1          Definition of Confidential Information.

“Confidential Information” means all non-public information concerning the business of WORLDSPAN Services Limited, any WSL Affiliate, any Worldspan Owned User or other third party doing business with any of them (including customers of WORLDSPAN Services Limited or a WORLDSPAN Services Limited Affiliate) that SITA may obtain from any source in the course of providing the Services (“WSL Confidential Information”) or concerning the business of SITA and any third party doing business with SITA that WSL may obtain from any source in the course of its use of the Services (“SITA Confidential Information”).  The terms of this Agreement and discussions, negotiations and proposals from one Party to the other related directly thereto shall be both WSL and SITA Confidential Information.  “Confidential Information” shall also include network designs, telecommunications usage data, pricing and financial data, software code, the identity and configuration of equipment/networks, optimization recommendations, research, development (including development, plans and specifications for any product or service that is designed or modified for WSL at WSL’s request or expense irrespective of whether such plans and specifications are completed or implemented), strategic and other business plans, and related information.  All such information disclosed prior to the execution of this Agreement and during the Term shall also be considered “Confidential Information.”  All information that relates to the quantity, WSL technical configuration, type, destination, and amount of use of the Services subscribed to by WSL and all information, except SITA’s pricing of Services, contained in bills pertaining to the Services received by WSL from SITA shall be the Confidential Information of WSL regardless of where it is collected or stored, and shall not be deemed the Confidential Information of SITA.  “Confidential Information” shall not include information that: (a) is already rightfully known by the receiving Party at the time it is obtained by said Party, free from any obligation to keep such information confidential; (b) is or becomes publicly known through no wrongful act of the receiving Party; or (c) is rightfully received by the receiving Party from a third party without restriction and without breach of this Agreement.  Information equivalent to that described above that is independently developed by a Party without using any Confidential Information of the other Party shall not be considered Confidential Information for purposes of this Agreement.  “Person” for the purposes of this definition shall be deemed to include natural persons as well as corporations and other entities, and includes WSL, SITA, and SITA Agents.

7.2          Use and Protection of Confidential Information.

(a)           Except for any Confidential Information labeled “Trade Secret” and for which no time limit on the confidentiality obligations hereunder shall apply, during the Term and for a period of five years from the date of its expiration or termination (including all extensions thereto), each Party agrees to maintain in strict confidence all Confidential Information of the other Party, including preventing disclosure to any competitor of the other Party (known to be such after reasonable inquiry).  No Party shall, without obtaining the prior written consent of the Party with proprietary rights thereto, use such Party’s Confidential Information for any purpose other than for the performance of its duties and obligations under this Agreement, enforcement of its rights under this Agreement, or for provision of other services to such Party.  Neither Party shall have intellectual property rights of any kind or nature to the Confidential Information disclosed by the other Party in accordance with this Article 7 or to material which is created using such Confidential Information.

(b)           Each Party may produce extracts and summaries of the other Party’s Confidential Information consistent with such Party’s permitted use of Confidential Information.  Each Party shall use, and shall take reasonable steps to arrange for other persons authorized to receive the other Party’s Confidential Information to use, at least the same degree of care to protect the other Party’s Confidential Information as it uses to protect its own Confidential Information.

(c)           The provisions of this Section 7.2 shall substitute for and supersede the provisions of any non-disclosure forms that SITA generally requires customers to execute prior to such disclosures.

7.3          Disclosure of Confidential Information to Employees and Others.

Notwithstanding Section 7.2 (Use and Protection of Confidential Information), any Party may disclose Confidential Information to:

(a)           its employees and the employees of its Affiliates or Worldspan Owned Users on a need-to-know basis or others specifically permitted to perform services hereunder, provided that the Party has taken reasonable steps to ensure that such Confidential Information is kept strictly confidential consistent with the confidentiality obligations imposed hereunder, including instructing such employees not to sell, lease, assign, transfer, use outside their scope of employment or reveal any Confidential Information without the consent of the Party whose Confidential Information is involved, and obtaining the written agreement of its employees to conform to the requirements of this Article 7.  Such written agreement need not be specific to this Agreement so long as its requirements are at least as stringent as those contained in the form of agreement set forth in Attachment ND, unless otherwise agreed by the Parties;

(b)           its legal counsel, auditors and consultants, except those consultants which are direct competitors of the other Party, provided that the Party disclosing Confidential Information under this Section 7.3(b) shall require the execution by its auditors and consultants of a non-disclosure agreement with requirements at least as stringent as those contained in the form of agreement set forth in Attachment ND, unless otherwise agreed by the Parties;

(c)           employees, agents and representatives of the Party whose Confidential Information is involved;

(d)           its agents, including in the case of WSL, any agent involved in the management or maintenance of the Services, specifically permitted to perform its services or its obligations hereunder but only on a need-to-know basis, provided that the Party disclosing Confidential Information under this Section 7.3(d) shall require the execution by the party receiving the confidential information a non-disclosure agreement with requirements as least at stringent as those contained in the form of agreement set forth in Attachment ND, unless otherwise agreed by the Parties;

(e)           subject to the prior written consent of the Party whose Confidential Information is involved, other persons (including contractors, landlords or facility managers) in need of access to such information for purposes specifically related to a Party’s exercise of its rights or performance of its responsibilities under this Agreement, provided that the Party disclosing Confidential Information under this Section 7.3(e) shall require the execution by the other person of a non-disclosure agreement with requirements at least as stringent as those contained in the form of agreement set forth in Attachment ND, unless otherwise agreed by the Parties; and

(f)            members of WSL’s board of directors on a need-to-know basis, provided that such WSL board members shall use at least the same degree of care to protect such Confidential Information as they use to protect other information in their possession that is confidential and proprietary to WSL, but in no case less than a reasonable degree of care, and as is otherwise required by law.

7.4          Return or Destruction of Confidential Information.

The Parties agree that upon the request of a Party having rights to Confidential Information, the Party in possession of such Confidential Information shall promptly return it (including any copies, extracts, descriptions and summaries thereof) to the requesting Party, or, with the requesting Party’s written consent, shall promptly destroy it (and any copies, extracts, descriptions and summaries thereof) and shall further provide the requesting Party with a corporate officer’s written and sworn certification of same unless compliance herewith will prevent a Party from meeting its obligations under this Agreement.  When Confidential Information of a Party has been integrated into documents containing proprietary information of any third party, upon the request of the Party whose Confidential Information is involved, the Party in possession of such information shall promptly destroy the documents (and any copies, extracts or summaries thereof) and shall further provide the requesting Party with written certification of same.

7.5          Waivers.

A Party may request in writing that the other Party waive all, or any portion, of the requesting Party’s responsibilities relative to specific items of the other Parties’ Confidential Information.  Such waiver request shall identify the affected information with specificity and the nature of the proposed waiver.  The recipient of the request shall respond within a reasonable time, and if, in its sole discretion, it determines to grant the requested waiver, it shall do so in a writing signed by an employee authorized to grant such request.

7.6          Required Disclosure.

The confidentiality obligations imposed by this Article 7 do not apply to the extent, but only to the extent, that Confidential Information must be disclosed pursuant to a court order or as required by any regulatory agency or other government body of competent jurisdiction.  A Party ordered to disclose the other Party’s Confidential Information shall notify such other Party immediately upon receipt of such an order to disclose and use all reasonable efforts to resist, or to assist such other Party in resisting, such disclosure and, if such disclosure must be made, to limit the disclosure to the extent legally required and to obtain a protective order or comparable assurance that the Confidential Information disclosed shall be held in confidence and not be further disclosed absent the original disclosing Party’s prior written consent.  This Article 7 is not intended to limit either Party’s ability to satisfy any governmentally required disclosure of its relationship with the other Party, or WSL’s ability to satisfy any requests or demands generated in the course of audits of WSL.  Notwithstanding anything else contained herein to the contrary; either Party may disclose the other Party’s Confidential Information as and to the extent required to be disclosed in the course of the Disclosing Party’s dealings with a court or regulatory body to enforce its rights under this Agreement, provided that the Party shall not so disclose the terms of this Agreement without first making a reasonable and good faith application to the court or regulatory body to hold the terms and conditions of this Agreement in confidence under seal.

7.7          Remedies.

WSL and SITA acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to determine, and which the Parties agree would be inadequate and insufficient as a remedy at law or in money damages.  Each Party, therefore, agrees that the other Party shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Article 7.  This right shall be in addition to any other remedy available in law or equity.

ARTICLE 8: REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1          Compliance with Laws.

Each Party represents, warrants and covenants that it shall ensure for the Term of this Agreement that it complies with all foreign and domestic laws, statutes, ordinances, rules, regulations, orders, applicable and material to the provision of Services.  SITA shall secure all domestic and foreign permits, licenses, and certifications, regulatory approvals and authorizations (collectively “Permits”) required to provide Services to WSL, and shall take all lawful steps to maintain such Permits during the Term of this Agreement.  WSL shall provide reasonable assistance and information necessary to secure such Permits.

8.2           Regulation.

(a)           SITA represents, warrants and covenants that, as of the Effective Date, the terms and conditions in this Agreement are fully enforceable without being included in a SITA tariff on file with the appropriate governmental agency.  SITA covenants that it shall not interpose as a defense in any lawsuit to enforce WSL’s rights under this Agreement that such terms and conditions are invalid or unenforceable because of inconsistency with any applicable law or regulation, or with SITA tariffs, and that SITA shall make no such claim before any tribunal in a dispute with WSL.  In the event that SITA interposes such defense or makes such claim, and without limiting any other remedy that WSL may have under this Agreement, SITA shall reimburse WSL for all attorneys’ fees and other expenses of contesting such defense or claim.

(b)           SITA represents, warrants and covenants that throughout the Term it will make all filings and will maintain all registrations that may be required of it from time to time in connection with providing the Services by any governmental body of competent jurisdiction, including any required tariffs (or the equivalent) as set forth in Section 15.19 (Tariffs), and WSL shall provide SITA with reasonable assistance and all necessary information in connection with such filings or registrations.

(c)           SITA represents, warrants and covenants that throughout the Term, it shall take all necessary steps to ensure that the rates, terms and conditions set forth in this Agreement remain in full compliance with all applicable laws, statutes, ordinances, directives, rules, regulations, licenses, permissions and orders of any ministry, regulator, agency, court or other body of competent jurisdiction.

(d)           SITA represents, warrants and covenants that throughout the Term it shall promptly notify WSL in writing if a charge of noncompliance with any applicable law, statute, ordinance, directive, rule, regulation, license, permission or order of any ministry, regulator, agency, court or other body of competent jurisdiction that is likely to have a material and adverse effect on WSL is filed against SITA in connection with the Services being provided to WSL hereunder.  SITA shall be fully and solely responsible for any fines, penalties or damages imposed on SITA or WSL arising from any noncompliance with any law, statute, ordinance, directive, rule, regulation, license, permission or order of any ministry, regulator, agency, court or other body of competent jurisdiction with respect to its delivery of the Services in any jurisdiction for which SITA is responsible pursuant to this Agreement.

8.3          Nature of Services.

(a)           SITA represents, warrants and covenants that at all times during the Term the Services shall conform to the Specifications.  SITA furthermore represents, warrants and covenants that the Services will at all times during the Term include at least the functionality and features set forth in Attachment SD.

(b)           SITA represents, warrants and covenants that at all times during the Term, SITA shall perform the Services in a workmanlike manner.

8.4          Good Faith Performance.

In the performance of their obligations under this Agreement, each Party shall act fairly and in good faith.  Where notice, approval or similar action by a Party is permitted or required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

8.5          Regulatory Reports.

SITA represents, warrants and covenants that to the best of its knowledge, as of the Effective Date, there are no legal or regulatory matters or restrictions that could impede SITA’s ability to provide, or materially affect the cost of all or any portion of, the Services.  SITA covenants to use reasonable efforts to inform WSL promptly in writing of all legal and regulatory developments that have a reasonably strong likelihood of materially affecting the price terms or conditions under which SITA or SITA Agents provide the Services or SITA’s ability to provide them in accordance with this Agreement.

8.6          Non-Interference and Other Matters.

(a)           SITA represents, warrants and covenants that the installation, maintenance and provision of the Services shall be performed (i) in conformity with reasonable precautions designed to promote safety, avoid accidents and prevent injury to person or property at the Installation Sites; (ii) in such a manner as will not, except as consented to in writing by WSL in advance or as is otherwise specifically permitted under this Agreement, (A) create any hazardous condition or interfere with or impair in any material respect the operation of the heating, ventilation, air conditioning, plumbing, electrical, fire protection, safety, security, public utilities or other systems or facilities at the Installation Sites; (B) interfere in any material respect with the use or occupancy of common areas of the Installation Sites or the premises of any tenant occupying any space therein; (C) result in SITA causing a delay or restriction, or SITA imposing any tasks, costs or obligations other than as set forth herein upon WSL, with respect to, or interfere in any material respect with, the use or operation of the Installation Sites; and (iii) in such a manner as will minimize disruption to WSL’s or its customers’ normal business operations that might arise as a result of such activities.

(b)           WSL represents, warrants and covenants that it will use the Services herein in accordance with the terms and conditions of this Agreement, that WSL shall take no action with respect to the use of such Services which would interfere with or cause damage or loss to the Network, Services or Service Components to the extent that SITA has previously advised WSL of the circumstances creating such interference or causing such damage or loss, and that WSL will promptly pay all Charges when due and payable to SITA.

8.7          Authority and Good Standing.

(a)           Each Party represents, warrants and covenants that it has and shall maintain full power and authority to enter into this Agreement without the consent of any other person and that it is and shall continue to be duly organized, validly existing and in good standing under the laws of the jurisdiction where it is incorporated.  Each Party represents, warrants and covenants that it will assume responsibility for the performance of its Affiliates and its agents under this Agreement and expressly assumes liability for the acts, omissions and performance of each such entity to the same degree as it accepts liability for its own acts, omissions, and performance.  Without limiting the generality of the preceding text in this Section 8.7, WSL specifically represents, warrants and covenants that it has authority to modify and supersede the Agreement for Telecommunications Services between Worldspan, L.P.and SITA s.c. with an effective date of 01 January 1999, as amended (known as the “Asia Pac Agreement”), as referred to in Section 2.1(a) (Agreement to Provide), despite any restriction on modification in that “Asia Pac Agreement”.

(b)           Each Party represents, warrants and covenants that it will continue to provide the Services in the event that its creditors exercise any lien or right of subordination that may exist for any equipment needed to provide the Services under the Agreement.

8.8          No Conflict.

Each Party represents, warrants and covenants that this Agreement and the transactions contemplated hereby are not in conflict in any material respect with any other agreements or judicial or administrative orders to which SITA or WSL is a Party or by which it may be bound.

8.9          Valid, Binding and Enforceable.

Each Party represents, warrants and covenants that this Agreement constitutes a valid and binding agreement as to it, enforceable against, and inuring to the benefit of it and its successors and permitted assigns in accordance with its terms and the provisions of all applicable laws.  Except as may be specifically set forth herein, nothing contained herein shall be construed as creating any right, claim or cause of action in favor of any third party against either SITA or WSL.  SITA represents and warrants that this Agreement is valid, binding and enforceable with respect to the Services in all countries in which WSL Installation Sites are located or in which WSL orders Services or Service Components under this Agreement.

8.10        Computer Viruses and Interconnectivity.

(a)           SITA and WSL recognize that it is possible for software to be produced that would corrupt not only the Services Software but other software used on the same system, including the operating system software.  Such corruption of software may remain dormant and will not necessarily be found during the period of acceptance testing set forth in Attachment IP.  Such corruption shall be termed “a Virus” or “Viruses.”

(b)           Each Party represents, warrants and covenants that, with respect to software it licenses under this Agreement, it has used reasonable efforts during all writing, execution and copying of the Services Software to ensure that no Viruses are coded or introduced to the software and is using, and will continue to use, the latest available, most comprehensive Virus detection/scanning program.

(c)           Each Party represents, warrants and covenants that in the event that a Virus is found, it shall assist the other Party in reducing the effect of the Virus, and particularly in the event that a Virus causes the other Party a loss of operational efficiency or loss of data it shall assist the other Party to the same extent to mitigate such losses and restore such Party to its original operating efficiency.

8.11        Quiet Enjoyment.

SITA represents, warrants and covenants that WSL shall be entitled to use and enjoy the benefit of the Services, subject to and in accordance with this Agreement.  Each Party represents, warrants and covenants that it has good title to, or lawful right to use and provide for the purposes of this Agreement, any Assets furnished by such Party hereunder, free and clear of all liens, claims and encumbrances that would interfere with SITA’s performance under this Agreement.  SITA further represents, warrants and covenants that the WSL’s use of the Services and SITA Assets do not infringe any intellectual property rights of any third party.  WSL further represents, warrants and covenants that SITA’s use of WSL Assets does not infringe any intellectual property rights of any third party.

8.12        Date Compliance.

(a)           SITA warrants that it will take necessary action and provide resources to enable all software (including software and any firmware), hardware, networks and equipment used in connection with the provision and operation of the Service (“Systems”) over which it has control to be “Date Compliant” (as described below).  SITA shall use reasonable efforts to mitigate any fault in the Service caused by the non-Date Compliant Systems that it does not control but to the extent that any fault in the Service is caused by the non-Date Compliant Systems that it does not control, SITA shall not be liable to WSL for any loss or damages in the event that any such non-Date Compliance causes a fault in, or the non-availability of the Service.

(b)           For the purposes of this warranty, “Date Compliant/ce” means process date data from, into and between the twentieth and twenty-first centuries and accurately perform leap year calculations. Interfaces of all Systems used in connection with the provision and operation of the Service will comply with either the ISO 8601 date format or, where applicable, the IATA

Information Management Committee (IMC) date format. This warranty is to be read in conjunction with all other terms and conditions of the Agreement and shall apply to any Exhibits or future amendments which are or may be made hereto.  This warranty supersedes any previous statement or contractual commitment made by SITA or WSL relating to the subject matter hereto.

8.13        [**]

8.14        Exclusive Warranties.

EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY SERVICES OR OTHERWISE UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND EACH SPECIFICALLY DISCLAIMS ANY AND ALL SUCH OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

ARTICLE 9 — INTELLECTUAL PROPERTY RIGHTS AND INDEMNIFICATION; SOFTWARE LICENSE

9.1          Software and Data.

SITA shall own all right, title and interest, under all intellectual property and other laws, to all pre-existing network designs, performance, operation and maintenance data, and other works, inventions and ideas created by or for SITA (including by any SITA Agents) prior to May 8, 2000, whether or not utilized by SITA in connection with its performance under this Agreement.  All of the foregoing shall be deemed SITA Confidential Information subject to Article 7 (Confidential Information).  WSL shall own all right, title and interest, under all intellectual property and other laws, to (i) WSL’s software which WSL develops or acquires, other than from SITA under this Agreement, in connection with its telecommunications and related requirements and, (ii) all WSL network and network interface designs, WSL Network redesigns, WSL designs, performance, operation and maintenance data, and other works, inventions and ideas created, developed or acquired by WSL other than that which is obtained from SITA under this Agreement without the use of WSL Confidential Information.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

9.2          License.

SITA hereby grants to WSL, at no additional charge, a non-exclusive, royalty-free, non-transferable, license to use the Services Software in accordance with the terms and conditions of this Agreement.

9.3           Indemnification; Defense.

(a)           Each Party (the “Indemnifying Party” for purposes of this Article 9) agrees to indemnify and hold the other Party and any director, officer, employee, agent or assign of the other Party (the “Indemnified Party” for purposes of this Article 9) harmless from and against any and all liabilities (including royalties or license fees), losses, damages, costs and expenses (including reasonable attorneys fees) associated with any claim or action against the Indemnified Party to the extent specified below.

(1)           SITA agrees to indemnify and hold WSL, as the Indemnified Party, harmless from and against any claim or action for actual or alleged infringement of any patent, copyright, trademark, trade secret, or similar proprietary right to the extent that such claim or action arises from WSL’s use of Services or use of Services Software in accordance with the terms of the Agreement (“WSL Claims”), provided that the obligations hereunder shall not apply to the extent (i) WSL or another party on WSL’s behalf or direction modifies the Services or Services Software, (ii) WSL uses the Services or Services Software in a manner that does not substantially conform to the applicable instructions and Documentation, or (iii) WSL combines the Services or Services Software with products or services not provided or approved by or through SITA, and no infringement would have occurred without such modification, non-conforming use, or combination.  Subject to (i) through (iii) above, the above indemnity shall be deemed to include coverage for any claims, threatened or actual, brought by a third party alleging that any use of a Service by WSL in accordance with the terms of the Agreement infringes such third party’s patents in the area of interactive telecommunications technology and broadband telecommunications technology, including computer telephone integration, voice response technology or interactive call processing.

(2)           WSL agrees to indemnify and hold SITA, as the Indemnified Party, harmless from and against any claim or action for actual or alleged infringement of any patent, copyright, trademark, trade secret, or similar proprietary right to the extent such claim or action arises from SITA’s transmission of content (“WSL Information”) originating from WSL or any Worldspan Owned User (“SITA Claims”); provided that the obligations hereunder shall not apply to the extent (i) SITA or another party on SITA’s behalf or direction modifies WSL Information, (ii) SITA or another party on SITA’s behalf or direction misdirects WSL Information to any party other than the intended recipient, or (iii) SITA or another party on SITA’s behalf or direction intercepts, records or discloses the message content of any WSL Information without WSL’s express written permission.

(b)           The Indemnifying Party shall have the sole right to conduct the defense of any Claim and all negotiations for its settlement or compromise unless the Parties agree otherwise in writing, provided that no settlement that materially affects the price or provision of Services or Services Software shall be entered into without WSL’s prior approval.  The Indemnified Party shall cooperate with the Indemnifying Party to facilitate the settlement or defense of such Claims.

(c)           The Indemnifying Party shall be responsible for the employment of counsel and for all expenses of defending any Claim, but the Indemnified Party may employ separate counsel if:  (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party; (ii) the Indemnifying Party has failed to assume the defense of all or any portion of any such Claim and employ counsel; or (iii) the named Parties to any such action (including any impleaded Parties) include both the Indemnifying and Indemnified Parties, and the Indemnified Party shall have been advised that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party.  In the cases of different or additional legal defenses, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party.  The Indemnifying Party shall, reimburse the Indemnified Party for the reasonable fees and disbursements of separate counsel in any case in which separate counsel is permitted above.

9.4          Notices.

The Indemnifying Party shall give the Indemnified Party prompt written notice (and copies of all papers served upon or received by the Indemnifying Party) of any action, or threat, notice or warning of any Claim (of which the Indemnifying Party has written notice), against the Indemnifying Party of the kind described in Section 9.3 (Indemnification; Defense) that has a reasonable likelihood of success on the merits and that could, if successful, have a material impact on WSL’s use of such Services or SITA’s provision of such Services.  The Indemnified Party agrees to give the Indemnifying Party prompt written notice of any Claim of which it becomes aware and copies of all papers served upon or received by the Indemnified Party relating to same.

9.5          Enjoined Use.

(a)           If SITA’s provision or WSL’s use of any Service is prohibited or enjoined as a consequence of a Claim and the cause of such prohibition or injunction is not subject to Section 9.3(a)(1)(i) through (iii) (Indemnification; Defenses) and is not based on WSL’s Intellectual Property, SITA shall take the following actions at its own expense and in the listed order of preference:  (i) procure for WSL the right to continue using such Service; (ii) modify such Service so that it is non-infringing (provided that such modification does not impair the features or functions of the Service as detailed hereunder); or (iii) upon written notice to WSL, substitute for such Service a comparable, non-infringing Service.  If neither (i) nor (ii) nor (iii) is reasonably commercially attainable, then SITA shall discontinue providing such Service to WSL and refund to WSL a pro rata amount of all fees paid by WSL for such Service in advance based upon the time of such discontinuance, and the Preferred Provider Commitment shall be reduced in accordance with Section 2.3 (Preferred Provider Commitment).

(b)           The remedies provided for in this Section 9.5 shall be WSL’s sole remedies and SITA’s sole liability with respect to such enjoined use for the period that would be permitted under Section 11.3 (Performance Times) if the date of issuance of such injunction were deemed the commencement date of a Force Majeure Condition.  Such period shall be in lieu of any other extensions of performance that might be available under Article 11 (Force Majeure) in connection with such injunction, and such deemed Force Majeure Condition shall only be available to excuse SITA’s non-performance once in connection with any injunction issued with respect to the affected service area regarding the same alleged infringement and related subject matter.

ARTICLE 10 — LIMITATION OF LIABILITY; THIRD PARTY CLAIMS

10.1        Indemnification of Third Party Claims.

(a)           Subject to Section 10.2 LIMITATION OF LIABILITY AND LIMITED WARRANTY), each Party (the “Indemnifying Party” for purposes of this Article 10) shall indemnify, defend and hold the other Party and its Affiliates (the “Indemnified Party” for purposes of this Article 10) harmless against all liability, loss, damage and expense (including reasonable legal fees and disbursements) resulting from claims or actions brought by third parties against the Indemnified Party in connection with:  (i) injury to or death of any person; (ii) loss of or damage to tangible real or tangible personal property or the environment, in each case to the extent that such liability, loss, damage or expense was proximately caused by any negligence or willful misconduct by the Indemnifying Party, its agents, employees or subcontractors, in connection with the provision or use of Services; and (iii) claims or actions brought by third parties against the Indemnified Party, in each case (i) through (iii) when arising out of or in connection with the Indemnifying Party’s breach of any of its warranties, representations or covenants in Sections 8.1 (Compliance with Laws), 8.2 (Regulation), 8.5 (Regulatory Reports) and 8.12 (Date Compliance))..

(b)           The Indemnified Party shall inform the Indemnifying Party of the facts and circumstances of any occurrence of any such claim or action within 15 days of the Indemnified Party’s first knowledge thereof, provided that the Indemnifying Party shall control the defense of, and settlement of any such claim or action.  The Indemnifying Party shall be responsible for the employment of counsel and for all expenses of defending such claims, but the Indemnified Party may employ separate counsel if (i) the employment of such counsel has been specifically authorized in writing by the Indemnifying Party; (ii) the Indemnifying Party has failed to assume the defense of any such claim and employ counsel; or (iii) the named Parties to any such action (including any impleaded Parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party.  In the case of different or additional legal defenses, the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party.  The Indemnifying Party shall reimburse the Indemnified Party for the reasonable fees and disbursements of separate counsel in any case in which separate counsel is permitted above.  Neither SITA nor WSL shall enter into any settlement that materially affects the other Party without such other Party’s prior written consent, which consent shall not be unreasonably withheld.

10.2        LIMITATION OF LIABILITY AND LIMITED WARRANTY.

(A)          LIMITATION OF LIABILITY. SUBJECT TO SECTION 10.2(C), NEITHER PARTY SHALL BE LIABLE TO THE OTHER, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS THAT MIGHT ARISE AGAINST THE OTHER PARTY, FOR ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOST REVENUES, LOST PROFIT, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE OR LOSS OR DESTRUCTION OF DATA, ARISING FROM THE OTHER PARTY’S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR FROM THE OTHER PARTY’S NEGLIGENCE.  THIS PARAGRAPH SHALL NOT BE CONSTRUED AS A LIMITATION UPON EITHER PARTY’S RIGHT TO SEEK ITS DIRECT DAMAGES.

(B)           LIMITATION OF LIABILITY. SUBJECT TO SECTION 10.2(C), A PARTY’S LIABILITY TO THE OTHER AS A RESULT OF THE FIRST MENTIONED PARTY’S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR NEGLIGENCE OR OTHER TORTS, WILL NOT EXCEED THE AMOUNT OF [**] UNITED STATES DOLLARS ($[**]) (“LIABILITY CAP”) IN RESPECT OF ALL INCIDENTS DURING THE TERM OF THE AGREEMENT, PROVIDED THAT A PARTY SHALL NOT BE LIABLE FOR DIRECT DAMAGES UNDER THIS AGREEMENT WHERE (I) A SOLE AND EXCLUSIVE REMEDY IS OTHERWISE SET FORTH IN THE AGREEMENT OR (II) SERVICE CREDITS/SCUS ARE PROVIDED IN ATTACHMENT SLA.  EXCEPT IN THE CASE OF MATERIAL BREACH, A PARTY SEEKING DAMAGES FOR BREACH OF THE AGREEMENT SHALL FIRST PROVIDE THE BREACHING PARTY WRITTEN NOTICE THEREOF AND A 30 DAY PERIOD DURING WHICH TO REMEDY THE BREACH.  SERVICE CREDITS/SCUS SHALL NOT BE CONSIDERED DIRECT DAMAGES FOR PURPOSES OF THE LIABILITY CAP AND SHALL BE IN ADDITION THERETO NOR SHALL THEY BE SUBJECT TO THE 30-DAY CURE PERIOD SET FORTH ABOVE.

(C)           LIMITATION OF LIABILITY. NOTHING CONTAINED IN SECTION 10.2(A) OR (B) OR (D) SHALL LIMIT A PARTY’S LIABILITY TO THE OTHER FOR:  (I) INJURY TO OR DEATH OF A PERSON, (II) DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY TO THE EXTENT CAUSED BY A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL OR WILLFUL MISCONDUCT, OR (III) ITS INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.3 (INDEMNIFICATION; DEFENSE) AND SECTION 10.1(A)(I) (INDEMNIFICATION OF THIRD PARTY CLAIMS), IN EACH CASE (I) THROUGH (III) WHERE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.  NOTHING CONTAINED IN SECTION 10.2(B) SHALL LIMIT WSL’S OBLIGATIONS WITH RESPECT TO CHARGES (LESS ANY APPLICABLE CREDITS) INCURRED FOR SERVICES, SHORTFALL CHARGES OR TERMINATION CHARGES IN ACCORDANCE WITH SECTION 14.1(B) (TERMINATION BY WSL) OR SITA’S LIABILITY FOR SERVICE CREDITS/SCUS.

(D)          MANAGED ISP SERVICES –  LIMITED WARRANTY AND LIMITATION OF LIABILITY, SPECIAL SERVICE RELATED PROVISION

(i)            LIMITED WARRANTY.  SITA WILL PERFORM THE MANAGED ISP SERVICES IN A DILIGENT AND WORKMANLIKE MANNER, USING APPROPRIATELY QUALIFIED PERSONNEL.  EXCEPT FOR THIS WARRANTY, SITA DOES NOT WARRANT THESE SERVICES IN ANY WAY.  IN PARTICULAR, ANY PRODUCTS OR SERVICES OF A THIRD PARTY INTERNET SERVICE PROVIDER (“ISP”) MADE AVAILABLE UNDER THIS AGREEMENT ARE PROVIDED “AS IS”.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

(ii)           LIMITATION OF LIABILITY.  NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, AND EXCEPT TO THE EXTENT OF THE NON-PERFORMING OR WRONGFUL PARTY’S OWN GROSS NEGLIGENCE OR WILFUL MISCONDUCT (WHICH SHALL BE TREATED UNDER THE GENERAL LIMITATION OF LIABILITY AND “LIABILITY CAP” UNDER SECTIONS 10.2(A), 10.2(B) AND 10.2(C)), NEITHER PARTY ASSUMES ANY LIABILITY FOR ANY MANAGED ISP SERVICE NON-AVAILABILITY, NOR ANY LOSS OF OR CORRUPTION OF DATA ASSOCIATED WITH THE PROVISION OF THE MANAGED ISP SERVICES, NOR FOR ANY BREACH OF A FIREWALL, NOR FOR THE CONSEQUENCES OF THOSE OR ANY OTHER FAILURE OF THE MANAGED ISP SERVICES SERVICES.  EXCEPT TO THE EXTENT OF THE NON-PERFORMING OR WRONGFUL PARTY’S OWN GROSS NEGLIGENCE  OR WILFUL MISCONDUCT (WHICH SHALL BE COVERED BY THE LIMITATIONS OF LIABILITY AND “LIABILITY CAP” UNDER SECTIONS 10.2(A), 10.2(B) AND 10.2(C)), IN NO EVENT WILL A PARTY’S LIABILITY UNDER ANY CLAIM MADE BY THE OTHER PARTY OR ANY THIRD PARTY, UPON ANY GROUNDS, EXCEED THE GREATER OF (1) AN AMOUNT EQUAL TO THE TOTAL AMOUNT OF FEES ACTUALLY PAID BY CUSTOMER TO SITA FOR THAT PARTICULAR SITE UNDER THIS CONTRACT FOR THE THREE-MONTH PERIOD PRECEDING THE EVENTS GIVING RISE TO THE CLAIM; OR (2) ANY AMOUNT RECOVERED FROM SITA FROM THE ISP GIVING RISE TO THE CLAIM.  THE PARTIES HEREBY ACKNOWLEDGE THAT THIS CLAUSE TAKES ACCOUNT OF THE PRICING ASSOCIATED WITH THE MANAGED ISP SERVICE AND THE RESPECTIVE RISKS OF THE PARTIES.  THIS CLAUSE SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S LIABILITY IN THE EVENT OF BODILY INJURY OR DEATH.

(iii)          PASS-THROUGH OF THIRD-PARTY ISP TERMS.  NOTWITHSTANDING THE ABOVE TEXT OF THIS SECTION 10.2(D) (MANAGED ISP SERVICES – LIMITED WARRANTY AND LIMITATION OF LIABILITY, SPECIAL SERVICE RELATED PROVISION), SITA WILL PASS THROUGH TO WSL ALL WARRANTIES, PENALTIES OR OTHER FORMS OF FINANCIAL COMPENSATION WHICH IT RECEIVES FROM A THIRD PARTY ISP, AS PART OF THE PRICING AND SERVICE LEVEL AGREEMENT TERMS ASSOCIATED WITH THE MANAGED ISP SERVICE.

10.3        Liability Under Third Party Arrangements.

No contract, subcontract or other agreement entered into by SITA with any third party in connection with its provision of Services (including any such agreement assigned by WSL to SITA) shall provide for any indemnity, guarantee, assumption of liability or other obligation of, to or by WSL with respect to such arrangements, except as consented to in writing by WSL or Worldspan L.P.

ARTICLE 11 — FORCE MAJEURE

11.1        Force Majeure Conditions and Effect.

(a)           In no event shall either Party be liable to the other for any delay or other failure to perform hereunder that is due:  (i) to the other’s delay in supplying or failure to supply approvals, information, materials or services called for or reasonably required under the terms of this Agreement provided the Party claiming excusable delay or other failure to perform has previously requested such approvals, information, materials or services with reasonable advance notice; or (ii) to causes beyond the reasonable control of the Party claiming excusable delay or other failure to perform, including acts of God, acts of a public enemy, acts of a governmental authority, fires, floods, epidemics, riots, theft, quarantine restrictions, war, riot, malicious acts of damage, civil commotion, power failures, labor disputes and freight embargoes (collectively, “Force Majeure Conditions”).  Notwithstanding the foregoing, the failure of an Access Provider or other foreign carrier to perform its responsibilities which adversely affects the provision of Services hereunder and acts of a governmental authority that give rise to WSL’s right to terminate this Agreement as provided in Section 14.1(a)(i) (Termination by WSL) shall not be deemed Force Majeure Conditions unless the Access Provider or other foreign carrier’s failure to perform results from a Force Majeure condition.

(b)           Notwithstanding Section 11.1(a), no delay or other failure to perform shall be excused pursuant to this Article 11:  (i) by the acts or omissions of a Party’s subcontractors, material men, suppliers or other third persons providing products or services to such Party unless such acts or omissions are themselves the product of a Force Majeure Condition; and (ii) unless such delay or failure and the consequences thereof are beyond the control, and without the fault or negligence, of the Party claiming excusable delay or other failure to perform.

(c)           Under no circumstances will SITA’s failure to deliver Services as a result of Date Compliance be considered a Force Majeure Condition if such failure is the result of malfunctions of the Network.

11.2        Duty to Mitigate.

Each Party shall, with the cooperation of the other, exercise reasonable efforts to mitigate the extent of a delay or failure resulting from a Force Majeure Condition and the adverse consequences thereof.  SITA’s reasonable efforts shall include:  (a) performance of required work or provision of Services or related services with the use of qualified management or other personnel or subcontractors, as permitted by this Agreement; (b) using commercially reasonable efforts to contract for services, equipment, materials or supplies required for SITA’s timely performance hereunder from carriers and suppliers not affected (or less affected) by the cause of a delay or failure, subject to WSL’s reasonable approval, which shall not unreasonably be withheld, where such purchases will enable SITA to provide and maintain the Services in accordance with the terms of this Agreement; and (c) cooperating with WSL’s efforts to secure necessary replacement services from other carriers.

11.3        Performance Times.

Performance times under this Agreement (but not the Term) shall be extended for a period of time equivalent to the time lost because of any failure to perform that is excusable under this Article 11; provided, however, that if any Force Majeure Condition is reasonably expected to prevent SITA from providing the Services for a period of 30 or more consecutive days, and notwithstanding Section 11.1 (Force Majeure Conditions and Effect), WSL may discontinue the affected Service or Service Component(s) without liability in accordance with Section 14.3(a)(i) (Partial Discontinuance), except that WSL shall pay SITA for any actual expenses paid by SITA to an Access Provider as a result of discontinuance of the Access Line associated with the affected Service or Service Component(s) and for the net book value of customer premises equipment supplied by SITA to WSL in connection with the affected Service or Service Component(s).  Upon SITA’s receipt of such charges for customer premises equipment supplied by SITA to WSL, SITA agrees to execute and deliver to WSL a bill of sale and such other good and sufficient instruments of conveyance, assignment, or transfer, in form and substance satisfactory to WSL, to vest in WSL good and marketable title to such customer premises equipment supplied by SITA to WSL.  Such title shall be free of all mortgages, liens, pledges, custodianships, security interests, objections, or any other encumbrances, claims, or charges of any kind (collectively, “Liens”), including Liens asserted by a manufacturer or supplier whose equipment, software, or material is included as part of such customer premises equipment supplied by SITA to WSL.

11.4        Substitute Services.

Notwithstanding Section 11.1 (Force Majeure Conditions and Effect), each Party shall give the other prompt notice of any event that it claims is a Force Majeure Condition under this Article 11 and of the cessation of the condition.  If SITA cannot promptly provide at WSL’s expense a suitable temporary alternative to a Service interrupted or delayed by a Force Majeure Condition for a period of five or more consecutive days, WSL may contract at its expense for the reasonably expected duration of the Force Majeure Condition, with one or more third parties for substitutes for any or all affected Services or Service Components, and temporarily suspend SITA’s provision of such Services or Service Component(s) that are the subject of that Force Majeure Condition until the expiration of such a short-term contract with a third party for substitute services (the “Temporary Period of Suspension”), after which WSL shall resume its contractual obligations to receive and pay for the restored SITA Service or Service Component previously affected by the Force Majeure Condition.  The exercise by WSL of its right to suspend and substitute services in accordance with this Section 11.4 shall not affect WSL’s right to discontinue Service in accordance with Section 11.3 (Performance Times), provided that such right to discontinue is exercised prior to SITA’s declaration to WSL that the affected Service or Service Component is restored and ready for use at the expiration of the Temporary Period of Suspension.  SITA shall keep WSL apprised of its progress toward restoration of the affected Service or Service Component, including notifying WSL at least one day in advance of the expected restoration date.

11.5        Impact of Suspension or Termination of Affected Service Components.

If WSL terminates or suspends Service Components affected by a Force Majeure Condition as permitted under Section 11.3 (Performance Times) and Section 11.4 (Substitute Services):

(a)           SITA shall not charge WSL for any Services or Service Components (A) terminated following the effective date of such termination or (B) suspended during the period of suspension; and

(b)           SITA shall credit WSL with a pro rata portion of all prepaid rates and charges for such Service Components during the period of the Force Majeure Condition.

11.6        Other Remedies.

Nothing contained in this Article 11 shall limit the right of either Party to make any claim against third parties for any damages caused by a Force Majeure Condition.

ARTICLE 12 — INDEPENDENT CONTRACTOR

Except as specifically agreed to in writing by the Parties, in performing this Agreement, each Party agrees that it and its subcontractors shall operate as and for all purposes be considered independent contractors and not agents of the other, and neither Party shall have authority to bind or otherwise obligate the other in any manner whatsoever.  All personnel of either Party shall remain under the exclusive direction and control of such Party and shall not be deemed to be employees nor agents of the other.  Each Party shall be solely responsible for payments of all its personnel’s compensation, including overtime wages, employee benefits, social security taxes, employment taxes and any similar taxes, and workmen’s compensation, disability and other insurance, and the withholding or deduction, if any, of such items to the extent required by applicable law.

ARTICLE 13 — TERM; TRANSITION OF SERVICES

13.1        Term of Agreement.

This Agreement shall commence as of the Effective Date and shall continue in full force and effect for an Initial Term of three (3) years beginning the first day of the first month following the Effective Date (“Initial Term”), as may be extended by a Transition Period A under Section 13.2(b) (Transitional Support), or Transition Period B under Section 13.2(c) (Transitional Support), or terminated earlier in accordance with its provisions (collectively the “Term”).  SITA shall give WSL written notice of the impending expiration of this Agreement 120 days before such expiration.  WSL agrees to notify SITA in writing at least 30 days prior to expiration if it intends to utilize the 90day transition period beyond the expiration, as described in Section 13.2.

13.2        Transitional Support.

(a)           SITA has been advised and understands that the Services are vital to WSL and must be continued with minimal interruption, and that upon the termination or expiration of this Agreement a successor vendor may be retained to provide such services or WSL may resume the Services itself.  SITA agrees to maintain the level and quality of Services required under this Agreement during a transition to a successor, and to cooperate in an orderly and efficient transition to such successor.

(b)           SITA agrees to furnish phase-out Services for up to three months, where WSL terminates this Agreement without cause under Section 14.1(b) (Termination by WSL), upon the expiration of the Term, or where SITA terminates this Agreement for WSL’s default under Section 14.2(a) or (b) (Termination by SITA), provided, that if SITA terminates for WSL’s non-payment of Services, SITA will only provide phase-out Services on receipt from WSL of any and all undisputed outstanding Charges and other sums due and payable to SITA under this Agreement and collateral security in the form of an irrevocable letter of credit from a third party issuer reasonably acceptable to SITA in an amount equal to the reasonably expected Charges for the three month transition services, taking into account that, during such period, WSL will be reducing its usage of the Services provided by SITA as it transitions to services provided by a successor vendor (such three month period being called “Transition Period A.”).  During Transition Period A, all of the terms and conditions (including the Charges) contained herein, with the exception of those terms and conditions specifically listed in this Section 13.2(b), shall apply to the provision of the Services.  The following terms and conditions shall not apply during Transition Period A:  (i) Section 2.3 (Preferred Provider Commitment); (ii) Section 2.13 (Optimization); (iii) Section 4.1 (Additional Services); and (iv) Service Credits/SCUs as provided under Attachment SLA.

(c)           Where WSL terminates this Agreement for cause pursuant to Section 14.1(a) (Termination by WSL), SITA agrees to furnish phase-out Services for up to 18 months following the effectiveness of WSL’s termination of this Agreement for cause pursuant to Section 14.1(a) (Termination by WSL) (such 18-month period being called “Transition Period B”) if requested by WSL in writing on or before the effective date of termination.  During Transition Period B, all of the terms (including price and discount terms in effect on the date of termination or expiration) and conditions contained herein, with the exception of those terms and conditions specifically listed in this Section 13.2(c), shall apply to the provision of the Services.  The following terms and conditions shall not apply during the Transition Period B:  (i) Section 2.3 (Preferred Provider Commitment); (ii) Section 2.13 (Optimization), (iii) Section 4.1 (Additional Services).  WSL shall receive Service Credits/SCUs during Transition Period B in accordance with the terms this Agreement, provided, however, that the aggregate value of all Service Credits/SCUs received by WSL during Transition Period B shall not exceed two times the aggregate value of all Service Credits/SCUs received by WSL during the 6-month period immediately preceding the effective date of termination of the Agreement.

In addition, SITA agrees to negotiate in good faith a plan with WSL and SITA’s successor(s) that specifies the nature, extent and schedule of the phase-out Services.  As part of such phase-out Services, SITA shall, at no cost to WSL and consistent with SITA’s contractual obligations with third parties regarding non-disclosure, give WSL or its designee(s) all information reasonably required by WSL to facilitate a smooth transition to a successor.  The disclosure of such information is subject to the execution of a valid Non-Disclosure Agreement.

(d)           For greater certainty the Parties acknowledge and agree as follows: (1) Any services provided by SITA beyond Transition Period A and Transition B which are not the subject of a separate agreement between the Parties shall be charged to WSL at the then current SITA Tariff of Products and Services (“TOPS”) rates or SITA’s published price list in effect at that time and SITA’s usual terms and conditions for the provision of the remaining products and services shall govern, all in accordance with the SITA/Worldspan Tel ½ Agreement.  (2) Any connections or other services remaining upon expiry of either Transition Period A or B shall be the subject of a connection cessation order (or equivalent) or will remain connected/provided on the basis of the rights and obligations of the Parties under the Tel ½ Agreement.

13.3        Hiring of Personnel.

Neither Party shall, during the period from the Effective Date until 6 months after the end of the Term (howsoever arising), directly or indirectly solicit or offer employment or engagement to any of the staff of the other Party who have been substantially and directly involved in the provision of Services without the other’s prior agreement in writing.  This clause shall not apply to any engagement which was as a result of an unsolicited approach to that Party by the employee in question, results from general recruitment campaigns, open advertising or approaches from the Parties where such approaches are not the result of the relationship created by this Agreement.

13.4        Removal of Property.

Upon termination or expiration of this Agreement, SITA shall promptly remove any property that SITA has installed on the Installation Sites or other WSL premises.  Any such property not removed within 6 months after the end of the Term and/or the cessation of use of the Services by WSL at an Installation Site shall be deemed abandoned by SITA, provided that WSL has given SITA at least 30 days prior written notice of WSL’s decision to dispose of such property, and, provided, further, that WSL shall have no responsibility for or liability in connection with (including for the net book value thereof) any loss or damage to any such property that SITA does not remove from the affected Installation Site within 90 days following the end of the Term and/or from the date of written notification from WSL of cessation of use of the Services at such Installation Site.  SITA shall use reasonable care in removing such property and shall return the Installation Sites and other WSL premises to their original condition, reasonable wear and tear excepted.

ARTICLE 14 — TERMINATION AND REMEDIES

14.1        Termination by WSL.

(a)           WSL shall have the right to terminate this Agreement in its sole discretion with no liability to SITA (including for any pass-through charges permitted hereunder) other than for charges (less any applicable credits) for Services incurred prior to and remaining unpaid as of the effective date of such termination if any one or more of the following occurs:

(i)            Upon 30 days prior written notice to SITA, if SITA is required to cease and does cease providing any material portion of the Services as a result of any change in applicable law, rule, regulation, or of any order, judgment or decision by any governmental authority of competent jurisdiction (including injunctions), or SITA agrees to cease or informs WSL that it intends to cease providing any material portion of the Services in contemplation or acknowledgment of or to avoid the consequences of any such change, order, judgment or decision;

(ii)           Upon 30 days prior written notice to SITA, if SITA shall have materially breached or materially defaulted (or committed any series of breaches or defaults which in the aggregate constitute a material breach or material default) any of the terms and conditions of this Agreement, unless 30 days following SITA’s receipt of notice of such breach or default, SITA has cured such breach or default, provided, however, that no notice of termination pursuant to this clause may be given prior to the completion of the dispute resolution process set forth in Section 15.8 (Dispute Resolution);

(iii)          Upon 30 days prior written notice to SITA, if (A) SITA fails to provide a material portion of the Services (measured by expenditures for all Services provided at all Installation Sites over the most recent quarter) for 30 days, or (B) WSL would have the right to discontinue 30 percent or more (measured by expenditures for all Services provided at the affected Installation Sites over the most recent quarter) of the Services or Service Components under any provision of this Agreement that permits such discontinuance without liability (including Attachment SLA);

(iv)          Upon 30 days prior written notice to SITA, if an order is made or an effective resolution is passed for the dissolution or winding up of SITA except for the purposes of an amalgamation, reorganization, bulk transfer of assets, or merger, if a creditor takes possession of or a receiver is appointed over the whole or any material part of the undertaking or assets of SITA, or if SITA becomes insolvent or makes any special or general assignment for the benefit of creditors or is the subject of a voluntary or involuntary filing under the bankruptcy laws of any jurisdiction; or

(v)           Immediately upon written notice to SITA, if final adjudicated claims against SITA have exceeded its limit of liability set forth in Section 10.2(b) (Limitation of Liability).

(b)           For purposes of Sections 14.1(a)(i) and (iii), a “material” portion of the Services shall be conclusively established if SITA ceases to provide 30 percent or more of the Services (measured by expenditures over the most recent quarter) provided under the Agreement, and may be shown at less than 30 percent if SITA’s cessation of such Services has a material adverse impact on WSL’s business under this Agreement and such impact is certified in a letter from an officer of WSL accompanying WSL’s notice of termination and is concurred with by SITA or in the absence of such concurrence by concurrence of an Arbitrator appointed in accordance with and subject to the procedures set forth in Section 15.9 (Arbitration), provided that arbitration to determine whether there has been a material adverse impact on WSL’s business under this Agreement shall also be determinative of the validity of WSL’s notice of termination without liability under the above-referenced Sections.  If WSL terminates the Agreement without liability under this Section 14.1(a), WSL may collect direct damages arising from event(s) upon which such termination is based in accordance with the terms of this Agreement.

14.2        Termination by SITA.

SITA shall have the right to terminate this Agreement if any one or more of the following occurs:

(a)           Upon 30 days prior written notice to WSL, if WSL shall have materially breached or materially defaulted (or committed any series of breaches or defaults which in the aggregate constitute a material breach or material default) of any of the terms and conditions of this Agreement, unless within 30 days following receipt of SITA’s notice of such breach or default, WSL has cured such breach or default, which, in the case where WSL’s material breach involves non-payment of Charges within 30 days after the date on which such Charges became due and payable to SITA under this Agreement (other than Charges subject to a bona fide dispute), WSL’s cure of such breach means WSL has paid such Charges and interest thereon in accordance with the interest rates as set forth in the Tel ½ Contract. Subject to Section 14.4 (Performance Pending Outcome of Disputes), no notice of termination pursuant to this Section 14.2(a) may be given prior to the completion of the dispute resolution process set forth in Section 15.8 (Dispute Resolution);

(b)           Upon 30 days prior written notice to WSL, if an order is made or an effective resolution is passed for the dissolution or winding up of the other party except for the purposes of an amalgamation, reorganization, bulk transfer of assets or merger, if a creditor takes possession of or a receiver is appointed over the whole or any material part of the undertaking or assets of WSL, or if WSL becomes insolvent or makes any special or general assignment for the benefit of its creditors or is the subject of a voluntary or involuntary filing under the bankruptcy laws of any jurisdiction; or

(c)           Immediately upon written notice to WSL, if final adjudicated claims against WSL have exceeded its limit of liability set forth in Section 10.2(b) (Limitation of Liability).

14.3        Partial Discontinuance.

(a)           WSL may discontinue without liability to SITA (including for any pass through charges permitted hereunder or Access Provider discontinuance charges) except for charges (less any applicable credits) for such Service(s) or Service Component(s) incurred prior to, and remaining unpaid as of, the effective date of such discontinuance:

(i)            immediately upon written notice to SITA where particular Services or Service Components may be discontinued by WSL without liability as is permitted by this Agreement, including under Section 2.6 (Redesigns and Modifications to the Network),Section 2.14(b)(viii) (Contingency and Recovery),Section 11.3 (Performance Times) (subject to WSL’s obligation to pay amounts as set forth in Section 11.3) and Section 15.19 (Tariffs);

or

(ii)           Upon 30 days prior written notice to SITA, if SITA files tariff revisions (or the equivalent) that would materially and adversely affect the prices, terms or conditions under which WSL is offered the Services and if SITA is unable to provide WSL with a credit to be applied against Charges applicable to the Services in a jurisdiction in which SITA is permitted to offer the Services under a customer-specific contract, which credit shall be equal to the difference between the tariff rates and those set forth in this Agreement.

(b)           In the event of a partial discontinuance under this Section 14.3, the Preferred Provider Commitment shall be reduced in accordance with Section 2.3 (Preferred Provider Commitment).

14.4        Performance Pending Outcome of Disputes.

(a)           Notwithstanding anything in this Agreement to the contrary, in the event a matter subject to a bona fide, good faith dispute is submitted to the dispute resolution processes (including arbitration) described in this Agreement, neither Party may, during the pendency of such dispute, use such matter as grounds for termination of this Agreement pursuant to Section 14.1(a)

(Termination by WSL) or Section 14.2 (Termination by SITA) or as a grounds for partial discontinuance pursuant to Section 14.3 (Partial Discontinuance).  During the pendency of any dispute submitted to the dispute resolution process, each Party shall continue to perform its respective obligations under this Agreement and SITA shall not discontinue, disconnect, or in any other fashion cease to provide all or any material portion of the Services unless otherwise directed by WSL, nor shall WSL cease, discontinue, set-off, reduce deduct or withhold from payment for any and all amounts not subject to dispute.

(b)           The foregoing Section 14.4(a) shall not apply where (i) a Party claims that the other Party (the “Defaulting Party”) has committed a material breach of this Agreement and the Defaulting Party has neither submitted such matter to the dispute resolution processes (including arbitration) set forth in this Agreement within the applicable cure period nor cured such breach within the applicable cure period, or such Party has submitted such matter to litigation within the applicable cure period, has been found by the final decision of the court under the dispute resolution procedures set forth herein to be in default under the Agreement, and has failed to cure the default within the cure period specified in Section 14.1(a) (Termination by WSL) or Section 14.2 (Termination by SITA) following such final decision; (ii) the dispute or controversy between the Parties relates to harm to the SITA’s network allegedly caused by WSL, and WSL does not immediately cease and desist from the activity giving rise to the dispute or controversy after receipt of notice thereof; or (iii) a governmental authority of competent jurisdiction determines that WSL is making unlawful use of the Services and WSL does not cease and desist from such use promptly after receipt of notice thereof.

ARTICLE 15 – MISCELLANEOUS

15.1        Advertising or Publicity.

Neither SITA nor WSL shall make public reference to the existence or terms of this Agreement without prior written approval of the other Party.  This prohibition includes use of the other’s name, trademarks or logos or any other reference to the other Party directly or indirectly in any advertising, sales presentation, news release, release to any professional or trade publication or for any other purpose.  Notwithstanding the foregoing, either Party may announce the fact and time of having concluded this Agreement, without including any of its specific terms.

15.2        Successors and Assigns.

This Agreement shall be binding on the Parties and their respective legal successors and permitted assigns.

15.3        Assignment.

Either Party may transfer its rights under this Agreement to any successor who acquires substantially all of the assets and business of such Party or to any wholly owned subsidiary of such Party, subject to the membership rules of SITA. Neither Party may assign its rights under this Agreement to any other person and/or entity without the written consent of the other Party, such consent shall not be unreasonably withheld.

15.4        Subcontracting.

(a)           SITA may subcontract or delegate to SITA Agents or Access Providers the performance of any portion of the Services and, upon written notice to WSL, change its designated SITA Agents or Access Providers that are providing Services at Installation Sites.  The Parties hereby acknowledge that upon execution of this Agreement, Equant Network Services Limited (and its Affiliates) (“Equant”), a network services provider which owns or leases network Assets, is SITA’s key subcontractor in the provision of SITA Services.  Upon request of WSL, SITA shall identify SITA Agents and Access Providers to WSL.  With the exception of monopoly providers of Access Lines in a particular geographic area in which Services are provided under the Agreement, and to the extent SITA is reasonably able to reach agreement with the Access Provider in question concerning such non-disclosure agreement, WSL may require the execution by any Access Provider of a non-disclosure agreement with non-disclosure obligations at least as stringent as those set forth in this Agreement, unless otherwise agreed by the Parties.  SITA shall cause any Affiliate of SITA or any SITA Agent or Access Provider providing Services to comply with the requirements of this Agreement with respect to such Services, and SITA shall be contractually, legally and financially responsible and primarily liable hereunder for the performance of all obligations, and fulfillment of all terms and conditions with respect to services performed in connection with this Agreement by any Affiliate of SITA or any SITA Agent or Access Provider.  For the avoidance of doubt, SITA’s use of any Affiliate or SITA Agent or Access Provider to provide Services or Service Components shall not increase the Charges for the Services or Service Components except that Access Provider charges may be passed through to WSL as expressly set forth in Attachment RC.

(b)           Each Party shall remain fully responsible for the performance of this Agreement in accordance with its terms, including any obligations performed through its Affiliates, subcontractors or agents, and each Party shall be solely responsible for payments due its subcontractors and agents.  Each Party shall cause its subcontractors and agents to comply with the requirements of this Agreement.  Each Party shall be fully responsible for any obligations it elects to subcontract or delegate to an agent.

(c)           The Parties acknowledge and agree that no subcontractor or agent of either Party shall for any purposes be deemed a third party beneficiary under this Agreement, notwithstanding any agreements contained herein that may operate to the benefit of such subcontractor or agent and notwithstanding any status that either Party may have as a third party beneficiary with respect to any agreements between such other Party and its subcontractors and agents in connection with this Agreement.

15.5        Notices.

Any notices or other communications required or permitted to be given or delivered under this Agreement shall be in hard-copy writing in English (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally or delivered by prepaid overnight express service to the persons and locations listed below.

In the case of WSL:	In the case of SITA:
Director of Communications AXIS HOUSE 242 BATH ROAD HAYES, MIDDLESEX UB3 5AY ENGLAND	Senior Global Account Director, Worldspan Account 3100 Cumberland Blvd. Atlanta, Georgia 30339 USA

With a copy to:	With a copy to:

Vice President-General Counsel and Secretary of WORLDSPAN, L.P. 300 GALLERIA PARKWAY N.W. ATLANTA, GEORGIA 30339 USA	General Counsel SITA the Americas 3100 Cumberland Blvd. Atlanta, Georgia 30339 USA

Either Party may from time to time designate another address or other addressees by notice to the other Party in compliance with this Section 15.5.  Any notice or other communication shall be deemed given when received in writing.

15.6        Governing Law.

The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the Parties shall in all respects be governed by the substantive laws of the State of New York, excluding any conflicts or choice of law rules.  The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

15.7        Construction.

(a)           In the absence of national law or regulation governing any aspect of the provision of any Service or Service Component in a country, this Agreement shall be interpreted, construed, enforced and applied as though the laws of England governed the provision of that Service or Service Component.

(b)           This Agreement shall be construed wherever possible to avoid conflict between the Articles hereof and the Attachments hereto.  Where a conflict cannot be avoided, the provisions set forth in the Articles of this Agreement shall control for all purposes.  In the event of a conflict between any of the Attachments and other documents in the supporting information, the Attachments shall prevail.

(c)           This Agreement has been executed in English, which language shall be controlling in all respects.  No translation, if any, of the Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in the determination of the intent of either of the Parties.

(d)           No rule of construction requiring interpretation against the drafter will apply to this Agreement’s interpretation.

15.8        Dispute Resolution.

The following procedure shall be adhered to in all disputes that arise under this Agreement that the Parties cannot resolve informally.  Either Party to this Agreement must notify the other Party in writing of the nature of the dispute with as much detail as possible about the deficient performance of the other Party.  The SITA Account Manager and WSL’s appointed representative (“Level One Contacts”) shall meet in person or by telephone within 7 days after the date of the written notification to reach an agreement about the nature of the deficiency and the corrective action to be taken.  The Level One Contacts shall memorialize the nature of the dispute and their efforts to resolve it. If the Level One Contacts are unable to agree on corrective action, they shall notify the Level Two Contacts of that inability, and the Level Two Contacts shall meet within 7 days of the date of such notification to facilitate an agreement.  The SITA Global Account Director and WSL’s Director of Communications shall serve as the Level Two Contacts.  They shall meet in person or by telephone within 7 days after the date of the written notification to reach an agreement about the nature of the deficiency and the corrective action to be taken.  The Level Two Contacts shall memorialize the nature of the dispute and their efforts to resolve it.  If the Level Two Contacts are unable to agree on corrective action, they shall notify the appropriate executive managers to whom they report (“Executive Management”) of that inability, and the Parties’ Executive Managements shall meet within 14 days of the date of such notification to facilitate an agreement.  If Executive Management cannot resolve the dispute or agree upon a written plan of corrective action to do so within 14 days after their initial meeting or other action, or if the agreed-upon completion dates in the written plan of corrective action are exceeded, either Party may request that the Parties resolve the dispute pursuant to Section 15.9 (Arbitration).  Except as otherwise specifically provided, neither Party shall terminate this Agreement for breach or initiate arbitration or other dispute resolution procedures unless and until this dispute resolution procedure has been employed or waived.

15.9        Arbitration.

If the Parties are unable to resolve a controversy, claim or dispute arising out of or relating to this Agreement, agreements or instruments relating hereto or delivered in connection herewith (“Dispute”) under the procedures set forth in Section 15.8 (Dispute Resolution), either Party may serve written notice requiring the Dispute (or any part thereof) to be determined by arbitration in accordance with this Section 15.9 Where a Dispute (or any part thereof) is to be determined by arbitration, the following shall apply:

(a)           there shall be a single arbitrator appointed to hear any and all matters;

(b)           if the Parties are unable to agree on the appointment of the single arbitrator within 5 Business Days (“Business Days” in this context shall mean Monday-Friday excluding any United States recognized national holidays) of a Party giving notice requiring the Dispute to be determined by arbitration under this Section 15.9, (i) each party shall pick a single neutral arbitrator, (ii) the two arbitrators chosen by the parties shall pick a third arbitrator, and (iii) the panel of three arbitrators shall serve as the arbitrator of the Dispute;

(c)           the arbitrator shall adopt, wherever possible, a simplified and expedited procedure and shall endeavor to complete the arbitration with 4 months of notice of the Dispute (or such lesser period as is appropriate);

(d)           the arbitrator shall not adopt inquisitorial processes;

(e)           the arbitration shall take place in Atlanta, Georgia;

(f)            the arbitrator shall decide the Dispute in accordance with the laws of the state of New York;

(g)           the arbitration shall otherwise be conducted in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association (“AAA”);

(h)           The Federal Arbitration Act, 9 U.S.C. Sections 1 to 14, shall govern the interpretation and enforcement of this Section 15.9; and

(i)            the arbitration award shall be final and binding on the Parties.

The Parties acknowledge that the purpose of any exchange of information or documents pursuant to Section 15.9 is to attempt to resolve the Dispute.  Neither Party may:

(a)           use any such information or documents for any purpose other than in an attempt to resolve the Dispute as between the Parties; nor

(b)           disclose any such information or documents to a third party, other than to a professional or other adviser who shall first have entered into a confidentiality agreement providing, in addition to the obligations of confidence no less stringent than required under this Agreement, that he/she will not disclose the information or documents (or any interpretation or analysis thereof) other than:  (i) to SITA or WSL; (ii) to a mediator, arbitrator, or court; or (iii) as compelled by law and will return all such material to the retaining Party on completion of the Services provided.

15.10      Modification, Amendment, Supplement or Waiver.

This Agreement may be modified only by the written agreement of the Parties.  A failure or delay of any Party’s exercise or partial exercise of any right or remedy under this Agreement shall not operate to impair, limit, preclude, cancel, waive or otherwise affect such right or remedy.

15.11      Labor Harmony Obligation.

Each Party shall conduct its activities in such a manner as to minimize:  (a) any labor-related disruption of work or material non-compliance in the provision of any Services and (b) any interference with the work or activities of the other Party or other persons.  Whenever either Party, including Key SITA Personnel, has knowledge of any threatened or actual labor dispute involving its employees, its subcontractors, or others that may materially affect the provision of Services, such Party shall so inform the other Party and the Parties shall cooperate to minimize the effect of such dispute on the Agreement, whether or not such labor dispute occurs at an Installation Site.

15.12      Entirety of Agreement.

This Agreement constitutes the entire agreement of the Parties with respect to the Services and supersedes any and all prior or contemporaneous proposals, agreements and negotiations, whether written or oral, with respect thereto.  Nothing in this Agreement shall affect either Party’s (or Worldspan L.P.’s) rights or obligations under the Tel ½ Contract.

15.13      Severability.

If any of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect.  SITA and WSL shall negotiate in good faith to substitute for such invalid, illegal, or unenforceable provision a mutually acceptable provision consistent with the original intention of the Parties.

15.14      Attachments.

The terms and conditions of any and all Attachments to this Agreement, as amended from time to time by mutual agreement of the Parties or in accordance with the terms of this Agreement are incorporated herein by reference and shall constitute part of this Agreement as if fully set forth herein.

15.15      Headings of No Force or Effect.

The headings in this Agreement are for purposes of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of any of the terms hereof.

15.16      Survival.

The provisions of Articles 7 (Confidential Information), 9 (Intellectual Property Rights and Indemnification; Software License) and 10 (Limitation of Liability; Third Party Claims), and Sections 5.4 (Invoices), 5.5 (Billing Reviews and Audits), 8.14 (Exclusive Warranties), 13.2 (Transitional Support), 13.3 (Hiring of Personnel), 13.4 Removal of Property), 15.1 (Advertising or Publicity), 15.6 (Governing Law), 15.7 (Construction), 15.10 (Modification, Amendment, Supplement or Waiver), 15.9 (Arbitration), as well as the provisions of any other Sections that by their nature are intended to survive, and this Section 15.16 shall survive the expiration or termination of this Agreement or any part thereof.

15.17      Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

15.18      Further Assurances.

Each Party agrees for itself, and shall cause its Affiliates, to execute and deliver from time to time such additional instruments, documents, conveyances and assurances and take such other actions as may be necessary or otherwise reasonably requested by the other Party to give effect to the rights and obligations provided for in this Agreement.

15.19      Tariffs.

(a)           If a ruling or decision of an appropriate governmental agency requires SITA to file tariffs for SITA’s provision of Services to WSL at the rates, and on the terms and conditions set forth in the Agreement, SITA shall within 10 Business Days following such a ruling or decision, file a tariff with the appropriate governmental agency to reflect and implement the terms and conditions of this Agreement.

(b)           If any tariff fails to take effect within 30 days after filing or if such tariff does not conform, in all material respects, to the pricing, terms and conditions contained in this Agreement, WSL shall have the right to discontinue without liability the affected Service or Service Components as set forth in Section 14.3(a)(i) (Partial Discontinuance).

IN WITNESS WHEREOF, the Parties hereto, each acting with proper authority, have executed this Agreement, to be effective as of the date first above written.

WORLDSPAN Services Limited		Societe Internationale de Telecommunications Aeronautiques
By:	/s/ Michael S. Wood	By:	/s/ Dan Ebbinghaus
Name Printed:	Michael S. Wood	Name Printed:	Dan Ebbinghaus
Title:	Chief Financial Officer	Title:	President - Americas
Date:	February 1, 2004	Date:	February 1, 2004

ATTACHMENT BI

[Refer to attached document.]

ATTACHMENT IP

[Refer to attached document – To be inserted post-execution of this Agreement.]

This Attachment IP consists of the Implementation and Migration Plan to be agreed between the Parties’ Representatives, as may be updated from time to time.  The Implementation and Migration Plan shall be consistent with the Worldspan Amended Global Network request for Proposals (RFP) dated September 25, 2003 and shall require that the Parties apply reasonable efforts in order to achieve material completion of the mutually agreed Implementation within 12 months of the Effective Date.

ATTACHMENT KP –

KEY SITA PERSONNEL

•      Project Manager:  Appointed for the duration of the Migration period, the Project Manager will be responsible for the following,

•      Leadership of the Project Team

•      Oversee and co-ordinate all project details

•      Financial responsibility for the project

•      Adherence to contract requirements

•      Primary liaison between SITA and WSL for all project related issues

•      Account Manager:  Ongoing commercial responsibility for the SITA – WSL relationship.  Working with other account team personnel, including the Project Manager, the Account Manager provides on-going, day-to-day contact with WSL for all account management related issues and opportunities.

•      Communications Operations Manager:  The “COM” works within the structure and oversees the resolution of all WSL post-installation service related issues.

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ATTACHMENT ND –

FORM OF NON-DISCLOSURE AGREEMENT FOR THIRD PARTIES

This Non-Disclosure Agreement (hereinafter, the “Agreement”) is made and entered into as of the        day of              ,       , by and between                                                  (“Disclosing Party”) and                                                  (“Recipient”).  The Agreement describes the rights and obligations of each party hereto with respect to certain information to be disclosed by Disclosing Party to Recipient during the term of the Global Telecommunications Services Agreement (the “GTSA”) dated as of                                                 , 2004 by and between WORLDSPAN SERVICES LIMITED and SOCIETE INTERNATIONALE DE TELECOMMUNICATIONS AERONAUTIQUES.  The GTSA requires WSL or SITA as the Disclosing Party to enter into this Agreement with third parties to whom it discloses such information.

Definitions.

For purposes of this Agreement, the capitalized words and phrases listed below shall have the meanings given below.

“Affiliate” of a Party means any entity that is directly or indirectly controlling, controlled by, or under common control with such Party, and the directors, officers, employees and agents of all of them, when acting in their corporate capacities.  For purposes of this definition, “control” means (a) the ownership of at least 20 percent of the equity or beneficial interests of an entity, or (b) the right to appoint or ability to elect a majority of the board of directors or other governing body of such entity.

“Agreement” means this Non-Disclosure Agreement, entered into as of the day, month and year first written above.

“Confidential Information” means all non-public information concerning the business of WORLDSPAN Services Limited, any WORLDSPAN Services Limited Affiliate, any Worldspan Owned User or other third party doing business with any of them (including customers of WORLDSPAN Services Limited or a WORLDSPAN Services Limited Affiliate) that SITA may obtain from any source in the course of providing the Services under the GTSA (“WSL Confidential Information”) or concerning the business of SITA and any third party doing business with SITA that WSL may obtain from any source in the course of its use of the Services (“SITA Confidential Information”).  The specific terms of the GTSA and discussions, negotiations and proposals from one Party to the other related directly thereto shall be both WSL and SITA Confidential

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Information. “Confidential Information” shall also include network designs, telecommunications usage data, pricing and financial data, software code, the identity and configuration of equipment/networks, optimization recommendations, research, development (including development, plans and specifications for any product or service that is designed or modified under the GTSA irrespective of whether such plans and specifications are completed or implemented), strategic and other business plans, and related information.  All such information disclosed prior to the execution of the GTSA and during the term of the GTSA shall also be considered “Confidential Information.”  All information that relates to the quantity, WSL technical configuration, type, destination, and amount of use of the Services subscribed to by WSL and all information contained in bills pertaining to the Services received by WSL from SITA shall be the Confidential Information of WSL regardless of where it is collected or stored, and shall not be deemed the Confidential Information of SITA.  “Confidential Information” shall not include information that: (a) is already rightfully known by the receiving Party at the time it is obtained by said Party, free from any obligation to keep such information confidential; (b) is or becomes publicly known through no wrongful act of the receiving Party; or (c) is rightfully received by the receiving Party from a third party without restriction and without breach of this Agreement.  Information equivalent to that described above that is independently developed by a Party without using any Confidential Information of the other Party shall not be considered Confidential Information for purposes of this Agreement.  “Person” for the purposes of this definition shall be deemed to include natural persons as well as corporations and other entities, and includes WSL, SITA, and SITA’s subcontractors.

“SITA” means Societe Internationale de Telecommunications Aeronautiques, those Affiliates of Societe Internationale de Telecommunications Aeronautiques and SITA Agents providing Services or Service Components to WSL under the GTSA.

“WSL” means WORLDSPAN Services Limited, and any WORLDSPAN Services Limited Affiliate that receives Services under the GTSA.

“Party” means either SITA or WSL; “Parties” means both SITA and WSL.

Any capitalized term not defined in this Agreement shall have the meaning set forth in the GTSA.

In consideration of the agreements and the mutual promises contained in this Agreement, the parties hereby agree as follows:

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1.             Use and Protection of Confidential Information.  During the term of the GTSA and for a period of five years from the date of its expiration or termination (including all extensions thereto), Recipient agrees to maintain in strict confidence all WSL Confidential Information and all SITA Confidential Information, including but not limited to preventing disclosure to any competitor of WSL or SITA (known to be such after reasonable inquiry) of all WSL Confidential Information and all SITA Confidential Information to competitors of either WSL or SITA. Recipient shall not, without obtaining the prior written consent of the Party with proprietary rights thereto, use such Party’s Confidential Information for any purpose other than for purposes associated with the offer or provision of Services to WSL or for purposes of SITA’s design, configuration and provision of Services to WSL.  Recipient shall use, and shall take reasonable steps to cause other persons authorized to receive Confidential Information to use, reasonable care to protect such information.  Recipient may only produce extracts and summaries of the Confidential Information consistent with its permitted use of the information. Recipient acknowledges that WSL has a responsibility to its customers to keep their customer records strictly confidential, and agrees that any customer records Recipient, its employees or agents receive will therefore be treated as the Confidential Information of WSL.  Recipient’s obligations to keep such customer records strictly confidential shall not terminate when its obligations regarding all other Confidential Information terminate, but shall continue for so long as WSL requires such customer records to be kept confidential.  Neither Party shall have intellectual property rights of any kind or nature to the Confidential Information disclosed by the other Party or to material which is created using such Confidential Information.

2.             Disclosure of Confidential Information to Employees and Others.  Notwithstanding Section 1, Recipient may disclose Confidential Information to: (i) its employees on a need-to-know basis or others specifically permitted to perform services hereunder, provided that the Recipient has taken reasonable steps to ensure that such Confidential Information is kept strictly confidential consistent with the confidentiality obligations imposed hereunder, including instructing such employees not to sell, lease, assign, transfer, use outside their scope of employment or reveal any Confidential Information without the consent of the Party whose Confidential Information is involved, and obtaining the written agreement of its employees to conform to the requirements of this Agreement.; (ii) its legal counsel, auditors and consultants, except those consultants which  are direct competitors of either SITA or WSL; (iii) employees, agents and representatives of the Party whose Confidential Information is involved, (iv) its agents specifically permitted to perform its services or its responsibilities under the GTSA but only on a need-to-know basis, provided that the Recipient shall require the execution by the party receiving the confidential information a non-disclosure agreement substantially similar in form to this Agreement; and (v) subject to the prior written consent of the Party whose Confidential

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Information is involved, other persons (including contractors, landlords or facility managers) in need of access to such information for purposes specifically related to Recipient’s performance of its responsibilities under the GTSA, provided that Recipient disclosing Confidential Information under this Subsection (v) shall require the execution by such other persons of a non-disclosure agreement substantially in the form of this Agreement.

3.             Return or Destruction of Information.  Recipient agrees that upon the request of a Party having rights to Confidential Information, it shall promptly return such Confidential Information (including any copies, extracts, descriptions and summaries thereof) to the Party having rights to such Confidential Information and shall further provide the and shall further provide the requesting Party with a corporate officer’s written and sworn certification of same.  When Confidential Information of a Party has been integrated into documents containing proprietary information of any third party, upon the request of the Party whose Confidential Information is involved, the Recipient in possession of such information shall promptly destroy those portions of the documents (and any copies, extracts and/or summaries thereof) and shall further provide the requesting Party with written certification of same.

4.             Waivers.  Recipient may request in writing that the Party whose Confidential Information is involved waive all, or any portion, of its responsibilities relative to specific items of such Confidential Information.  Such waiver request shall identify the affected Confidential Information and the nature of the proposed waiver.  The Disclosing Party shall respond within a reasonable time, and if, the Party with the proprietary interest in such information determines to grant the requested waiver in accordance with the terms of the GTSA, the Disclosing Party shall inform the Recipient in writing that a waiver has been granted with respect to such request.

5.             Required Disclosure.  The confidentiality obligations imposed by this Agreement do not apply to the extent, but only to the extent, that Confidential Information must be disclosed pursuant to a court order or as required by any regulatory agency or other government body of competent jurisdiction.  If Recipient is ordered to disclose Confidential Information, it shall notify the Party whose Confidential Information is involved immediately upon receipt of such an order to disclose and use all reasonable efforts to resist, or to assist such Party in resisting, such disclosure and, if such disclosure must be made, to limit the disclosure to the extent legally required and to obtain a protective order or comparable assurance that the Confidential Information disclosed shall be held in confidence and not be further disclosed absent the original disclosing Party’s prior written consent.

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6.             Remedies.  The parties acknowledge that any disclosure or misappropriation of Confidential Information in violation of this Agreement could cause irreparable harm, the amount of which may be extremely difficult to determine, and which the parties agree would be inadequate and insufficient as a remedy at law or in money damages.  The parties therefore agree that the Disclosing Party and/or the Party whose Confidential Information is involved shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief as the Disclosing Party and/or the Party whose Confidential Information is involved deems appropriate, and Recipient agrees not to oppose any such application.  This right shall be in addition to any other remedy available in law or equity.

7.             Term.  The term of this Agreement shall commence on the date set forth above.

8.             Third Party Beneficiary.  This Agreement is enforceable by the parties hereto and by either SITA or WSL, as appropriate, as a third-party beneficiary hereto.

9              Governing Law.  The validity of this Agreement, the construction and enforcement of its terms, and the interpretation of the rights and duties of the parties shall in all respects be governed by the substantive laws of the State of New York.

10.           Modification and Waiver.  No modification, amendment, supplement to or waiver of the Agreement or any of its provisions shall be binding upon the parties hereto unless made in writing in English and duly signed by both parties.  A failure or delay of any party’s exercise or partial exercise of any right or remedy under this Agreement shall not operate to impair, limit, preclude, cancel, waive or otherwise affect such right or remedy.

11.           Severability.  If any of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the unaffected provisions of this Agreement shall be unimpaired and remain in full force and effect.  The Disclosing Party and the Recipient shall negotiate in good faith to substitute for such invalid, illegal, or unenforceable provision a mutually acceptable provision consistent with the original intention of the parties.

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IN WITNESS WHEREOF, the parties each acting with proper authority, have executed this Agreement as of the date first written above.

Disclosing Party		Recipient

By:		By:

Name:		Name:
	[Type or Print]		[Type or Print]

Title:		Title:

Date:		Date:

6

ATTACHMENT PS

[Refer to attached document.]

ATTACHMENT RC

[Refer to attached document.]

ATTACHMENT SD

[Refer to attached document.]

ATTACHMENT SLA

[Refer to attached document.]

ATTACHMENT TA –

TRAVEL AGENTS

Airtrade
Asatej
CTS
DER
Diesenhaus
Ebookers
Expedia (Various Sites)
H.I.S.
ISSTA
JTB
Lastmintue.com
Lotus Leisure
My Travel
Nextsky
Ophir Tours
OTC
R&C Tours
Thomas Cook
TicTas
Worldtravel BTI

ATTACHMENT TH

[Refer to attached document – To be inserted post-execution of this Agreement.]

This Attachment TH consists of the document setting out the travel agencies’ normal business hours to be agreed between the Parties’ Representatives, as may be updated from time to time.

ATTACHMENT WF

[Refer to attached document.]

—END OF AGREEMENT FOLLOWING ATTACHMENT WF—

ATTACHMENT BI —

BILLING AND INVOICES

ALD	Country Code	Country Name	Country name (country code)	ASCU	DNA	DNA Join
82A	JP	JAPAN	JAPAN (JP)	TYO11P-96	2814323	2814323

CMF Nbr	AGENCY	ADDR1	ADDR2	ADDR3	ADDR4	ADDR5
0000512680	JTB Corporation	NV Tomioka Builiding 6F, 2-1-9	Koto-Ku		Tokyo	JAPAN

Protocol	Activity Date	Invoice Date	Backcharge Flag	Charge Type	Charge USD	NODE
WO03	200312	20040126	N	Connections	1799.00	AQXO5

INSTALL DATE	Activity Date	DE-INSTALL DATE	MIGRATION DATE	Traffic	Nbr of days billed
05-Dec-02	200312			713881	31

AVC Split	XNR	Charge Description	Ceased?	CESSDATE
Agency	460289C	Monthly Intranet Worldwide Service Charge (32 Kbps - APA)	FALSE

ADDRESS 2	Agency 2	City 2	Ctry 2

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ATTACHMENT PS
PROFESSIONAL SERVICES STATEMENT OF WORK

FOR

GLOBAL IP MIGRATION

Version 2.0

Executive Summary

This document highlights the benefits that Worldspan will receive by engaging SITA’s Professional Services organization. SITA will utilize highly skilled professionals, with a wealth of industry and technical knowledge, to ensure Worldspan’s migration to IP is executed in an expeditious manner.  Our professionals will be aligned closely and dedicated to this endeavor to ensure Worldspan can continue to focus on their core business functions.

Benefits

•      A dedicated project team will ensure an expedited network migration to IP which ensures that Worldspan realizes earlier the business benefits of lower costs and improved margins for services

•      Three Project Management professionals as part of the network migration team allowing Worldspan to redirect resource to other strategic business initiatives

•      Project Management teams follow the Project Management Institutes (PMI) ISO 9001 standards for project delivery which provide Worldspan a professional and structured implementation methodology

•      Network Lifecycle Management services which consists of a team of designated certified internetworking specialists that will be responsible for the deployment and operational maintenance of your IP network

•      Automated Project Management Information System – PMOffice® - Gartner Group’s recognized leader in Project Management portfolio management and tracking tool

•      SITA, through PMOffice,® will provide Worldspan access to a customized Project Information Portal (PIP) which allows real-time access to project schedules, engineering documentation, communications plans, etc.

•      Coordinated Risk Mitigation and Contingency Planning which ensure Worldspan’s business is not impacted by the network migration

•      Provide Worldspan with a single-point to manage the global network services providers and telecommunications contractors throughout the lifecycle of the project

•      Co-chair a joint Worldspan – SITA Project Governance Board which will be accountable to Worldspan’s executive project sponsorship

•      Integrated change control process which maintains a structured change process for the project scope which account for and follow an approval process for all project change orders

•      On-going contractual management for project related issues

Introduction

The “one-time” Professional Services charge of $[**] will provide Worldspan with a dedicated Project Management team, having access to the tools and methodologies of our global Program Management infrastructure, to ensure a seamless and successful migration to IP.  This scope of work includes the migration of legacy connections in the European, Middle Eastern / African, and Asia-Pacific regions as identified in Worldspan’s original RFP.

Figure 1: SITA’s Global Project Management:  SITA’s project management processes and procedures have been tested through 50+ years of providing wide area network services to the air transport community on an unprecedented global scale.

SITA is uniquely positioned to draw upon proven global Program Management expertise, processes, and operations (see Figure 1) to provide Worldspan with a low risk migration path to IP.  We will provide the necessary resources to ensure the successful delivery of quality Wide Area Network (WAN) services.  Our robust Program Management plan employs a total quality management approach that includes:

•      Worldspan not only as the final decision maker but also as an integral member of the Project Management team

•      A mutually agreed, realistic and low risk schedule through integrated management and maintenance

•      Implementation of Change Management to provide flexibility in accommodating project changes

•      Proactive Risk Management designed for early identification, assessment, and mitigation of project risks

•      A dedicated Customer Satisfaction Manager to ensure the highest level of quality and Worldspan’s complete satisfaction

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

•      The use of Project Management experts who have managed and executed programs of similar size and scope

•      State of the art communications technology to ensure timely and accurate communication between the Worldspan and SITA Project Offices

Resources

To support the Worldspan IP Migration, the London-based Project Management team will consist of [at least] three fully dedicated resources for the duration of the project: one (1) Senior Project Manager / Project Director and two (2) Project Managers.  These resources will comprise the core of the “Worldpan IP Migration Project Office,” that will be the Single Point of Contact (SPOC) for all project issues.  This Project Office will be Worldspan’s link to SITA’s global Program Management infrastructure, described in greater detail below.  It will be this team’s responsibility to insure that the migration progresses according to Worldspan’s and SITA’s mutually agreed objectives.

Overview

Presented here is an overview of SITA’s Project Management approach and a description of the Project Management processes that will be employed by the Worldspan IP Migration Project Office to ensure successful project execution.

Figure 2: SITA Project Management: SITA’s project management processes and procedures have been developed through 50+ years of providing IT solutions to the air transport community.

SITA has developed world-class Project Management processes and skills through 50+ years of providing global telecommunications solutions to the Air Transport Community (ATC) (see Figure 2).  Our extensive experience has led us to recognize that Project Management is both an art and a science.  The science aspect of project management consists of the systematic utilization of standard tools and methodologies such as Schedule Management, Change Management, Risk Management, etc.  SITA Project Managers are thoroughly trained in the use of these standard tools and methodologies.  The art of Project Management consists of “soft skills” including trust, credibility, problem solving, and managing expectations, and is developed through experience, practice, and intuition.  SITA Project Managers utilize and refine both skills so they instinctively know how and when to react to project issues.

Project Management Life Cycle

SITA employs a four-phase life cycle project management methodology that has been proven to be successful over many projects.  The four major life cycle phases are: 1) Initiating, 2) Planning, 3) Execution, and 4) Closing.  Each phase has well defined activities with clear entrance and exit criteria.  It is within this framework that all the controlling processes are implemented.

Initiation Phase

The Initiating Phase includes all activities from project initiation through preparation of detailed project plans.              Key project Initiation phase activities include:

•      Appointment of the SITA Project Managers, who have been approved by Worldspan

•      Development of a detailed Statement of Work

•      Identification of project sponsors & stakeholders

•      Relationship-building

•      Appointment of a Technical Design Authority

•      Development of a Work Breakdown Structure (WBS).

•      Definition of Customer Acceptance Criteria

•      Identification of Sub-Contractors

Planning Phase

The Project Team develops a high-level project plan focused on the major elements needed to meet the business objectives during the Planning Phase.  The Project Team then translates the WBS into a schedule, assigns resources, and establishes timelines for completing project tasks.  The schedule then serves as a key element in controlling the project.  Nine main deliverables are produced in this phase:

•      Detailed WBS and Implementation Plan

•      Requirements Definition Document

•      Detailed Technical Solution

•      Baseline Integrated Master Schedule

•      Contracts and Related Documents

•      Risk Management Plan

•      Change Management Plan

•      Quality Plan

•      Communication Plan

Execution Phase

The objective of the Execution Phase is to ensure that each work package delivers the desired results, in the designated time frame, using the specific resources allocated.  Continual monitoring of the Project is required to ensure proper delivery of milestones during the Execution Phase.  The top-level Execution Phase milestones include:

•      Implement Project Management Plans

•      Schedule

•      Risk

•      Change

•      Quality

•      Communications

•      Complete Circuit Installation

•      Cutover and Cutoff / Disconnection of legacy services

Closing Phase

The key project closure activities include:

•      Operational Acceptance

•      Administrative Closure

•      Contracts Close out

•      Post Implementation Review (Lessons Learned)

Closure of the Project is completed through a documented customer signoff procedure.

Program Management Infrastructure

The SITA Professional Services Program Management infrastructure provides our resources with the tools for project management standardization and automation, conduits for efficient communications, and overall Program and Project Management support as well as project integration oversight for all of SITA’s network services projects.

This Program Management infrastructure ensures consistent delivery of network services projects through the efficient execution of Project Management standards provided by SITA corporate program management, known as the Global Project Consultancy team.  These methodologies are largely based on best practices developed by the Project Management Institute (PMI).

Integrated Project Management Office

Supporting this infrastructure is the global Integrated Project Management Office (i-PMO).  The i-PMO is the “center of excellence” in providing a repository for all SITA delivery processes and methodologies, and is responsible for managing the automated tools and web-based applications for the Worldspan Project Office to utilize (see the “Tools” section).

The i-PMO’s mission is to ensure that all projects within SITA are conducted to the standards of excellence and customer satisfaction set forth by SITA management and the Global Project Consultancy Team.  The roles of the i-PMO are:

•      Knowledge Management

•      Standards / Methodology & Procedures Development

•      Technology Selection

•      Decision Support

•      Professional Development

•      Continuous Process Improvement

Tools

Project Web Sites

The Project Information Portal (PIP) web site provides real-time access through which the Worldspan and SITA project stakeholders can get up to date project status.  The web pages are built and dedicated to specific customers and projects.  Each web site acts as a central project communications interface between SITA Project Managers and the customer.

Depicted below is a screen shot of what a standard project website looks like (branded for Sabre – Worldspan would have their own branded web page).  These websites are fully scalable and have greatly enhanced customer and stakeholder communications in past projects.  The i-PMO has had great success with these customer-based websites and it has dramatically increased overall customer satisfaction.

PMOffice™

PMOffice™ is an automated project management software tool that is web enabled, accessible via the Internet and Intranet at http://prompt.sita.aero.  This tool encompasses all aspects of project management, allowing visibility to Executives, Project Managers, and Team Members on all projects at the required level.  Its focus is to provide an efficient mechanism to deliver projects, and provide instantaneous feedback on current project status, financials, documentation, changes, risks and issues.

It also has embedded applications for such things as time tracking.  PMOffice™ is compatible with Microsoft Project and has the ability to import and export projects to and from MSProject. It has the ability to be integrated with other applications to provide a complete view of project data.  Individual project budgets can be established at the top level of the project while incurred costs can be identified or established at the deliverable / task level and rolled up into the project level.

Below is a PMOffice Screen shot from one of the ongoing Network Services projects.  This particular screen shot provides the Project Manager (and the rest of the Project team) with a color-coded view of which tasks are on track, percentage complete, and what the schedule variance is.  This valuable project data provides the Project Manager with readily recognizable trouble spots that will allow them to make proactive decisions to keep the project within budget and on schedule.

Project Management Processes

During the lifecycle of a project the following controlling processes are implemented to ensure the project is accomplished on time, to the customers requirements, with minimal risk, and within cost:

•      Schedule Management

•      Risk Management

•      Change Management

•      Quality Management

•      Communication Management

These processes are discussed in detail in the sections below.

1.     SCHEDULE MANAGEMENT

SITA will employ proven Schedule Management methodologies to ensure the on-time delivery of Worldspan’s IP migration.  Our Schedule Management approach has been developed through lessons learned from our 50+ years providing network services to the Air Transport Community (ATC).  The two components of our Schedule Management methodology are Schedule Development and Schedule Control.

a.     Schedule Development

SITA’s Schedule Development methodology is designed to produce a realistic, low risk schedule that meets the delivery timeframe of each customer.  The creation of an Integrated Master Schedule (IMS) with sufficient detail to enable the early identification and mitigation of schedule risks is a key requirement for a successful project.  SITA typically develops an IMS down to the Task Level.  In breaking down the schedule to Task Level, we are able to identify schedule risks that would otherwise go undetected.  The Worldspan / SITA Project Management team will review, and revise as appropriate, the proposed schedule during the planning phase of the project.

Schedule Baseline – Once the Project Office and Worldspan project stakeholders have approved the schedule, it then becomes the baseline.  The baseline schedule is the original project schedule from which progress will be measured and variances calculated.  The baseline schedule is accompanied by a narrative, which describes all scheduling assumptions, constraints, and risk elements.  After the schedule has been baselined, schedule control is initiated.

SITA will utilize Microsoft Project to develop, monitor, maintain, and update the IMS, Critical Path and Slack on a weekly basis throughout the project.  MS Project allows us to continually and rapidly refine the schedule as needed throughout the course of the project.  The IMS revisions will be provided to Worldspan via the channels identified in the Communications Plan.

b.     Schedule Control

Schedule control involves incorporating progress, scope changes, and corrective actions into the schedule, and reporting progress on a periodic basis.

Incorporating Progress – Project status meetings are conducted with team members to collect activity status information.  The schedule is updated and analyzed for variances.

Scope Changes – A schedule change control system will be developed between SITA and Worldspan that outlines criteria for incorporating schedule changes and approval requirements.

Corrective Actions – The project team determines whether corrective actions should be incorporated in the schedule updates.  These may include revising logic, compressing durations (by adding resources) or revising milestone completion dates to reflect scope changes.

Reporting – The schedule updates are distributed to the appropriate team members as determined in the Communications Plan.

2.     RISK MANAGEMENT

We have employed an established Risk Management process to ensure that issues and concerns identified by SITA and Worldspan will be addressed in a timely and systematic manner.  The process combines Lessons Learned from past and ongoing programs with an assessment of program specific requirements.  Project personnel will record issues and concerns in the project Risk Register.

Proactive forward-thinking practices are employed to identify and mitigate potential risks.  The responsibility for Risk Mitigation is pushed down to the lowest level as each member of the SITA / Worldspan Project team has a responsibility to, on a daily basis, identify those items that could possibly affect the successful accomplishment of their tasks.  The main purpose of the Risk Management program is for the Project Team to focus on eliminating or reducing risks and resolving issues as early as possible – before a risk event occurs.  To enhance the total quality aspect of the Program Management, Worldspan will be an integral part of the Risk Mitigation process.  Worldspan’s input will be solicited for both risk assessment and control.

The two principal components of SITA’s Risk Management methodology are Risk Assessment and Risk Control.

a.     Risk Assessment

The three activities comprising SITA’s Risk Assessment process are: Risk Identification, Risk Analysis, and Risk Prioritization.

Identification – Risk Identification begins during the conceptual design phase of the bid process and is performed continually throughout the project life cycle.  The Project Manager(s) organize Risk Assessment brainstorming sessions during the bid process before the project begins.  Internal, as well as external, sessions are conducted and include network specialists, Account Team members, implementation staff, and service delivery personnel.  The sessions allow for the cross-functional identification of deployment / implementation risks, architecture risks, and business / financial risks.

Analysis – During the brainstorming sessions, the team analyzes risks and assesses the probability of the risk occurring as well as the severity of the risk.  Once identified and analyzed, the risk is entered in the Risk Register that is maintained and managed within the Project Office.

Prioritization – Risks are prioritized based on the rating scores from the Analysis step.  Using the rating scores, risks are compared using graphical analysis.  This analysis allows the Project Management Team to objectively compare risks and focus on those risks that are most likely to occur and those that will have the greatest impact on the project.

b.     Risk Control

To determine the mitigation strategy, the Project Team brainstorms using a variety of tools including checklists of risk reduction techniques, cost benefits analysis, and an analysis of alternative approaches.  The risk is assigned to an owner, who is primarily responsible for monitoring the specific activities of the mitigation plan for that particular risk.  The Project Team reviews the alternatives and reaches consensus on which alternative to pursue.  Once a plan is adopted, appropriate actions are taken to implement the plan.  A contingency budget is also established within the Risk Management plan in the event the initial mitigation strategy is not successful.

Risk Management is an ongoing process throughout the life of the project.  Risk mitigation activities are integrated into the Work Breakdown Structure and are reviewed during project meetings and planning sessions.  Project Managers are required to review and update risks under their control on a regular basis.  On-going Risk Management procedures are included in weekly, monthly and periodic activities.

3.     CHANGE MANAGEMENT

Key to SITA’s success has been the understanding that constant change and increased complexity are expected in today’s business environment.  It is often the case that as soon as a business defines its technology strategies, service strategies, marketing strategies, etc., factors in the marketplace change requiring these strategies be revisited.  Thus, managing change has become a key ingredient for today’s successful business.

Additionally, doing business in today’s global marketplace has become increasingly complicated.  This complexity is related to a number of factors including the global scope of markets, the sheer size of the projects being undertaken, and the rate of change of technology, for example.  Even small decisions often involve the interplay of hundreds of variables.  SITA’s Project Management processes are designed to enable the delivery of solutions in today’s environment of constant change and increased complexity.

SITA has adopted a mature and practical approach to Change Management that provides global control of the project and contract, while allowing Worldspan the flexibility to make changes to the original plans and deliverables.  Our Change Management process provides vital change request impact information upfront so that informed decisions are made.  For example, when a change request is submitted to the Project Office, the impact on cost, schedule, and performance are assessed and presented to the customer before both SITA and the customer approve the request.  Without this upfront impact analysis, Change Management is simply ineffective.

It has also been SITA’s experience that complex Change Management processes are seldom effective unless the process is rigorously enforced.  This is especially true in a high-pressure project environment.  For this reason, Change Management is strictly enforced across all organizations (SITA, the Customer, and Subcontractors) involved in the project.  This is in Worldspan’s best interest as it avoids more disruptive and costly (to Worldspan) situations.  Our Change Management process described here includes Change Control and Change Evaluation.

a.     Change Control

Requests for Changes (RFC) are initiated and processed using Change Proposal Forms.  These forms are submitted to the Project Office and are reviewed by the SITA / Worldspan Project Management Team.  Action to implement the requested change is performed once both Worldspan and SITA have approved the request for change.  SITA subcontractors are also required to adhere to this process.

b.     Change Evaluation

The Project Team considers the following to assist the Approval Authority in evaluating the request:

•      Technical Impact.  Define the technical design changes that must be carried out to implement the change request. Identify all WBS elements and work packages affected by the change. If additional resources are required or if resources must be shifted, the impact on the existing work package implementation must be shown.

•      Budget Impact.  Identify and analyze projected financial consequences of making the requested change.  Estimate cost differentials as precisely as possible.  Include an assessment of the impact on the Project financials, including costs in the categories of labor, material, subcontracting, and overhead and other load factors.

•      Schedule Impact.  Identify projected timing consequences of making the requested change.

•      Estimate the effect on the critical path and attainment of deliverables and major milestones.  Include a assessment of short-term consequences versus impact on longer-term Project completion.  This assessment should also identify impacts to any Project dependencies.

•      Performance Impact.  Identify projected customer satisfaction consequences of making the requested change. Estimate the effect on attaining technical and administrative requirements.

•      Project Specifications.  Include an assessment of trade-off between breadth and depth on Project Scope.

•      Contractual Impact.  Identify which clauses in the contract are affected by the change, and submit proposed contract modification text for discussion.  If subcontractor contracts are affected, describe the changes that must be made and the consequences of those changes.

4.     QUALITY MANAGEMENT

SITA’s Quality Management philosophy is based on the theory that quality is built in, not inspected in.  Customer satisfaction and quality of service monitoring begin during the Initiation and Planning phase and continue throughout the “Steady State” phase.  SITA is committed to working closely with Worldspan to document quality requirements and implement appropriate levels of quality processes and procedures to achieve mutually agreed standards of performance.

A dedicated Customer Satisfaction Manager will be assigned to the Worldspan IP Migration project to focus solely on enforcing the established policies, procedures, and processes ensuring the delivery of quality products and services.  SITA categorizes quality activities into Planning, Controlling, and Assurance processes.

a.     Quality Planning

SITA identifies which quality standards are relevant to the project and determines how best to satisfy them.  For Quality Control, SITA monitors the project results to meet the standards set out in the Planning process and identifies ways to eliminate the causes of unsatisfactory results.

b.     Quality Assurance

For Quality Assurance, the Customer Satisfaction Manager conducts a structured review of the Quality Management activities to ensure that the defined project process flowcharts, methodologies, and checklists are followed.  The reviews are also used to identify Lessons Learned, and thus refine and improve these activities.  SITA does not categorize the Quality Plan as separate documents but rather as a set of quality review activities that are included in the project plan.

c.     Quality as a Corporate Value

In the pursuit of a Total Quality Management organization, SITA has undertaken several initiatives:

•      Created a Customer Relationship Management Division responsible for establishing SITA’s quality systems and processes to ensure we provide world-class customer service across our global operations.

•      Trained 100 Quality Management Facilitators to serve as internal quality consultants.

•      Permanently established Annual Improvement Planning (in 1990) as an integral part of SITA’s annual corporate planning process.

•      Conducted an organizational self-assessment in 1998 using a framework derived from the European Foundation for Quality Management’s Quality Award Model.

•      Began ISO 9000 certification throughout SITA on a progressive basis.

A stringent Supplier Quality Agreement ensures Worldspan that quality is a top priority inside and outside the SITA organization.  Before attaining the status of “Preferred Supplier to SITA,” a supplier must meet specific criteria relating to:

•      Quality of products

•      Quality of service and logistics

•      Production capabilities

•      Long-term support

•      Research and development investment

•      Financial assets

SITA’s Vendor Evaluation System measures vendors performance based on the following data:

•      Price evolution

•      Business level per month / year

•      Order acknowledgement delays

•      Quantity of order corrections

d.     Focus on the Customer

To ensure customer satisfaction with SITA’s performance, a Customer Satisfaction Corporate Office was established to create a Customer Care culture.  SITA’s Corporate Office facilitates the process of “Managing Total Quality” across the organization by provide the best possible customer oriented Quality of Service.  This core objective is embodied in the Quality Policy Statement:

•      “Our Quality Policy is to consistently deliver a service for which performance and Quality equal or exceed that of any competitor and meet all expectations of the customer world-wide.”

5.     COMMUNICATION MANAGEMENT

SITA has established a communication structure involving state of the art tools to ensure timely and accurate generation, collection, dissemination, storage and disposition of project information.  This formalized structure also provides the critical links among people, ideas and information that are necessary for success.  Our Communication Management methodology includes Document Control, Reporting, and Escalation.

a.     Documentation Control

Documentation Control will be incorporated into every phase of this project. At the beginning of a project, the Project Manager ensures that the Documentation Management process is established. The Project Documentation Management Plan will conform to Worldspan existing policies, and will cover the following:

•      Office software management

•      Component Type Listing

•      Standard Naming Conventions

•      Documentation Change Management

•      Recording

•      Reporting

Documentation Control provides a series of rules and procedures aimed at ensuring that the following aspects of project management are addressed.

Document Management

SITA maintains a document management structure.  All documents will contain a page describing revision history.  Every new printed version is assigned a different version number.  The first version released for approval is version 1.0. Prior (draft) versions are assigned decimal numbers (i.e. version 0.x). Minor revisions are assigned incremental numbers after the decimal point (e.g. Version 1.1); major revisions jump to the next whole number (e.g. Version 2.0).  Software applications used to create each document are also specified.  For example, Word 98, or Microsoft Project 2000, etc.

Deliverable Management

The Senior Project Manager / Director approves all Worldspan project contract deliverables for final release.  This authority may be delegated to other members of the Project Team.  Once approved, a request for review and approval of a deliverable will be transmitted through the Senior Project Manager / Director to the Worldspan Project Director for acceptance.  Once the deliverable is transmitted and subsequently approved, the Project Management database is updated accordingly.

When combined, these value propositions will help to ensure that the IP Migration Project will be delivered on time, in accordance with Worldspan’s requirements, and potentially result in an earlier realization of overall network services cost savings.

ATTACHMENT RC – CHARGES

•                  PART I: IP-BASED SERVICE CHARGES

•                  PART II: CHARGES FOR PROFESSIONAL PROJECT MANAGEMENT SERVICES

•                  PART III: CHARGES FOR EXISTING SERVICES

•                  PART IV: ADDITIONAL PRICING TERMS AND CONDITIONS

ATTACHMENT RC – CHARGES

PART I: IP-BASED SERVICE CHARGES

1.             IPVPN, Managed DSL & Managed ISP

1.1                               Overview.  Charges for IP VPN and Managed DSL are as set forth in Table 1 of this Part I, Attachment RC – Charges.  Charges for Managed ISP are as described in Section 1.5.  (All Section references in this Attachment RC are to sections of a numbered Part of this attachment unless otherwise noted.)  All charges are subject to the further terms of this Attachment RC and of the remainder of the Agreement.  The detailed service description for each Service is set forth in Attachment SD.

1.2                               Throughput.  Prices in Table 1 are inclusive of worldwide throughput at the Worldspan Host complex, but only for transmissions associated with connections specifically identified in Table 1.

TABLE 1 – IP VPN and Managed DSL
Country	IP VPN 64K (includes CS 805 router)		IP VPN 128K (includes CS 2610XM router)		IP VPN 256K (includes CS 2610XM router)		IP VPN 1024K (includes CS 2610XM router)		IP VPN 2048K (includes CS 2610XM router)		Managed DSL 32K Internet 32K Intranet (includes CS 827 router)
Australia	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Austria	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Belgium	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
China	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Czech	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Denmark	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Egypt *	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Finland	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
France	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Germany	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Greece	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

1

Country	IP VPN 64K (includes CS 805 router)		IP VPN 128K (includes CS 2610XM router)		IP VPN 256K (includes CS 2610XM router)		IP VPN 1024K (includes CS 2610XM router)		IP VPN 2048K (includes CS 2610XM router)		Managed DSL 32K Internet 32K Intranet (includes CS 827 router)
Guam*	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Hong Kong	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Hungary	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
India	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Ireland	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Israel	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Italy	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Japan	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Korea	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Malta	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Marshall Islands	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Morocco*	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Netherlands	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
N. Mariana Islands	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Norway	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Poland	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Portugal	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Romania	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Saudi Arabia*	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Singapore	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
South Africa*	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Spain	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Sweden	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Switzerland	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Turkey	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
Ukraine	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

2

Country	IP VPN 64K (includes CS 805 router)		IP VPN 128K (includes CS 2610XM router)		IP VPN 256K (includes CS 2610XM router)		IP VPN 1024K (includes CS 2610XM router)		IP VPN 2048K (includes CS 2610XM router)		Managed DSL 32K Internet 32K Intranet (includes CS 827 router)
Western Samoa	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]
UK	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]	$	[**]

Notes to Table 1:

(1)                      All rates in Table 1 are fixed for the Term of the Agreement.

(2)                      All rates are inclusive of the managed router specified in the column heading (or equivalent as may be supplied by SITA).

(3)                      Intranet Connect connections with throughput speed of 32kbps and port speed of 64 kbps and in service at the effective date of the contract, will be charged in accordance with prices established for 64 kbps IPVPN service set forth in Table 1 upon migration.  Intranet Connect connections in Spain, however, with throughput speed of 32 kbps and port speed of 64 kbps, and in service at the effective date of the contract, will be charged $[**] per month upon migration.  (See Part III Section 1.5 for more detailed information on Intranet Connect.)

1.3                                 IP VPN.       The following terms and conditions apply to IP VPN Services supplied under this Agreement:

1.3.1                        IP VPN prices for 64kbps include (1) IPVPN service installation, Local Access monthly rental charges and Link Service installation and monthly service charges; and (2) Extended Link Service in the case of France, Italy and Hong Kong.  The price is not inclusive of the Local Access installation charge which is passed-through to the customer at cost.  For countries marked by an asterisk, the Local Access monthly rental charge is not included in the price and is passed through to the customer at cost.

1.3.2                        IP VPN prices for speeds greater than 64kbps include IPVPN service installation and Link Service installation and monthly service charges.  The price is not inclusive of Local Access monthly rental charges or the Local Access installation charge which are passed-through to the customer at cost.

1.3.3                        For IP VPN service, port speed equals throughput, as described in the Attachment SD.

1.3.4                        IP VPN is at SITA’s Gold Quality of Service, as described in Attachment SD.

1.4                                 Managed DSL Access.       The following terms and conditions apply to DSL Services supplied under this Agreement:

1.4.1                        Managed DSL Access prices are inclusive of managed DSL connectivity and access to a SITA-provided Internet protocol services node (“IPSN”), 32 kbps average Intranet throughput per connection at a SITA-provided IP Services node, and 32 kbps average Internet throughput per connection at a SITA-provided IP Services node.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

3

1.4.2                        DSL prices exclude Plain Old Telephone Service (“POTS”) connections when required for voice.  POTS line connections, where applicable, will be passed through to WSL at cost.  Dedicated POTS lines will not be available through SITA in countries where call barring service is not available.  Current availability of DSL Services is as summarized in Exhibit 1; this availability matrix, including information about call-barring availability in each country where DSL Service is available, will be updated from time to time upon request to SITA by WSL.

1.4.3                        DSL speeds and contention rates may vary by country and provider.

1.4.4                        Coverage limitations apply on the availability of DSL.  All sites must be pre-qualified before service can be committed to a specific location.

1.5                                 Managed ISP. The following terms and conditions apply to Managed ISP Services supplied under this Agreement:

1.5.1                        Managed ISP prices are established in accordance with the rules and procedures as set forth below:

(a)          Prices will be developed in accordance with the following formula:

Local provider cost to SITA x [**]% + $[**] USD.

(Example: If the total monthly cost to SITA for an ISP connection to SITA is $80. the price from SITA to the customer will be $[**].  ($80 x [**]% + $[**])

(b)         Any non-recurring charges assessed by the Managed ISP will be passed through to WSL at cost.

(c)          Managed ISP prices are to be fixed by SITA on a calendar year basis, and are subject to pricing changes effective from January 1st of each calendar year.

(d)         From time-to-time, the customer may request an updated or modified list for specific countries or services levels.  SITA will provide the pricing for such list in accordance with the formula set forth in Section 1.5.1(a) and will indicate the validity period for such pricing.

(e)          SITA will pass through to WSL all warranties, penalties or other forms of financial compensation which it receives from a third party ISP in connection with the Managed ISP Service, as part of the pricing terms associated with the Managed ISP service.

(f)            Indicative pricing for the Managed ISP Services is set forth in Exhibit 2.  Both the SITA monthly charges and the PTO/ISP installation charges may not be current as of the Effective Date of this Agreement.  Such indicative pricing is included in Exhibit 2 in order to provide general information about pricing elements.  Actual pricing quotations for the Managed ISP Service are available from SITA upon request by WSL and will be subject to the formula set forth in Section 1.5.1(a) above.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

4

PART II: CHARGES FOR PROFESSIONAL PROJECT MANAGEMENT SERVICES

1.                                      All Section references in this Attachment RC are to sections of a numbered Part of this attachment unless otherwise noted.  All charges are subject to the further terms of this Attachment RC and of the remainder of the Agreement.  The detailed description for professional project management Services to be supplied under this Agreement is set forth in Attachment PS and the Implementation/Migration Plan is set forth in Attachment IP.

2.                                       In consideration of SITA’s provision of Professional Project Management Services described in Attachment PS, WSL will pay SITA a professional project management fee equal to $[**]. per month for the initial 12 months of this Agreement. This fee covers three dedicated qualified project managers and shall not be less than $[**] in the aggregate during this 12-month period.

3.                                       SITA will use its best commercial efforts and cooperate with WSL to meet a mutually agreed country migration schedule.  SITA requires WSL to assist in the planning and migration of sites to the IP solution types contained herein.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

5

PART III: CHARGES FOR EXISTING SERVICES

1.                                      Managed Data Network Services (MDNS) Airline Line Control (ALC), Synchronous Data Link Control (SDLC) and X.25/AX.25

1.1                                 Low Speed (up to 19.2 Kbps). All charges are inclusive of Connection, Network Service Installation, Call attempts, and Link Service (including Extended Link Service (ELS) in Italy, France and Hong Kong).  Local Access and/or transmissions may be included in the listed rate, but only as specified in the table below.

Country	Up to 19.2K	Local Access	Transmissions
Austria	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Australia	$[**]	Monthly charge included; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (see note for MCM calculation)
Belgium	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Czech Republic	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Denmark	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Egypt	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Finland	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
France	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Germany	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Greece	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Guam	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Hong Kong	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (see note for MCM calculation)
Hungary	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Iceland	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
India	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (see note for MCM calculation)
Ireland	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Israel	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Italy	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Japan	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (see note for MCM calculation)
Korea, Rep.	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (see note for MCM calculation)
Kuwait	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Luxembourg	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Malta	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

6

Country	Up to 19.2K	Local Access	Transmissions
Marshall	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Morocco	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Netherlands	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
New Zealand	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (See note for MCM calculation)
N. Marianna Isl.	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (See note for MCM calculation)
Norway	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Philippines	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (See note for MCM calculation)
Poland	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Portugal	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Romania	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Russian Fed	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Saudi Arabia	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Singapore	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (See note for MCM calculation)
Spain	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Sweden	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Switzerland	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Turkey	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Ukraine	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
UK	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
W. Samoa	$[**]	Monthly charge excluded; Install charge excluded	Up to 10 MCM’s per month; $[**] for each MCM exceeding 10. (See note for MCM calculation)

Notes to Table immediately above:

(1)          For purposes of calculating Million Characters per Month (“MCM”) usage in Australia, Hong Kong, India, Japan, Republic of Korea, New Zealand, N. Marianna Islands, Philippines, Singapore and W. Samoa; the average MCMs for these countries only will be used as the MCM

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

7

usage for each of these countries.

(2)          For Hong Kong connections, a $[**] per month credit should be applied to charges normally included in Extended Link Service.

1.2                                 High Speed (over 19.2 kpbs).  All charges are inclusive of Connection, Network Service Installation, Call Attempts, and Link Service (including Extended Link Service in Italy and France).  Local Access and/or transmissions may be included in the listed rate, but only as specified in the table below.

Country	Up to 64K	Local Access	Transmissions
Belgium	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Denmark	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Egypt	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
France	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Germany	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Greece	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Hungary	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Ireland	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Israel	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Italy	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Netherlands	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Norway	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Poland	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Saudi Arabia	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
South Africa	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Spain	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
Sweden	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)
UK	$[**]	Monthly charge included; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)

Note to Table immediately above:

(1)          For Saudi Arabia and South Africa, ALC service is excluded.

Country	128kbps	Local Access	Transmissions
UK	$[**]	Monthly charge excluded; Install charge excluded	Unlimited transmissions to the US, UK and Ireland, and in-country (column 1)

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

8

1.3                                 Default TOPS-based Discount.  For the SITA Europe and Middle East (EUMEA) and Asia Pacific regions (SITA to provide current country lists per region upon request by WSL), all other Managed Data Network Services (MDNS) including but not limited to Airline Line Control (ALC), Synchronous Data Link Control (SDLC) and X.25/AX.25 remote connections, Type B Services, transmissions, speeds or locations not explicitly priced in this Attachment RC, will be priced per SITA’s Tariff of Products and Solutions (“TOPS”) in effect or equivalent standard pricing document less a [**]% discount.

1.4                                 Frame Relay & LAN Access

1.4.1                        General.  The charges set below apply to Frame Relay and LAN Access Services.  The fixed monthly connection charges in Section 1.4.2 – Connection Charges include a Frame Relay connection to the SITA network at the Access Speed specified broken down by country.

1.4.2                        Connection Charges.

Connection Groups
	I	II	III	IV
SPEED	United Kingdom, France, Germany, Italy, Greece, Ireland, Iceland, Austria, Luxembourg, Switzerland, Netherlands, Belgium	Sweden, Denmark, Finland, Italy & Israel	Portugal, Spain, S. Africa & Turkey Hungary, Poland, Albania, Czech Republic, Romania	Eqypt, Iceland, Morroco, Saudi Arabia
64k	[**]	[**]	[**]	[**]
128k	[**]	[**]	[**]	[**]
192k	[**]	[**]	[**]	[**]
256k	[**]	[**]	[**]	[**]
384k	[**]	[**]	[**]	[**]
512k	[**]	[**]	[**]	[**]
768k	[**]	[**]	[**]	[**]
1024k	[**]	[**]	[**]	[**]
1536k	[**]	[**]	[**]	[**]
2048k	[**]	[**]	[**]	[**]

1.4.3        Transmission Charges

The Frame Relay transmission charge is a fixed monthly charge for each Permanent Virtual Circuit (PVC) provided across the SITA network.  It is based on the Committed Information Rate (CIR) subscribed by the customer and the location of

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

9

the network sites at each end of the PVC.  All Frame Relay transmission charges are quoted for a 64 Kbps CIR. The prices for any other speed can be obtained by using the coefficients given in the Coefficients table below.

Sample Calculation:

Frankfurt, Germany 16 Kbps CIR to Atlanta, United States

Germany – United States 64Kbps base rate is US $[**]

16 Kbps International Coefficient is [**]

Therefore, the charge for a 16 Kbps CIR between Frankfurt and Atlanta will be:

US $[**] x [**] = US $[**]

64K CIR—Base Rates
Destination Country	Origination Country
	A	B	C	D	E	F	G
	Belgium, France, Germany, Italy, Netherlands, Switzerland	Austria, Greece, Iceland, Ireland, Luxembourg, Portugal, Turkey	Sweden, Denmark, Finland, Italy & Israel	Hungary, Poland, Albania, Czech Republic, Romania	Eqypt, Morroco, Saudi Arabia	South Africa	United Kingdom
United Kingdom	[**]	[**]	[**]	[**]	[**]	[**]	[**]
United States	[**]	[**]	[**]	[**]	[**]	[**]	[**]

Coefficients
CIR Speed (kbps)	Inter’l	Dom
8	0.24	0.28
16	0.39	0.43
24	0.51	0.55
32	0.63	0.65
48	0.82	0.84
64	1.00	1.00
96	1.33	1.35
128	1.63	1.68
192	2.17	2.32
256	2.66	2.89
384	3.54	3.94

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

10

Coefficients
CIR Speed (kbps)	Inter’l	Dom
512	4.33	4.91
768	6.42	7.13
1024	7.97	8.96
1536	10.79	12.34

[**]% Discount on Frame Relay Services

The Frame Relay rates above are subject to a further [**] percent ([**]%) discount, which shall appear on customer’s invoice on a monthly basis.

The following Bundled Rates include:

- Single Remote Connection at speed indicated

- Single In-node CIR as indicated

- Link Service at remote end (Monthly and Installation charges)

- Frame Relay Install Charges

- ISDN Backup at Port Speed

- 2610 or equivalent Router Monthly & Install Charges

- Costs associated with Local Access Monthly AND Install will be charged separately

- In accordance with Section 3 (Installation) in Part IV of this Attachment RC, Frame Relay & Link Service Installation charges or the equivalent SITA standard price list item) are billed to the customer only if a connection is discontinued prior to a 12 month in-service period (except if disconnection is due to a Service upgrade).

High Speed Frame Relay Bundled Rates:

Country (Port/CIR)	128K/8K
Italy (In-node CIR)	$[**]

The following Bundled Rates include:

-               Single Remote Connection at the speed indicated

-               Single CIR as indicated to the USA

-               The charges below apply to Australia, Hong Kong, Japan and New Zealand.

Connection Speed	CIR Speed	Monthly Charge Per Connection
64 Kbps	8 Kbps	$	[**]
64 Kbps	16 Kbps	$	[**]
64 Kbps	24 Kbps	$	[**]
64 Kbps	32 Kbps	$	[**]
128 Kbps	64 Kbps	$	[**]
256 Kbps	128 Kbps	$	[**]

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

11

Shadow PVC or PVC Redirection

[**]% of CIR charge if PVC is connected to different node than that of primary PVC

[**]% of CIR charge if PVC is connected to same node as the primary PVC

Default TOPS-based Discount

All other Frame Relay services, speeds or locations not explicitly priced in this Attachment RC will be priced per TOPS less a [**]% discount.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

12

1.4.4                        LAN Access Managed Router Service

SITA’s LAN Access service is a fully managed LAN-to-LAN communications service for linking geographically dispersed local area networks, LAN Access provides layer two network (Frame Relay or X.25) integrated with managed routers. Monthly service charge includes a standard Cisco serial cable.  Any additional cable required connecting to the Network Terminating Unit (NTU) or similar is the customer’s responsibility.  Monthly service charge does not include cabling to connect the LAN Access service router to the customer’s LAN.

The following monthly LAN Access service charges cover all aspects of the LAN router supply and on-going management inclusive of Hardware by router type and IP Software.

All Countries
CS 2610/2620	$	[**]

1.4.5                        Handling Charges – Configuration Changes

- Standard Service (modification handled within one week)	$[**]
- Express Service (modification handled within 48 hours)	$[**]

1.4.6                        Default TOPS-based Discount

All other routers types, interface and service options relative to the Services to be supplied hereunder but not explicitly priced in this Attachment RC will be priced per TOPS less a [**]% discount.

-Costs associated with Local Access Install and ISDN Backup will be charged separately.

-Where WSL requires an Access Provider not selected by SITA, Local Access circuit rental charges and any additional charges to connect to the WSL selected Access Provider shall be charged separately to WSL in addition to the rates below.

1.5                               Intranet Connect

1.5.1                        Intranet Connect Existing Connections

Existing Intranet Connect connections are defined to mean those connections in service at the time of the Effective Date of this Agreement.

Existing Intranet Connect connections with throughput speed of 32kbps and port speed of 64 kbps will be charged in accordance with prices established for 64kbps IPVPN service set forth in Table 1.  Existing Intranet Connect connections in Spain, however, with throughput speed of 32kbps and port speed of 64 kbps will be charged $[**] per month.  The price is inclusive of service installation, Local Access monthly rental charges and Link Service installation and Link Service monthly service charges.  The price is not inclusive of the Local Access installation charge which is passed-through to the customer at cost.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

13

1.5.2                        Default TOPS-based Discount

All other Intranet Connect services, speeds or locations not explicitly described and priced above in this Attachment RC will be priced per TOPS less a [**]% discount.

Intranet Connect is not available to the customer for new connections or new service.

1.6          ISDN and PSTN Dial Back-Up

Default TOPS-based Discount

All ISDN and PSTN Dial back-up services will be priced per TOPS less [**]% discount.

1.7                               HTDS Service Charges

The charge for Japan to USA 64 kbps High Speed Data Service (“HTDS”) is as set forth below:

$[**] per month per link plus $[**] installation (one time charge)

The above HTDS charge is inclusive of the 64 kbps Japan connection, the 64kbps US connection, 64 kbps Committed Information Rate (CIR) JP to US, full Link Service in US and half Link Service in Japan, and applies to the following four connections in service:

TYO11P-78 (2813012)

TYO11P-79 (2813027)

TYO11P- 80 (2813028)

TYO11P-88 (2816000)

1.8                               [**]

1.9                               Carry Forward of In-Service Period.

The In-Service Period for any and all Service Components in existence on or before the Effective Date shall be measured from the date such Service Components were originally installed (i.e., execution of this Agreement does not restart the In-Service Period for existing connections).

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

14

1.10                        General Provision: Pricing Changes during Term.

Charges for Services covered under this Part III of Attachment RC will be increased by [**]% over the above Charges, commencing January 1st 2005, and at each January 1st from that point through the expiration of this Agreement, except for those items charged at TOPS less [**]%.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

15

PART IV: ADDITIONAL PRICING TERMS AND CONDITIONS

1.                                       General.  The following terms and conditions apply to the Services supplied under this Agreement:

1.1                                 All pricing provided under this Agreement is made available to WSL in consideration of its commitment to fulfil the Preferred Provider Commitment (Section 2.3 of the General Terms and Conditions of this Agreement) and subject to the following additional pricing terms and conditions (except to the extent otherwise specifically excluded).

1.2                                 Prices are based upon the WSL-provided forecast of connections and throughput requirements by country, as set forth in Attachment WF.  Accordingly, as a material requirement under this Agreement, WSL shall migrate at least [**]% of its forecasted connections to IP VPN and SITA reserves the right to revise its pricing in keeping with prevailing market conditions if WSL fails to a material extent to work towards and carry out such migration.

1.3                                 Prices are inclusive of predefined Intranet bandwidth requirements from the WSL Owned agency locations into WSL’s Data Center facilities in Atlanta, Georgia, USA. (see attachment SD) Atlanta OC-12 facilities and corresponding CPE remain under a separate contract and are not covered herein.

2.             Minimum Duration and Cancellation Requirements – SITA Services.

2.1                                 For all SITA-supplied Services hereunder, a minimum 12 consecutive month connection period is required for each new connection, except for MDNS connections which have a three consecutive month minimum connection period.

2.2                                 If customer terminates a connection before the minimum connection period is met, WSL shall pay to SITA a lump sum equivalent to the Service charges for the remaining part of the minimum duration requirement.

2.3                                 The full SITA minimum duration requirements as described in this Section 2 will not apply to those connections that are replaced by higher speed connections of the same Service type.  However, at commencement of the higher speed service, the time of service incurred by the replaced connection will be used to contribute to the satisfaction of the minimum duration requirement for the new Service.

2.4                                 Cancellation of a connection requires one month’s notice.  Charges will apply from the date SITA receives the cessation request for a period of one month or until the requested cessation date, if this is later than 30 days from the cessation received date.  WSL agrees to use reasonable efforts to provide SITA at least a 60-day notice of cancellation of a connection by sending all cessation requests as early as possible. The one-month notice requirement will not apply to those connections being migrated from existing Services to the IP-based Services or upon upgrading of a given Service.

16

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

2.5                                 In accordance with Section 4 (Access Lines and Other PTO Charges) below (and separate from any SITA Service minimum duration requirement) any applicable Access Line minimum duration charges or penalties (or equivalent) will be passed through to Customer.   SITA will advise WSL of any PTO minimum duration exceeding 12 months prior to placing any Access Line order or other PTO order affected by such minimum duration.

3.             Waived SITA Installation Charges.

Where specified, SITA Service Installation charges are waived as long as customer meets the applicable minimum duration requirement for the connection.  If any connection is terminated before a minimum duration period is met (See Section 2 above), customer will reimburse SITA for the services charges (as defined in Section 2 above) and previously waived installation charges.

4.                                                           Access Lines and Other PTO Charges.

Unless specified otherwise in this Agreement, all Access Line installation, removal, monthly rental charges and any other PTO charges applicable to WSL will be passed through to WSL by SITA at cost.  SITA will advise WSL of any PTO minimum duration exceeding 12 months prior to placing any Access Line order or other PTO order affected by such minimum duration.

5.                                       Umbrella Agreement Global Volume Discount.

All revenue billed pursuant to this Agreement will contribute to, but not benefit from, the calculation of the Global Volume Discount in the MDNS Umbrella (Worldspan Contract number W001712) between Worldspan, L.P. and SITA s.c. dated 01 April 1997, as amended (known as the “Umbrella Agreement”). For greater certainty, the Parties acknowledge and agree that any pricing which involves a discount off of TOPS under this Agreement is not be eligible for any further discount under the “Umbrella Agreement”.  Example:  The TOPS less [**]% discount referred to at Section 1.3 of Part III (Default TOPS based discount allows for a total [**]% discount off of TOPS but does NOT allow for a [**]% under this Agreement plus a further [**]% under the “Umbrella Agreement”.

6.                                                                                   Quick Start.

WSL and SITA shall establish an appropriate installation interval for the Service Component (i.e., the Committed Delivery Date).  In the event that SITA fails to meet the Committed Delivery Date (i.e., there is a Delay), and upon request by WSL, SITA shall install a “Quick Start” connection (i.e. a dial solution) where available within five (5) Business Days, at SITA’s expense.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

17

7.                                       In-Scope Regions for Preferred Provider Commitment (Section 2.3 of General Terms and Conditions).

The Parties agree that the “In Scope Regions” relative to the Preferred Provider Commitment (Section 2.3 of General Terms and Conditions) includes all countries and other geographical areas referred to in this Attachment RC, subject to the following exceptions, which result from pre-existing contractual obligations to third-party suppliers, an absence of in-country business for WSL (i.e. incidental or new markets) and other specific local conditions including PTO, regulatory and special pricing considerations:

(a)           Argentina

(b)           Aruba

(c)           Australia

(d)           Brazil

(e)           Canada

(f)            China

(g)           Egypt

(h)           El Salvador

(i)            Hong Kong

(j)            India

(k)           Kuwait

(l)            Mexico

(m)          Philippines

(n)           New Zealand

(o)           Peru

(p)           Russia

(q)           Saudi Arabia

(r)            South Africa

(s)           Spain

(t)            Turkey

(u)                                 USA

(v)           Venezuela

For the above excluded countries, (i) WSL will advise SITA if there is an opportunity to bid on communications services in support of WSL in a listed country; and (ii) WSL may order Services under the terms and conditions and at the pricing provided in this Agreement, however such orders will not be considered in the calculation of the Preferred Provider Commitment (Section 2.3 of the General Terms and Conditions).  Upon mutual agreement, the above list of excluded countries may be reduced from time to time by a signed amendment to this Agreement.

8.                                       Effectiveness of Pricing.

All pricing in this Attachment RC will take effect upon the first day of the first full calendar month following execution of this Agreement.

18

EXHIBIT 1 TO ATTACHMENT RC

MANAGED DSL AVAILABILITY MATRIX

Country	Country / Carrier	Brand Name	Speed	POTS Line Ordering Responsibility (indicated as WSL where there is no call barring availability in a country)	Router (Always On)
Belgium	Belgacom	Turboline Office	1024/256k	SITA	CS837
France	Transpac	IP ADSL1	500/128k	WSL	Bintec X2300
Germany	Deutsche Telecom	T-DSL ISP Gate	768/128k	SITA	CS831
Greece	OTE	To be decided	512/128k	SITA	CS827
Hong Kong	PCCW	MegaAccess CE	1500/640k	SITA	CS827
Italy	Telecom Italia	ADSL Fastway	640/128k	SITA	CS827
Netherlands	BBNed	DSL ATM Economy	512/256k	SITA	CS827
Singapore	Sing Tel	B-Access	512/256k	SITA	CS827
Spain	UNI 2	Unidox ADSL	256/128k	SITA	CS827
Sweden	Skanova	DSL ATM	512/100-600k	SITA	CS827
Switzerland	Swisscom	BBCS Access Private Proflie	256/64k	SITA	CS827
UK	BT	Upstream Office 500	512/256k	SITA	CS827

19

EXHIBIT 2 TO ATTACHMENT RC

INDICATIVE MANAGED ISP PRICING

NOTE: INDICATIVE PRICING FOR MANAGED ISP SERVICES IS SET FORTH IN THE TABLE BELOW.  BOTH THE SITA MONTHLY CHARGES AND THE PTO/ISP INSTALLATION CHARGES MAY NOT BE CURRENT AS OF THE EFFECTIVE DATE OF THE AGREEMENT.  THE BELOW PRICING IS INCLUDED IN THIS EXHIBIT 2 IN ORDER TO PROVIDE GENERAL INFORMATION ABOUT PRICING ELEMENTS.  ACTUAL PRICING QUOTATIONS FOR THE SITA MANAGED ISP SERVICE ARE AVAILABLE FROM SITA UPON REQUEST BY WSL.

Countries	Speed (Downstream/Upstream)	PTO/ISP INSTALLATION (Pass thru’)	SITA MONTHLY $USD	CHARGES - WORLDSPAN/ CUSTOMER
Belgium	3300k/192k	165.28 EURO	[**]	Service charged to WSL. Customer orders and pays for POTS line
Czech Republic	256/64	4900 CZK	[**]	Service charged to WSL. Customer orders and pays for POTS line
Denmark	384/384 Kbit/s	396 KR	[**]	Service charged to WSL. Customer orders and pays for POTS line
Finland	2048/640kbps	504 EURO	[**]	Service charged to WSL.
France	512/128 Kbps	723 EURO	[**]	Service charged to WSL. Customer orders and pays for POTS line
Germany	Upstream up to 128K Downstream up to 768K	208.2 EURO	[**]	Service charged to WSL.
Greece	384/128K	100 EURO	[**]	Service charged to WSL. Customer orders and pays for POTS line
Hong Kong	1.5M/512K	600 HKD	[**]	Service charged to WSL.
Hungary	384/64K	59852 HUF	[**]	Service charged to WSL. Customer orders and pays for POTS line
Israel	512/64K	750 USD	[**]	Service charged to WSL. Customer orders and pays for POTS line
Ireland, Republic of	1Mb/256K	860 EURO	[**]	Service charged to WSL. Customer orders and pays for POTS line
Italy	640k/128K	129 EURO	[**]	Service charged to WSL. Customer orders and pays for POTS line
Japan	8M/1M	158.30 USD	[**]	Service charged to WSL. Customer orders and pays for POTS line
South Korea	2Mbps/640K	30000 KRW	[**]	Service charged to WSL.
Netherlands	1024k/160k	160.10 EURO	[**]	Service charged to WSL.

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

20

NOTE: INDICATIVE PRICING FOR MANAGED ISP SERVICES IS SET FORTH IN THE TABLE BELOW.  BOTH THE SITA MONTHLY CHARGES AND THE PTO/ISP INSTALLATION CHARGES MAY NOT BE CURRENT AS OF THE EFFECTIVE DATE OF THE AGREEMENT.  THE BELOW PRICING IS INCLUDED IN THIS EXHIBIT 2 IN ORDER TO PROVIDE GENERAL INFORMATION ABOUT PRICING ELEMENTS.  ACTUAL PRICING QUOTATIONS FOR THE SITA MANAGED ISP SERVICE ARE AVAILABLE FROM SITA UPON REQUEST BY WSL.

Countries	Speed (Downstream/Upstream)	PTO/ISP INSTALLATION (Pass thru’)	SITA MONTHLY $USD	CHARGES - WORLDSPAN/ CUSTOMER
Norway	850/384K	2500 NOK	[**]	Service charged to WSL. Customer orders and pays for POTS line
Poland	512K/128K	849 PLN	[**]	Service charged to WSL. Customer orders and pays for POTS line
Portugal	512K/128K	127.23 EURO	[**]	Service charged to WSL. Customer orders and pays for POTS line
Romania	128K	250 USD	[**]	Service charged to WSL.
Singapore	256K/256K	85.71 USD	[**]	Service charged to WSL. Customer orders and pays for POTS line
Switzerland	300K/50K	100 CHF	[**]	Service charged to WSL. Customer orders and pays for POTS line
UK	Downstream 500 K Upstream 64-250 K	260 GBP	[**]	Service charged to WSL. Customer orders and pays for POTS line

— End of Attachment RC —

[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.=

21

ATTACHMENT SD -

SERVICE DESCRIPTIONS

IP-VPN SERVICE

IP-VPN is SITA’s managed IP solution, providing scaleable, any to any, high quality, secure, IP access worldwide. IP-VPN provides a platform for secure internetworking services.  IP-VPN builds a Virtual Private Network (VPN) for a customer based on shared MPLS infrastructure within the SITA network and dedicated infrastructure at customer site(s).

The dedicated infrastructure comprises:

•                  Cisco CE (Customer Edge) router.

•                  Cisco IOS software running on the CE router.

IP-VPN is delivered over SITA’s IP Global Network (IGN).  IP-VPN provides all the flexibility and accessibility of the public Internet without the disadvantages of poor service quality, no end-to-end management and weak security. SITA are responsible for design, build and management of the customer VPN.

IP-VPN service elements include:

•                  Provisioning, configuration and maintenance of CE routers.

•                  Provisioning of the IP port and leased line that connects the CE to the closest SITA point of presence.

•                  Configuration, maintenance and management of CE router and IOS.

•                  Customer access to intranet information via web-based tools: Web-vision and TT-vision.

•                  Comprehensive end-to-end SLAs.

IP-VPN Features include:

•                  Choice of Silver, Gold and Platinum service

•                  Classification and prioritization of traffic through Class of Service (Gold and Platinum only)

•                  Network convergence integrating data with voice, video (Platinum only)

•                  Optional mission critical designs

22

•                  Multi-protocol support

23

MANAGED DSL (IPSN)

IP Service Node (IPSN)

SITA’s IP Service Node (IPSN) service provides a customer with the ability to securely access its corporate Intranet using new access methods including DSL access.  Key Service features include:

•                                          two-way access to IP-VPN

•                                          the ability to access the Internet via the IPSN, which means the traffic does not transit the Intranet

•                                          basic firewall functionality for DSL-connected sites.

Service availability is subject to local technical and regulatory conditions.

24

MANAGED ISP (INTERNET SERVICE PROVIDER)

Managed ISP (Internet Service Provider) Service involves SITA coordinating on behalf of Customer ISP services in selected countries.  Key Service features include:

•                                          order management

•                                          installation coordination with ISP

•                                          billing

Service availability is subject to local technical and regulatory conditions.

25

Frame Relay Access

High performance networking

The Frame Relay Access Services provides a high-speed data networking service for the interconnection of geographically dispersed Local Area Networks (LANs) and IBM environments.

The Frame Relay Access service provides sophisticated bandwidth management capabilities, allowing the service to be tailored to the requirements of individual sites.  It includes the creation of a Permanent Virtual Circuit between two sites, across the SITA network, through an allocated bandwidth level: this Committed Information Rate (CIR) is the network bandwidth capacity that we commit to provide to you on our Network.  The ability to burst above CIR is provided to you through the Excess Information Rates (EIR), depending on the remaining availability of the network.  All data in excess of the CIR will be marked as Discard Eligible and may be discarded by the system in case of network congestion.

Frame relay is transparent to the higher-level LAN protocols used, such as TCP/IP, Novell IPX, DECNET or NETBIOS.

Typical applications

The Frame Relay Access service is ideal for both LAN interconnection and communications between IBM host systems:

•                  LAN interconnection: Applications of frame relay in LAN environments include:

•                  Client/server communications

•                  Terminal-to-host applications

•                  E-mail applications

•                  Mixed media applications

•                  IBM communications: The combination of frame relay’s streamlined implementation and the sophisticated flow-control and error handling systems of SNA provide a highly effective solution for IBM host-to-host communications.

Key service features

•                  Flexible access: Frame relay compatible LAN routers, IBM front end processors (frame relay compatible).

•                  Flexible bandwidth management: Depending on the location, CIRs of up to 2Mbps can be pre-selected between each pair of locations.

•                  Support for traffic bursts: Ability to send bursts of user data at up to 150% of CIR for continuous periods, and, subject to availability of bandwidth, up to access speed for instantaneous bursts.

Service availability is subject to local technical and regulatory conditions.

26

LAN ACCESS

Creating and managing global LAN communities

The LAN Access service provides a communication service for the interconnection of globally dispersed Local Area Networks (LANs).

Our LAN Access service consists in installing, managing and maintaining routers on your premises and providing wide area connectivity with speeds of up to 2 Mbps, depending on the location.  Connectivity is provided through either X.25 or Frame Relay protocols.

This, combined with high availability, widespread access locations and support of common LAN protocols such as TCP/IP and IPX, means that we offer you the service that match your LAN interconnect requirements.

LAN Access service employs router equipment from Cisco systems.

Typical applications

LAN Access is suitable for most of today’s data communication applications that involve the transfer of information between LANs:

•                  Client/server environments: Enabling LAN users to access remote database servers and print documents across the network.

•                  Transaction processing: Consolidating access to traditional mainframe based applications.

•                  High-speed file transfer and multimedia: Supporting CAD/CAM and other applications requiring high bandwidth.

•                  LAN Access Internet Gateway: If necessary,a LAN Access Internet Gateway option is available, allowing corporate LAN users to access Internet facilities.

Key service features

•                  Multiple access speeds: From 19.2Kbps to 2Mbps, depending on location and frame relay Committed Information Rate (CIR) support (suitability depends on LAN application and location).

•                  Multiple LAN protocol support: TCP/IP, Novell Netware, DECnet, Source Route Bridging, Transparent Bridging and Banyan Vines.

•                  Flexible implementation: Can be tailored using multiple service options.

•                  Integrated routing: Route re-distribution into routing protocols OSPF, EIGRP, IGRP & RIP on your LAN.

•                  LAN router management: Turnkey service including design, installation, testing, configuration, software maintenance, hardware maintenance and pro-active management.

•                  Official IP addresses:  We only provide official IP addresses with the LAN Access service.

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Options

The LAN Access service offers four service options that enhance the service functionality:

•                  Mission-critical sites:

•                  Fault tolerant networks can be configured with active Permanent Virtual Circuits (PVCs) for load sharing and resilience, or with an alternative path (shadow PVCs) for a more cost effective solution.

•                  Dual router configurations ensure that key sites are always available.

•                  X.25/Frame Relay Gateway: The LAN Access service can be integrated into WANs over X.25 or frame relay giving integrated cost-effective solutions.  Using the X.25/Frame Relay Gateway gives any-to-any connectivity without the need to provide a private gateway for the Virtual Private Network (VPN).

•                  LAN Access Internet Gateway:

•                  Simple Internet access for enterprise networks integrated with the LAN Access service, which provides reliable connectivity to the Internet from within a multi-protocol corporate network.

•                  We employ filtering and anti-spoofing techniques (used to detect unauthorized users mimicking authorized addresses) at the Internet Gateway.  However, we cannot guarantee the integrity of used or data coming from the Internet and we would strongly recommend that you use a firewall between your VPN and the VPN gate router (The VPN gate router is the LAN Access service router designated as the customer access point to the LAN Access Internet Gateway).

Service availability is subject to local technical and regulatory conditions.

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X.25 DIRECT ACCESS SERVICE

Reliable global networking

X.25 Direct Access service is based on the telecommunications standard defined in 1988 by the ITU-T in its “Recommendation X.25 for Interface Between Data Terminal Equipment (DTE) and Data Circuit-Terminating Equipment (DCE) for terminals operating in the packet mode and connected by dedicated circuits to Public Data Networks”.

X.25 Direct Access offers access speeds of up to 256kbps.

X.25 Direct Access provides a local connection into one of SITA’s global access locations using Local Access Lines. The international X.25 standard protocol contains a corruption-free delivery feature which contributes to the reliability of this Service.

Typical applications

X.25 Direct Access is ideal for many communications applications

•                  Terminal-to-host: X.25 Direct Access supports:

•                  Remote order entry systems

•                  Computer Reservation Systems

•                  Mobile users

X.25 Direct Access can be used in conjunction with X.28 Dial Access for terminal access.

•                  Host-to-host:

•                  Transferring accounting records from regional offices to headquarters

•                  Electronic mail

•                  Corporate MIS applications.

•                  PC-to-PC: PCs can connect to remote Local Area Networks (LANs) to exchange files and electronic mail.

Key service features

Multiple access speeds: depending on the location from 4.8kbps to 256kbps.

International standard: ITU-T 1984, and 1988, compliance.

Simultaneous user support: up to 1024 logical channels per link.

Packet size negotiation: to maximize throughput for particular applications.

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Options:

Higher Security: you may ask for our Closed User Groups feature, which provides for call barring and call restrictions.

Improved availability: if you wish to improve the availability of the Service, dial back up of Local Access Lines is available.

Quick Start Option: this option uses temporary dial-up connections to offer network access prior to the availability of leased lines.

Service availability is subject to local technical and regulatory conditions.

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SERVICENET (HOST-TO-HOST, WORLDSPANVENDOR)

Description:

ServiceNet is a network architecture, based on the IP-VPN IP Global Network (IGN).  Each ServiceNet (WorldspanVendor being one ServiceNet) is an extranet (multi-customer IP network) with a client-server architecture giving a number of customers (clients\end users) access to remotely hosted applications/services.

In order to access a service the client must first be authorized to use that service by the service provider.  The IP access is then configured so that the client access is restricted to specific service provider(s).  No client-to-client communication is permitted.

ServiceNet shares many of the features of IP-VPN.  The main exception is the “many-to-one” architecture of ServiceNet versus the “any-to-any” networking of IP-VPN.  Client to client access is specifically restricted for security reasons.  Consequently the size of the ServiceNet community is transparent to the client\end users.

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Service elements:

ServiceNets are always composed of 2 elements:

1)            SITA IP Access

Connection options: IP-VPN, Intranet Connect, AeroNet, LAN Access or Frame Relay.

Gateways enable access for LAN Access, Frame Relay and Intranet Connect (IPNET) customers.

The preferred connection option is IP-VPN or Intranet Connect.

Access from existing customer intranets.

SITA’s ServiceNet architecture creates a gateway between ATC services and the customer’s intranet.  Where a customer has built an intranet with IP-VPN, Intranet Connect, LAN Access, or frame relay with customer managed routers, access from the customer intranet to the service can be enabled through a simple configuration change.  No new hardware is or throughput needs to be configured, therefore leveraging the customer’s IP investment.

Access from stand alone routers.

SITA’s ServiceNet services are also available to customers with no existing IP infrastructure.  A single stand alone IP-VPN router may access one or any number of ServiceNet services

2)            Application.

Provided by either SITA (e.g. Gabriel for ISnet) or by third parties (e.g. EUROCONTROL, SAP)

Features:

SITA IP Access

•                  High Performance.  SITA IP-VPN high-speed backbone gives industry leading IP network performance (MPLS technology/Cisco high-speed routers).

•                  Fully managed client-server topology

•                       Helpdesk support

•                  Global coverage.  Access in >200 countries

•                  Highly Resilient for mission critical applications

•                  High levels of security

•                  Access managed by SITA infrastructure

•                  Private community solution for the ATC

•                  No access to the public Internet

•                  Flexible.  Access to multiple ServiceNet services from the same IP connection

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IP Addressing

Globally unique, public (registered) addressing is a requirement for ServiceNet access.

SITA can assign globally unique, registered address space to SITA members through its IP address assignment policy and process.  Customers already using private addressing within their VPN can use the NAT (Network Address Translation) service that allows private addresses on the LAN side of the CE router to be translated into a public address on the WAN side of the router.  This is fully described in the IP Address Assignment documentation.

Service availability is subject to local technical conditions and regulations.

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PROFESSIONAL SERVICES

SITA with its in-depth knowledge of the ATC market together with its experience in building large international networks is able to provide a range of Professional Services.

SITA’s Professional Services are available for both local area network (LAN) and wide area network (WAN) environments.  These include the designing and building of successful technology-based business solutions, providing Internet and Intranet connectivity, security, support, and maintenance using a variety of architectural models.

Available Services

•                  Technology Assessment

•                  Network Strategy Planning

•                  Network Audit and Design

•                  End to End Performance Analysis

•                  Reports and Measurement Results

•                  Security Appraisal, Assessment and Implementation.

Service availability is subject to local technical conditions and regulations.

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PROGRAM/PROJECT MANAGEMENT SERVICES

SITA utilizes a single Project Management Methodology for all its projects based on the Project Management Institute’s (PMI) standards and practices rigorously followed throughout the life cycle of the project.

Project Management Methodology is a framework for managing SITA SC Region Network projects. This methodology is an approach to managing projects effectively and consistently to successfully meet the needs of the business every time. SITA Projects are managed through a number of processes that overlap and interact throughout the course of the project. Each SITA project has the following processes:

•                  Initiating processes – authorizing the project or phase

•                  Planning processes – defining and refining objectives and selecting the best of the alternative courses of action to attain the objectives of the project

•                  Executing processes* – coordinating people and other resources to carry out the plan

•                  Controlling processes* – ensuring that project objectives are met by monitoring and measuring progress regularly to identify variances from plan so that corrective action can be taken when necessary

•                  Closing processes – formalizing acceptance of the project or phase and bringing it to an orderly end

Initiating

The Initiation phase sets the foundation for the entire project.  During the initiating process, project scope, deliverables, and objectives are documented at a high level.  The initiating process establishes the expectations to be met for the project to be judged a success at completion.

During the Initiating Phase the Project Manager gains authorization through a Project Charter to assign resources to the project.

Planning

The Planning Process establishes detailed project plans for all objectives set in the initiating process.  The information the Project Manager collected during to the initiating process, and the Project Charter go into developing the project plan in cooperation with the customer.  The high level description of the project contained in the charter becomes the basis for creating a detailed baseline plan.

The detailed project plan/statement of work) guides the project team in both project execution and project control. The project plan describes, in clear detail, exactly what must be done, when it should be done, and with what expected level of resources.

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The statement of work is a formal, approved document used to guide both project execution and project controls. The primary use of the project plan is to document planning assumptions and decisions, facilitate communication among stakeholders, and document approved scope, cost, and schedule baselines.  As a consequence, the statement of work whenever signed by SITA and the customer will be considered integral part of this agreement.

Executing the Project plan

With a completed and approved project plan, the project enters the Executing Process.  During the executing process the project manager directs the resources to carry out the plan and schedule, ensuring all activities are effectively resourced.

The executing processes implement the project plan by performing and managing the activities outlined in the project plan.  All stakeholders are kept informed by producing and distributing project status reports. Project goals are obtained through managing changes, conducting variance analysis, quality control and performing corrective actions

Controlling Project Progress

Monitoring progress of a project has three distinct steps: measuring the specific project activities, evaluating actual performance, and initiating corrective actions.  These steps make up the key components of the controlling phase of a project.  The controlling process ensures that project objectives are met by monitoring and measuring progress and taking corrective action when necessary.

Closing

During the closing process, the project manager ensures transition to operations and performs a post-project review or audit to evaluate overall project performance (e.g., time, cost, scope, and quality).  This review lists what worked well and what needs to be improved for the next project.  Project closure occurs after the customer has formally accepted all the deliverables from the execution phase.

Service availability is subject to local technical conditions and regulations.

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STANDARD PROJECT MANAGEMENT SERVICES / SERVICE DELIVERY UNIT (SDU)

SITA’s Service Delivery Unit (SDU) will ensure seamless, error-free and end-to-end delivery of Network services based on committed delivery date. The SDU will proactively provide external and internal customers with single point of contact by accepting responsibility for order implementation and proactive status.

Available Services

•                  Order management of the overall service implementation process by accepting full ownership of customer orders until installation;

•                  Provide order validation and first level technical support to ensure the integrity of the network is not compromised and ensure customer requirements are met;

•                  Register Order Request relative to the implementation of a service;

•                  Allocate Network parameters;

•                  Proactive communication to customer on order installation status and issues;

•                  Provide order progress at a predetermined interval based on predefined customer requirements;

•                  Facilitate face to face meetings with customers to discuss project plans and status

•                  Provide alternatives solution when customer requirement cannot be achieved with existing processes;

•                  Provide support and expertise in the overall Service Delivery process.

Service availability is subject to local technical conditions and regulations.

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Network Performance Level Schedule

Ref: Feb. 25, 2004 Worldspan SLA V5.0 WSL.doc

Date: February 2004

Table of contents

Section 1 Performance level Information

1.1	Scope

1.2	Future Requests for Service Levels

1.3	Service Credits

1.4	Measurement Period

1.5	Service Level Reports

1.6	Upgrade Recommendations by SITA

Section 2 Service Levels

2.1	IPVPN Router & Site Availability
	2.1.1	Measurement Methodology
	2.1.2	Service Credit Calculation
	2.1.3	Router Availability Exclusions

2.2	IPVPN Router to Router Round Trip Delay
	2.2.1	Measurement Methodology (CoS)
	2.2.2	RTRRTD Performance Targets
	2.2.3	Upgrade recommendations by SITA
	2.2.4	Additional IPVPN Quality of Service (QoS) Measurement and Reporting

2.3	Managed DSL

2.4	X25 and Frame Relay - Network Path Availability / Total Network Path Availability

2.5	X25 and Frame Relay - Network Transit Time / Total Network Transit Time
	2.5.1	Network Transit Time Exclusions

2.6	Restoration of Service

2.7	Service Delivery
	2.7.1	New Installation and Relocations
	2.7.2	Upgrades and Downgrades

Section 3 Definitions

Section 4 Appendices

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Performance Level Schedule

This Performance Level Schedule details the Service Levels in relation to the Services provided to WSL.  SITA will meet or exceed the Service Levels in accordance with the provisions of this Performance Level Schedule.

Section 1                                         Performance level Information

1.1                                                       Scope

The Service Levels apply to the following Services provided to WSL in accordance with the terms of this Agreement:

ICN / IP VPN

Managed DSL

X25 / Frame Relay

LANAS

Service Cover Period for the Services in section 1.1 is as follows -

•                  SITA Network - 24 hours

•                  PTO Local Access Line - Variable according to the terms offered by the local Telecommunications Authority.  The standard option is based upon normal working hours, and during days within the normal working week, according to the country in question.  Coverage outside these times may be possible in some countries at extra cost in addition to the standard charges levied by the Telecommunications Authority.  As set forth in Attachment TH (normal business hours by country).

•                  Customer Premises Equipment (CPE) -Local business hours except for connections where WSL has contracted to enhanced maintenance service, e.g. 24 Hours.

•                  The service cover period for X.25/Frame Relay connections as referenced in appendix 1 will not exceed March 2005 based on the IP VPN migration.

The Service Levels will apply if the site conditions are maintained.  Site conditions include housing of equipment in accordance with manufacturers’ instructions and any other conditions as notified by SITA to WSL in writing. In the event that the Service Levels set forth are not achieved at a WSL site where there is no uninterrupted power supply, and this non-conformance is unrelated to the supply of electrical power to this site, the Service Credit mechanism shall still apply.

Should SITA obtain engagements from a third-party ISP, SITA would then define a Managed ISP service SLA and apply this SLA with WSL as and when available.

1.2                                                       Future Requests for Service Levels

In the event that WSL wishes to order any of the Services in Section 1.1 above for locations, which are not listed in any of the Appendices, WSL shall contact SITA, in order to define and agree on the corresponding service levels.  In order for SITA to plan and implement the appropriate network resources WSL shall notify SITA as soon as reasonably practical of any advance forecasts of future Connections and developments requiring service levels.

WSL shall provide advance notice to SITA of exceptional peak usage, which may affect the operation of the Service.  These Service Level commitments are provided on a usage pattern based on the previous 12 months usage where applicable. In the event that the assumed usage pattern is not met, the Service Levels will not apply during the period when the abnormal pattern occurred. A pattern is deemed abnormal if it exceeds the designed parameters or tolerances.

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1.3                               Service Credits

WSL SCU BANK

SITA shall manage the debits and credits of SCUs into and out of the WSL’s bank account (“WSL SCU Bank”) as set forth below on a quarterly basis.  WSL’s SCU Bank will be maintained by SITA with statements issued to WSL each quarter or more frequently upon request.  Credits to and debits against the WSL SCU Bank will be reconciled at the end of each Contract Year and upon expiration or termination of the Agreement with any positive balance being applied to WSL’s invoice in the form of credits against the balance owed by WSL.  If the balance of the WSL SCU Bank at the end of the Term exceeds the balance owed, SITA shall provide WSL with a check equal to the difference between the balance of SCUs and the Charges owed by WSL for Services.

1 SCU               =                                         [**] USD

The monitoring, measurement, management and reporting of Service Levels will be carried out by SITA.

In all circumstances, the total amount of SCUs payable by SITA to WSL in relation to all failures in Service Levels, which occurred during a given Measurement Period, shall not be higher than 20 SCUs.

SITA agrees to make available to WSL any Service Level Agreements / Objectives provided to SITA by the chosen PTO(s) in a given country.

1.4                                                       Measurement Period

Unless otherwise stated the measurement period for any Service Level metric within this document is 1 (one) calendar month.

1.5                                                       Service Level Reports

Service Level reports are provided to help WSL to analyze the performance of the Services provided by SITA.  WSL will receive from SITA a Service Level report by the 20th calendar day of each month.

The Parties agree that the Service Level reports are to be treated as Confidential Information as per the terms of the General Terms and Conditions of this Agreement.

1.6                                                       Upgrade Recommendations by SITA

SITA may from time to time, recommend to WSL an upgrade for their VPN due to excessive traffic level increases. Where WSL decides not to implement a SITA recommendation and this results in SITA being unable to meet its Service Level requirements, WSL shall not be entitled to claim service credits from SITA, although SITA shall continue to provide WSL with Service Level reporting.

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[**] = Confidential treatment requested for redacted portion; redacted portion has been filed separately with the Commission.

Section 2                               Service Levels

2.1                                                       IPVPN Router / Site Availability

Intranet Connect Router (RA) / Site Availability (SA) is the availability of the virtual communication link, between a WSL CE router location and a SITA PE router to which the WSL CE is connected.

Router Availability consists of the time the router, its access link to the SITA PE Router and the SITA PE Router are up and running. It is expressed as a percentage of up time versus the total time for the observation period. It does not include Maintenance Windows.

RA is calculated as per the following formula:

RA =	Observation Period - Total Down-Time	x 100]
Observation Period

The measurement -period is one calendar month.

Mission Critical Site - dual lease line, dual routers with Hot Swap Router Protocol HSRP, dual port:

Service Level Parameter	Service Level Target	Service Credit

Router Availability	99.90%	2 SCUs per router not achieving Service Level Target

Single CPE Router connection with standard ISDN Dial backup to the same SITA Access Node (i.e. this excludes PPP Warm Standby Option) or Single CE Router, dual lease line to separate SITA Nodes:

Service Level Parameter	Service Level Target	Service Credit

Router Availability	99.50%	1 SCU per router not achieving Service Level Target

Single CPE Router connection without standard ISDN Dial backup located in countries listed in Appendix 4 only:

Service Level Parameter	Service Level Target	Service Credit

Router Availability	99.00%	1 SCU per Router not achieving Service Level Target

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Single CPE Router connection without standard ISDN Dial backup located in countries listed in Appendix 5 only:

Service Level Parameter	Service Level Target	Service Credit

Router Availability	96.00%	1 SCU per Router not achieving Service Level Target

Single CPE Router connection without standard ISDN Dial backup located in countries not listed in Appendix 4 or Appendix 5:

Service Level Parameter	Service Level Target	Service Credit

Router Availability	96.00%	No Service Credits applicable

2.1.1                                             Measurement Methodology

For each CE router, Router Availability is measured through the collection every 5 minutes of the Serial Interface Status parameters in the Cisco MIB and is reported in the IP VPN Monthly QOS Performance Report. The administration server via the SITA PE Router through which the WSL CE Router is connected carries out measurement.

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For sites without backup or sites with ISDN Dial Backup to the same SITA Access Node (does not include Warm Standby using PPP Dial to separate Network Access Server), Site Availability is equal to Router interface Availability

For sites with MCS Topology the Site is considered as not available if the two routers interfaces are not available during the same five minutes time interval.

Example:

Time Interval	Router 1 Avail.	Router 2 Avail.	Site Avail.
10/01/99 00h05	Up	Up	Up
10/01/99 00h10	Down	Up	Up
10/01/99 00h15	Up	Down	Up
10/01/99 00h20	Down	Down	Down

2.1.2                                             Service Credit Calculation

In the event that a Router Availability Service Level target failure is denoted within the monthly reports, SITA will confirm that a valid trouble ticket has been logged by WSL with the appropriate Global Customer Service Center (GCSC) for the router in question. Information contained within the trouble ticket will then be used to indicate whether Service to the router was restored via any warm-standby backup solution present. From analysis of this information, SITA will verify whether Service Credits are to be issued to WSL where the availability of the router for the month in question was deemed not to have met the Service Level set forth. Issues of this nature shall be discussed and mutually agreed during the regular operational review meetings.

2.1.3                                             Router Availability Exclusions

SITA commits to achieve the targets defined within this Performance Level Schedule subject to the following exclusion –

1.               Due to the limitation of the reporting system, SITA shall not pay any of the service credits set forth hereof, if and when the Router Availability does not meet the Service Level target for a given router where Service has been restored via a warm standby backup solution (such as a Dial on Demand Router that initiates a PSTN/ISDN call to the nearest SITA Network Access Server) in the event of a primary link failure.

2.               WSL shall not be eligible for Service Credits where non-conformance to the SLA target is due to WSL originated causes. As an example, Service Credits will not be issued when a router/site availability target is not met as a result of WSL switching-off the power-supply to the SITA managed router located on WSL premises.

2.2                                                       IPVPN Router to Router Round Trip Delay

Router-to-Router Round Trip Delay (RTRRTD) is the round trip delay of a packet of data measured from the CE (Customer Edge) Router, through the PE (Provider Edge) Routers to the remote CE Router. The measurement is carried out and reported in three segments –

•                  CE Router to PE (Provider Edge) Router (Access Segment A)

•                  PE to PE Router (ICN Core Segment)

•                  PE Router to CE Router (Access Segment B)

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Connecting through SITA Entry and Exit Access Nodes and within the same WSL’s Virtual Private Network (“VPN”).

For CE to PE paths the measurement is reported per Class of Service, PE to PE traffic is all Standard Class of Service consisting of lower priority data (D2).

2.2.1                                             Measurement Methodology (CoS)

Measurements are based on Service Assurance Agent Cisco feature (formerly named RTR: Response Time Reporter) which generates intrusive traffic between 2 interfaces of routers path to gather CoS statistics. The SAA global design is based on a sender/receiver model. The sender is a new type of router named shadow router (SH). The receiver is either any shadow or CE routers.

Performance tests are run between the sender and the receiver based on a configuration given by the SAA manager. Results are stored in the sender’s Management Information Base (MIB).

Then the SAA manager polls the SAA agent (shadow) every 15 minutes to retrieve results.

The measurement paths are:

•                  Shadow to Shadow - figuring the PE to PE path,

•                  Shadow to Customer Equipment – figuring the PE to CE path.

Two scenarios are used for the measurements and consists in 10 packets sent at 20 ms interval of:

•                  128 bytes for (SH, SH)

•                  128 bytes for (SH-CE)

The RTD of one measure is the average delay corresponding to the RTD of the ten packets per scenario.

RTRRTD measurements are restricted to pairs of routers that exchange data together through the SITA Network according to WSL’s data flow. The concerned router paths are defined as a list of pairs of routers.  The Measurement Period is one (1) calendar month.

2.2.2                                             RTRRTD Performance Targets

The committed targets for Router to Router Round Trip Delay (RTRRTD) include an allowance for the Leased Line Serialization Delay and Router Processing Delay.  The Leased Line Serialization Delay is a function of the Access Speed of the circuit.  The specific RTRRTD values applicable to each router pair are provided in Appendices 2 and 3.

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CE to PE Segment

Service Level Parameter	Service Level Target	Service Credit

Router to Router Round Trip Delay	See Appendix 2	1 SCU

PE to PE Segment

Service Level Parameter	Service Level Target	Service Credit

Router to Router Round Trip Delay	See Appendix 3	2 SCUs

2.2.2.1                                   Due Diligence

To ensure the most effective Class of Service Level the CE to PE RTRRTD Service Levels stated within Appendix 2, are indicative targets and for information purposes only for the first 3 months. SLA targets will be formulated following the installation of at least 3 IP VPN connection in a given country and the completion of 3 months due diligence.  At the end of this period the proposed SLA targets shall be mutually agreed with WSL.

2.2.2.2                                   IPVPN RTRRTD Exclusions

SITA commits to achieve the targets defined within this Agreement subject to the following exclusions –

1)              Where a Telecommunications Operator has for no more than four hours, re-routed the traffic that is normally routed over a non-satellite link, through a satellite link, due to an event of Force Majeure or other non-foreseeable event, and a RTRRTD Service Level target non-conformance occurs, Performance Levels and SCUs will not apply for the path in question over the relevant Measurement Period.

2)              A high Access Link Load value can affect the Router-to-Router Round Trip Delay and a high CPU utilization value can affect the Router Processing and Switching times. Therefore, Service Credit Units shall not apply where the RTRRTD Service Level target is not met and one or both of the applicable CE Routers monthly average values for:

•                  CPU utilization exceeds 20%

•                  Access Link Load exceeds 30%

•                  CPU utilization exceeds 20% - E-Commerce Agent (24x7 working hours) up to maximum tolerance levels

•                  Access Link Load exceeds 30% - E-Commerce Agent (24x7 working hours) up to maximum tolerance levels

The above values are subject to a 3-month due diligence period. At the end of this period the proposed SLA targets shall be mutually agreed with WSL.

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3)              If a non-standard Class of Service configuration change is carried out at WSL’s request and this reallocation of bandwidth between the classes causes an RTRRTD Service Level failure in any particular month, then no Service Credit shall apply for said failure(s). Additionally a new three- (3) month due diligence period shall then apply in the months following the failure for RTRRTD. At the end of the due diligence period, a new RTRRTD Service Level target shall be mutually agreed between the WSL and SITA.

2.2.3                                             Upgrade Recommendations by SITA

SITA may, from time to time, recommend to WSL an upgrade to their VPN due to excessive traffic level increases. Where WSL decides not to implement SITA’s recommendation and this results in SITA being unable to meet its Router to Router Round Trip Delay Service Level requirements, WSL shall not be entitled to claim service credits from SITA, although SITA shall continue to provide WSL with Service Level reporting.

2.2.4                                             Additional IPVPN Quality of Service (QoS) Measurement and Reporting

Further QoS reporting will be provided for the following components. It should be noted that some of the reporting metrics are available only where the “Class of Service” (CoS) element is included in the Service.

•                  IP Packet Loss

•                  Access Link Load

•                  CPU Utilization

2.2.4.1                                   IP Packet Loss

The IP Packet Loss is measured over the CE to PE segment of the path and over the PE to PE segment. IP Packet loss is measured per Class of Service for all classes. It is reported for both traffic directions regarding the CE to PE paths but as one single figure for PE to PE paths (redundant measures). The PE to PE IP Packet Loss is reported globally, as it is a performance common to all Customers using the concerned PE to PE backbone path. The measure over the PE to PE segment can not be WSL specific.

A performance highlight graph is added for the IP Packet Loss indicator. Two graphs are provided one for each traffic direction: CE to PE and PE to CE. Each graph provides details of the ten highest IP Packet Loss Ratio performances recorded for the respective traffic direction.

The traffic direction is indicated in the title of the graph:

•                  IP Packet Loss (CE to PE);

•                  IP Packet Loss (PE to CE);

The reference for the X-axis of two graphs is the Link Name (Router name – Serial interface) of the CE router.

2.2.4.2                                   Access Link Load

The Access Link Load measures the Load of the access circuit to the Router. Data is acquired either every hour or every 30 minutes depending upon the tool used. Measured are based on a collection of each InOctets (OutOctets) CISCO MIB for X25 and compared with the Access Speed. Access Link Load is a measure of the bandwidth utilization at the connection level for either X25 or FR access protocols. It is measured in both direction (in and out traffic) and compared with the access speed of the connection circuit. It is expressed as percentage.

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2.2.4.3                                   CPU Utilization

CPU Utilization measures the router CPU Utilization. Measurements are conducted every hour or every 30 minutes depending upon the tools used. Measured are based on the collection of the “AverageBusy5” CISCO MIB variable and consist of a percentage of the CPU in use. Reporting for CPU utilization is for WSL’s CE Routers only.

2.3                                                       Managed DSL Service Levels

SITA’s IP Service Node (Managed) service provides WSL with the ability to securely access its corporate Intranet using new access methods including Managed DSL access.  Key Service features include:

•                                          Two-way access to Intranet Connect

•                                          The ability to access the Internet via the PTO, which means the traffic does not transit the Intranet

•                                          Firewall functionality for the Managed DSL sites.

Service availability is subject to local and technical regulatory conditions.

The parties agree that for the six (6) months from the Effective Date of this SLA agreement:

(a)          The Service Level Objectives set forth in Table 1 below will apply for the DSL part of the Managed Service;

TABLE 1 – Managed DSL SERVICE LEVEL OBJECTIVES

COUNTRY	Belgium	France	Germany	Greece
MTTR	TBC	24 hours

DT indicates that they will provide a 3-hour response time on the DSL line between 08:00 – 20:00 hrs Monday – Friday; and between 08:00 – 16:00 hrs Saturdays. DT provides a target of 24 hours for the fault clearance if received within the period 0:00 – 20:00 hrs Monday – Friday.

TBC
LTC	15 business days	20 business days	4 - 6 weeks	TBC

COUNTRY	Hong Kong	Italy	Netherlands	Singapore
MTTR	24 hours	8 working hours (85% within 4 working hours)	Response time - 8 hours Recovery time - 48 hours	Less than 48 hours
LTC	30 business days	20 business days	25 business days	10 - 20 business days

COUNTRY	Spain	Sweden	Switzerland	UK
MTTR	3 working days	TBC	No commitment	By close of business the following business day
LTC	TBC	TBC	Best effort	DSL 5 business days PSTN 3 business days

Using the information from Section 2.3.1 above, the parties agree to meet at the beginning of the sixth (6th) month from the Effective Date to negotiate in good faith Service Levels with appropriate Credits for the Managed DSL Service.  The parties acknowledge that SITA reserves the right, where this is not feasible, to offer SLA commitments.

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2.4                                                       X25 and Frame Relay - Network Path Availability / Total Network Path Availability

Network Path Availability or NPA is the measurement, expressed as a percentage, of the availability of the virtual communication link between a SITA Entry Access Node and a SITA Exit Access Node.  It does not include Local Access Lines, Maintenance Windows and CPE. Network Path Availability is measured on a node-to-node basis.  The measurement and subsequent service credit allocation is on a per country basis.  The Measurement Period is one (1) calendar month.

Service Level Parameter	Service Level Target	Service credit

Network Path Availability	See Appendix 1	1 SCU per country where the network path does not meet the Service Level target

SITA shall meet the following service level for those Installation Sites at which dial back-up (DBU) service is installed.

•                  Each Service Component with DBU service installed will be Available/In-Service as set forth in Appendix 1, TNPA in each month, calculated as follows.

Available/In-Service =	Total Minutes in a Calendar Month - Total Interruption/Outage Time in the Calendar Month
Total Minutes in the Calendar Month

•                  For Total Network Path Availability (TNPA), “TNPA Interruption/Outage Time” means the period of time (measured in minutes) during which any Service Component (for the purposes of this section:  Service Component” only includes the virtual communications path between the MPDs, including the SITA entry access node and SITA exit access node on the SITA Backbone Network, and Access Lines) fails to meet any applicable Service Level/Performance Specification.  “TNPA Interruption/Outage Time” shall exclude only the following periods of time (measured in minutes) during which a Service Component is not performing in accordance with the Service Levels/Performance Specifications:  (a) scheduled maintenance of which WSL had been notified at least 48 hours in advance, to which WSL consented and which occurs outside of Normal Business Hours; (b) Force Majeure Conditions; and (c) Interruption/Outage Time of less than five minutes.

WSL will be paid only for failure to meet the TNPA target for those sites with dial backup

Service Level Parameter	Service Level Target	Service credit

Total Network Path Availability	See Appendix 1	1 SCU per country where the network path does not meet the Service Level target

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2.5                     X25 and Frame Relay - Network Transit Time / Total Network Transit Time

Network Transit Time (“NTT”) is the one-way delay for a packet of one hundred and twenty eight (128) bytes to be transmitted from a SITA Entry Access Node to a SITA Exit Access Node. It does not include the Local Access Lines.  It is measured on a node-to-node basis for the Service.  The measurement and subsequent service credit allocation is on a per country basis.  The Measurement Period is one (1) calendar month.

Service Level Parameter	Service Level Target	Service credit

Network Transit Time	See Appendix 1	1 SCU per country where the network path does not meet the Service Level target

2.5.1                                             Network Transit Time Exclusions

1)              Where a PTO has re-routed the traffic normally routed over a non-satellite link, through a satellite link, due to an event of Force Majeure or other non-foreseeable event, and a NTT Service Level target non-conformance occurs, Performance Levels and SCUs will not apply for the path in question over the relevant Measurement Period.

2)              If both the NPA and NTT performance levels are not met for the same path in the same month, a Service Credit will only be payable against the NPA non conformance.

2.6                                                       Restoration of Service

Restoration of Service (RoS) is the duration of time taken from when a trouble ticket is logged with the appropriate SITA Service Centre or is proactively opened by SITA at the appropriate SITA Service Centre and ends when the Service is restored to an operational level. This duration is calculated on information extracted from the trouble ticketing system, as per the following formula.

RoS                              =                             (Date/Time Clear) - (Date/Time Received) - (Defer time)

Where

Defer Time =                            Cumulated time where SITA is unable to progress the resolution of the fault due to events outside the responsibility of SITA as contained in this Agreement (e.g. local Customer contact unavailable, outside the scope of customer-defined contracted service with the local PTT, Force Majeure etc.)

SITA shall use all reasonable endeavours to restore the Service to those Customer sites within the time frames listed in the table below, during the agreed hours of cover according to the pre-defined severity level of the connection in question. The definitions of the severity levels are as follows:

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Severity Level	Fault Scenario
0	• BCC Only
1

•                  XIS’s supporting Airport

•                  Single customer connection outage

•                  Connection down without resilience (backup service)

•                  Server Outage

•                  Connection response slow – making service inoperable

•                  Customer was migrated from a previously functional service and has lost all or partial functionality

2

•                  Customer single connection – partial outage

•                  Connection down – service being supported by back-up service or work around

•                  Customer firewall hard down

•                  Engineer is at the customer site performing tests to resolve a fault

•                  Newly installed service is hard down – and cannot be used by the customer

3

•                  Slow or degraded service, slow response or delays – but still operational

•                  Server Outage – with workaround

•                  Application useable, but with slow response

•                  Newly installed service is degraded – operational in some applications only

It is essential that the Customer reports all faults to the appropriate SITA Service Centre (and a Trouble Ticket number is allocated).

Note: The following criteria apply for connections to be included within the BCC programme.

•                  Eligible connections are Boundary Routers, CPE, Hosts, Hubs, Servers, Gateways, Regional Servers, and Voice Hubs only.

•                  Appropriate Back Up is implemented on each connection

•                  A single point of contact available 24 hours a day. This Customer contact will be responsible for informing SITA of any planned work that may impact the performance of a Business Critical Connection and should be able to verify if any service outage is due to factors to which the Customer is responsible for.

•                  The Customer must obtain an appropriate extended maintenance contract with SITA or other supplier (eg. PTT) to ensure 24 hour fault fix is possible (eg PTT leased line failure) for each BCC connection.

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Service Levels

Service Level Parameter	Severity Level	*Restoration Time (All components)	Service Level	Service Credit
Restoration of Service	0 BCC	3 hours	90%	2 SCUs if target not met
	1	5 hours	80%	1 SCUs if target not met
	2	8 hours	80%	1 SCUs if target not met
	3	24 hours	N/A	Quality of Service Reporting Only

Service Level Parameter	Severity Level	Restoration Time (SITA network) Service Level Objective	Service Level	Service Credit
Restoration of Service	1	4 hours	80%	Quality of Service Reporting Only
	2	4 hours	80%	Quality of Service Reporting Only
	3	4 hours	N/A	Quality of Service Reporting Only

*Note: To ensure that the Service Levels and Service Credits are economically and technically feasible, the above parameters shall be reviewed and mutually agreed (3) months after performance reporting begins for all Services covered under this Service Level Agreement.  Sita will pursue best efforts to exceed the above targets in providing RoS.

Exclusions

1)              Faults where the Fault Cause Code is End user shall not be included within the measurement for RoS.

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2.7                                                       Service Delivery

Service Credits paid to WSL

Service Level Parameter	Service Level Target	Service Credit

CDD Confirmation	5 business days after validation of an order from WSL for at least 95% of all orders per month.	For every whole business day over the target SITA will deposit 1 SCU into the WSL SCU bank.

Service Level Parameter	Service Level Target	Service Credit

Notification of Ready for Service	If WSL dispatches a technician within 2 business days of SITA’s notification of RFS, and the technician learns upon arriving that SITA has not completed the connection.	SITA will deposit 1 SCU’s into the WSL SCU Bank for each affected connection.

Service Credits paid to SITA

Service Level Parameter	Service Level Target	Service Credit

Site Preparation Failure

WSL will provide written notice of a failure to prepare an Installation/Relocation Site for the implementation of the Service within 5 business days prior to the CDD/RCDD or immediately if the CDD/RCDD is less than 5 business days thereafter.

SITA will debit 1 SCU from the WSL SCU Bank. WSL will also liable for any costs incurred from third parties as a result of an aborted visit.

Service Level Parameter	Service Level Target	Service Credit

WSL Delay	If there is a WSL caused delay of greater than 1 month between the CAV (circuit availability date) and the RFS date.	SITA will debit 1 SCU from the WSL SCU bank for each additional months delay.

Service Level Parameter	Service Level Target	Service Credit

Expedite of Orders*	WSL may request the expedite of 15% of all orders placed per month without additional SITA charge.	For each successful expedite above 15% of all orders placed per month, SITA will debit 2 SCUs from the WSL SCU bank.

*Any expedite will be handled on a BEST EFFORTS basis. An expedite is measured as the installation of a connection within 75% of the CDD / RCDD.

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2.7.1                                             New Installation and Relocations

An installation is defined as a SITA accepted and validated, WSL requested Managed DSL or IPVPN connection implemented during the measurement period, ordered via the SITA Service Delivery Unit using the agreed ordering interface.

A relocation is defined as a SITA accepted and validated, WSL requested relocation of a SITA Managed DSL or IPVPN connection implemented during the measurement period, ordered via the SITA Service Delivery Unit using the agreed ordering interface.

2.7.2                                             Upgrades and Downgrades

An upgrade or downgrade is defined as being a SITA accepted and validated, WSL requested change. This must be provided in writing, using the agreed SITA ordering interface.

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Section 3                                         Definitions

The definitions in the SITA General Terms and Conditions in addition to the following shall apply to this Performance Level Schedule:

Term	Definition
“Access Node”

A node of the SITA Network to which a Local Access Line is to be connected to provide the services referred to in the Agreement; it is hereby acknowledged that an Access Node may be either a SITA Entry Access Node or a SITA Exit Access Node.

“Activity Period”	The month in which the services were provided.
“Agreement”	The contract for Services between SITA and WSL, to which this SLA forms a part.
“CE” (Customer Edge Router)	A CE Router is a SITA managed router normally located at WSL premises, usually connected to the SITA Network via a PTO leased line.
“Change”	An alteration of WSL’s requirements for the Service.
“Connection”

A connection to the SITA Network via Local Access Lines or by dial-in access of equipment located at the offices of WSL (workstation, computer equipment or any other terminal equipment), where SITA provides the Service to WSL.

“CPE (Customer Premise Equipment)”	The equipment located on a WSL premise that is managed by SITA.
“Environmental Conditions”	The environmental conditions at a Location, suitable for the proper operation of the CPE.

“Measurement Period”	The period of time during which a particular Service Level is measured.
“GCSC”	Global Customer service Centers providing Fault management and help desk support to WSL.
“Location”	Each WSL or User site provided with Network Services, all of which are identified in signed SITA Order Forms.
“Maintenance Windows”

The periods during which SITA performs the maintenance of the SITA Network. Maintenance Windows occur during low network traffic periods. Maintenance is necessary to implement generic changes to, or generic version updates of, the SITA Network.

“Month”	A calendar month.
“Network Services”	The SITA data network services as described in the applicable Service description.
“Network”	SITA’s network for the provision of the Network Services, excluding Tail Circuits, public networks and CPE.
“Outage”	The non-availability of the Service at a Location, specifically that WSL or User cannot send or receive data using the Service.
“PE” (Provider Edge Router)	A PE is a SITA managed router allowing the access to the SITA IP Network. It is normally located in a SITA centre.
“POP” (Point of Presence)	A POP is the nearest access point to the SITA Network. It is normally an access node and is connected to CE with PTO leased lines.
“POP” (Point of Presence)	A POP is the nearest access point to the SITA Network. It is normally an access node and is connected to CE with PTO leased lines.

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Term	Definition
“PTO” or “Public Telecommunications Operator”	Entities authorized to own, lease and operate telecommunications circuits.
“Resolve” or “Resolution”	The question(s) asked by WSL has been answered by SITA and takes place at the time when SITA’s answer is sent electronically to WSL
“Scheduled Maintenance”

Maintenance scheduled by SITA to occur during low network traffic periods three to five times per year to implement generic changes to, or generic version updates of, the Network and lasting an average of five minutes each.

“Service Cover Period”	The times during the day when the Service Levels shall apply.
“Service Levels”	The service and performance standards as detailed in this Performance Level Schedule.
“SITA Entry Access Node”	The Access Node to which a Connection is linked.
“SITA Exit Access Node”	The Access Node to which WSL Host is connected.

“Tail Circuit”	A telecommunications circuit or other capacity and attached modems leased from a PTO — connecting Locations to the Network.
“Third Party Intervention”	Intervention by any person not authorized by SITA.
“VPN”	Virtual Private Network
“WSL Host”	WSL’s computer (s) designated by WSL and located in the place designated by WSL.

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Section 4                                         Appendices

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Appendix 1                                   X.25 Frame Relay Service Levels NTT, NPA and TNTT*

*TNTT targets are provided only for information purposes

Country-to-Country		Contractual
Host	Remote	NPA	X.25 NTT	Frame Relay NTT	TNPA (w DBU)	TNTT
USA		%	ms	ms	%	ms
Atlanta	Austria	99.80	225	215	99.65	255
	Belgium	99.80	270	165	99.65	205
	Rep of Czech	99.80	230	220	99.65	260
	Denmark	99.80	145	145	99.65	185
	Egypt	99.80	275	265	99.65	305
	Norway	99.80	165	165	99.65	205
	France	99.80	145	145	99.65	185
	Germany	99.80	135	135	99.65	175
	Greece	99.80	200	195	99.65	235
	Guam	99.70	240	230	99.55	270
	Hungary	99.80	200	195	99.65	235
	Iceland	99.65	145	140	99.50	180
	Ireland	99.80	145	145	99.65	185
	Israel	99.80	170	165	99.65	205
	Italy	99.65	175	170	99.50	210
	Kuwait	99.80	580	565	99.65	605
	Luxembourg	99.80	140	140	99.65	180
	Malta	99.80	140	140	99.65	180
	Morocco	99.40	335	320	99.25	360
	Netherlands	99.80	215	215	99.65	190
	Finland	99.80	140	140	99.65	180
	Poland	99.70	245	240	99.55	195
	Portugal	99.80	200	195	99.65	235
	Romania	99.30	220	215	99.15	255
	Russia	98.75	405	390	99.60	430
	Saudi Arabia	99.80	355	345	99.65	385
	Spain	99.75	165	165	99.60	205
	Sweden	99.80	145	145	99.65	185
	Switzerland	99.80	160	160	99.65	200
	Turkey	99.30	230	220	99.15	260
	UK	99.80	120	120	99.65	160

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Appendix 2                                   IPVPN RTRRTD CE to PE Service Levels

If CE router in same city as PE router indicative target is 60ms

CE Router Name	PE Router Name	D1 / Interactive Traffic Class RTRRTD (ms)

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Appendix 3                                   IPVPN RTRRTD PE to PE Service Levels

Host A	Site B	D2 Traffic Class RTRRTD (ms)
Atlanta	Australia	300
	Austria	175
	Belgium	145
	China	310
	Rep of Czech	170
	Denmark	150
	Egypt	220
	Norway	170
	France	170
	Germany	170
	Greece	210
	Guam	240
	Hong Kong	325
	Hungary	170
	Iceland	170
	India	275
	Ireland	150
	Israel	274
	Italy	165
	Japan	255
	Korea	280
	Kuwait	tbd
	Luxembourg	155
	Malta	150
	Morocco	140
	Netherlands	190
	Finland	155
	Poland	160
	Portugal	140
	Romania	140
	Russia	210
	Saudia Arabia	150
	Singapore	390
	Spain	170
	Sweden	200
	Switzerland	170
	Turkey	275
	Ukraine	210
	UK	150
	Western Samoa	150

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Appendix 4           Router Availability - Single CPE/ CE Router connection without ISDN Dial backup - 99 % Service Level Commitment

Australia

Austria

Belgium

Brunei Darussalam

Czech Republic

Denmark

Finland

France

Germany

Gibraltar

Hong Kong

Ireland

Israel

Italy

Japan

Korea (Republic of)

Luxembourg

Malta

Monaco

Netherlands

New Zealand

Northern Mariana Islands

Norway

Portugal

Poland

Singapore

Spain and Canary Islands

Sweden

Switzerland

United Kingdom

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Appendix 5           Router Availability - Single CPE/CE Router connection without ISDN Dial backup - 96 % Service Level Commitment

Armenia

China

Egypt

Estonia

Faroe Islands

Ghana

Guam

Hungary

Moldova (Republic of)

Namibia

Nepal

Romania

Russian Federation

Saudi Arabia

Senegal

Seychelles Islands

South Africa

Taiwan (Province of China)

Ukraine

Yugoslavia

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ATTACHMENT WF –
WORLDSPAN FORECAST

Worldspan provided Location Forecast	2003	2004	2005	2006	2007
Argentina	30	21	21	12	10
Aruba	5	5	5	5	5
Australia	3	1	0	0	0
Austria	0	0	0	0	0
Bahamas	20	0	0	0	0
Belgium	37	14	5	4	3
Brazil	15	3	0	0	0
Canada	98	90	82	82	82
Cayman Islands	5	5	0	0	0
China	1	1	1	1	1
Czech	1	1	1	1	1
Denmark	38	14	6	4	4
Dominican Republic	4	4	2	2	2
Egypt *	2	2	2	2	2
El Salvador	2	2	1	1	1
Finland	0	0	0	0	0
France	51	15	6	6	6
Germany	53	14	9	9	9
Greece	159	111	63	15	5
Guam	9	3	3	3	3
Hong Kong	5	3	3	3	3
Hungary	14	2	2	2	2
India	1	1	1	1	1
Ireland	137	101	65	29	17
Israel	273	165	57	10	5
Italy	102	54	10	10	10
Jamaica	14	0	0	0	0
Japan	105	81	57	33	9
Korea	65	41	17	3	3
Malta	1	1	1	1	1
Marshall Islands	2	0	0	0	0
Morocco	1	0	0	0	0
N. Mariana Islands	3	0	0	0	0
Netherlands	108	60	16	10	5

1

Worldspan provided Location Forecast	2003	2004	2005	2006	2007
Norway	30	3	3	3	3
Peru	10	0	0	0	0
Poland	33	21	9	5	5
Portugal	5	2	2	2	2
Puerto Rico	5	4	0	0	0
Romania	45	33	21	9	3
Saudi*	6	6	6	6	6
Singapore	5	5	5	5	5
South Africa*	2	2	2	2	2
Spain	21	5	5	5	5
Sweden	51	27	11	7	3
Switzerland	10	6	2	2	2
Turkey	2	2	2	2	2
UK	589	469	349	229	109
Ukraine	1	0	0	0	0
Uruguay	2	2	2	2	2
Venezuela	3	0	0	0	0
Western Samoa	1	1	1	1	1
Totals	2185	1403	856	529	340

Assumptions:

These numbers reflect year-end forecasts.

Assume that ultimately only 20%* of the listed locations will require a dedicated Frame Relay solution.

The remaining locations require low-cost xDSL or broadband solutions.

Egypt, Saudi Arabia and South Africa numbers reflect the current number of circuits required to connect in-country networks to Worldspan.

* As verbalised by WSL to SITA (ATL Dec 2003).

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